   As filed with the Securities and Exchange Commission on September 20, 1999


                                                      Registration No. 333-78885
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                           --------------------------


                                AMENDMENT NO. 4
                                       TO
                                    FORM S-1


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                              GREATFOOD.COM, INC.

             (Exact name of Registrant as specified in its charter)

          WASHINGTON                         5961                  91-1694451
  (State or jurisdiction of      (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)       Classification No.)         Identification
                                                                      No.)

                           2731 EASTLAKE AVENUE EAST
                               SEATTLE, WA 98102
                                 (206) 322-7539

         (Address and telephone number of principal executive offices)

                                BENJAMIN NOURSE
                            CHIEF EXECUTIVE OFFICER
                              GREATFOOD.COM, INC.
                           2731 EASTLAKE AVENUE EAST
                               SEATTLE, WA 98102
                                 (206) 322-7539

           (Name, address and telephone number of agent for service)
                           --------------------------

                                   COPIES TO:

        THOMAS S. HODGE, ESQ.                     BRUCE ALAN MANN, ESQ.
        NOELLE E. COOPER, ESQ.                     JAMES H. LAWS, ESQ.
      SOFIA S. MICHELAKIS, ESQ.                  Morrison & Foerster LLP
  Heller Ehrman White and McAuliffe                 425 Market Street
         6100 Columbia Center                  San Francisco, CA 94105-2482
           701 Fifth Avenue                           (415) 268-7000
        Seattle, WA 98104-7098
            (206) 447-0900

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                           --------------------------


    If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act, please check the following box. /X/


    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                               OFFERING PROSPECTUS
                                               SUBJECT TO COMPLETION, SEPTEMBER
                                               20, 1999



      2,500,000 SHARES OF SERIES D CONVERTIBLE, REDEEMABLE PREFERRED STOCK
                                 $    PER SHARE



                          [LOGO]

GreatFood.com is selling 2,500,000 shares of its Series D Convertible, Redeemable Preferred Stock. Each share of Series D preferred stock is convertible into one share of common stock as more fully described in this prospectus.



Dividends on the Series D preferred stock are cumulative and will cumulate and accrue on a semi-annual basis, at the annual rate of 8% of the purchase price, from the date of issuance.



Upon the liquidation of GreatFood.com, holders of shares of Series D preferred stock will have the right, together with holders of shares of GreatFood.com's Series C preferred stock, to receive their purchase price plus all accrued but unpaid dividends on such shares, prior to any assets being distributed to holders of common stock or other series of preferred stock. Holders of Series D preferred stock will also share, together with holders of Series C preferred stock, in the remaining assets distributed to holders of common stock, after payment is made to holders of other series of preferred stock, as more fully described in this prospectus.



If requested by holders of a majority of the outstanding shares of Series D
preferred stock at any time after October   , 2004, GreatFood.com will redeem
all outstanding shares of Series D preferred stock at a price equal to the purchase price paid for such shares plus all accrued and unpaid dividends. The redemption will be done in three equal annual installments beginning on the date stated in the request.



We expect the price in this offering to be between $4.00 and $5.00 per share. The securities will not be listed on any national securities exchange or the Nasdaq Stock Market. No public market currently exists for our stock and we do not expect a public market to develop.



                                                                                          PER SHARE       TOTAL
                                                                                         -----------  -------------
Public price...........................................................................   $    4.00   $  10,000,000
Placement agent commissions............................................................   $           $
Proceeds to GreatFood.com..............................................................   $           $



THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 6.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


We have entered into an agreement with WR Hambrecht & Company, LLC to act as a placement agent with respect to this offering. WR Hambrecht is not required to sell a specific number or dollar amount of securities. WR Hambrecht and some of our existing shareholders have indicated an interest in purchasing $4,500,000 of the Series D preferred stock, but they are not obligated to do so.


                                     [LOGO]

                                         , 1999

[INSIDE FRONT COVER ART DESCRIPTION]

[GREATFOOD.COM LOGO]

[Images depict pages of the GreatFood.com Web site, including the GreatFood.com home page at www.greatfood.com and a page from GreatFood.com retail shop. The images incorporate logos of Verisign and Truste.]

From our home page, visitors can access several different areas of our site, each designed to enhance the browsing and shopping experience for its intended audience. The retail shop offers a variety of products for sale to retail customers. The corporate gifts area offers selected products and etiquette tips specifically geared for corporate gifting. Our wholesale area offers products by the case at wholesale prices to registered specialty shops, gift basket companies, caterers and restaurants. About greatfood.com provides information about our company history, policies, becoming a supplier, testimonials and awards we have won.

Site navigation tabs on every page allow visitors to move easily between the different areas of the site.

Our electronic shopping cart and online credit card processing make the ordering process simple, convenient and secure.

We emphasize special selections which change regularly, including our Express Shoppe, Special Offers, and Seasonal Suggestions.

We make it easy to shop for our wide variety of specialty food products by offering customers the ability to browse products by food category, meal occasion, price range or brand. Or they can search for something specific by typing in a keyword.

It's easy to access food related information, including product reviews written by our in-house food expert, recipes, and an online message forum with comments and suggestions from other visitors.

We emphasize customer service throughout the site. Frequently asked questions, shipping costs and policies, contract phone numbers and security information are all readily accessible.

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our Series D preferred stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.


                            ------------------------

                               TABLE OF CONTENTS


                                                                                                                PAGE
                                                                                                                -----
Prospectus Summary.........................................................................................           1

The Offering...............................................................................................           2

Summary Financial Data.....................................................................................           5

Risk Factors...............................................................................................           6

Special Note Regarding Forward Looking Statements..........................................................          17

Use of Proceeds............................................................................................          18

Dividend Policy............................................................................................          18

Capitalization.............................................................................................          19

Dilution...................................................................................................          20

Selected Financial Data....................................................................................          21

Management's Discussion and Analysis of Financial Condition and Results of Operations......................          22

Business...................................................................................................          31

Management.................................................................................................          47

Relationships with GreatFood.com and Related Transactions..................................................          53

Principal Shareholders.....................................................................................          55

Description of Capital Stock...............................................................................          57

Shares Eligible For Future Sale............................................................................          62

Plan of Distribution.......................................................................................          63

Legal Matters..............................................................................................          64

Experts....................................................................................................          64

Where to Find Additional Information About GreatFood.com...................................................          64

Index to Financial Statements..............................................................................         F-1


                            ------------------------

    "GreatFood.com" and the GreatFood.com logo are trademarks of GreatFood.com, Inc. All other trademarks or tradenames referred to in this prospectus are the property of their respective owners.

    Information contained on our Web site does not constitute a part of this prospectus.

                               PROSPECTUS SUMMARY


    THIS SUMMARY HIGHLIGHTS INFORMATION DESCRIBED MORE FULLY ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY.


                                 GREATFOOD.COM

Our Business:..............  GreatFood.com is an electronic commerce company focused on the sale of gourmet and specialty food over the Internet to the retail, corporate gift and wholesale markets.

Our Opportunity:...........  There is no dominant retailer within the gourmet and specialty food market--a market which we believe exceeded $30 billion at the retail level in 1998. Furthermore, this market is
                             characterized by a fragmented supplier and distribution
                             network. This limits the product choices and shopping
                             convenience available to both retail and wholesale customers.
                             As a result of these factors, we believe electronic commerce provides opportunities to improve the specialty food shopping experience and selection in both the retail and wholesale
                             markets.

Our Strategy:..............  We plan to utilize the following strategies to be the leading online provider of specialty food:

                             - expand brand recognition;

                             - utilize our suppliers as our "virtual warehouses";

                             - expand the breadth and depth of our product offerings;

                             - take advantage of the relationship between retail and
                             wholesale distribution channels;

                             - acquire leading market share to leverage economies of scale;
                               and

                             - expand internationally.

Our Distribution:..........  We have established strategic supplier relationships with specialty food manufacturers, distributors and importers who ship products directly to customers on our behalf. As a result, each of our suppliers serves as a GreatFood.com "virtual
                             warehouse." This direct supplier to customer fulfillment model enables us to:

                             - minimize inventory related risks and holding costs;

                             - limit overhead costs;

                             - offer a broad range of perishable and non-perishable
                               products; and

                             - provide prompt delivery.

                             While we believe this model provides significant advantages, it also presents challenges associated with ensuring timely
                             shipment and packaging which is consistent with our brand
                             identity.

Our Marketing:.............  We target potential online customers, both retail and wholesale, in a proactive manner. We have entered into
                             promotional agreements or partnering arrangements with Peapod,
                             America Online and Excite. We use a mix of traditional and online marketing techniques, including online and print
                             advertising, direct mail, public relations and trade shows.

Our Competition:...........  Although there is no dominant retailer in the gourmet and specialty food market, the specialty food market is extremely competitive. We face competition from traditional physical store and catalog retailers, as well as other online retailers.
                             Moreover, we expect more online competitors in the future as barriers to entry are low.

Our Web Site:..............  Our online store is accessed on the Internet at
                             WWW.GREATFOOD.COM. It provides pictures and detailed
                             information relating to specialty food products, and is
                             conveniently organized by category, brand, or meal occasion.
                             Shoppers can search for, browse and select products throughout the store and place their selection in a "virtual shopping cart" for purchase. Traffic on our Web site reached 1.2 million
                             "unique visits" in 1998 and approximately 1.6 million "unique visits" in the first six months of 1999.


                                  THE OFFERING


Securities Offered...........................  2,500,000 shares of Series D Convertible,
                                               Redeemable Preferred Stock.

Dividends....................................  Dividends will be cumulative and will cumulate and accrue on a semi-annual basis,
                                               without interest, at the annual rate of 8% of
                                               the purchase price per share from the date of
                                               issuance. The Series D preferred stock is
                                               ranked equally with GreatFood.com's Series C
                                               preferred stock and senior to GreatFood.com's
                                               Series A and B preferred stock and common
                                               stock in its right to receive dividends.

Liquidation Preference.......................  The Series D preferred stock is ranked equally with GreatFood.com's Series C
                                               preferred stock and senior to GreatFood.com's
                                               Series A and B preferred stock and common
                                               stock in liquidation preference. Upon the
                                               liquidation, dissolution or winding up of
                                               GreatFood.com, GreatFood.com's assets will be
                                               distributed as follows:

                                               -If the net proceeds from the liquidation
                                               event are equal to or less than the aggregate
                                                price paid for the outstanding shares of
                                                Series C and D preferred stock, plus all
                                                accrued and unpaid dividends on such shares,
                                                then the net proceeds will be distributed
                                                among all holders of Series C and D
                                                preferred stock in proportion to the
                                                liquidation value of their shares;

                                               -If the net proceeds are greater than the
                                                aggregate price paid for the outstanding
                                                shares of Series C and D preferred stock
                                                plus all accrued and unpaid dividends on
                                                such shares, then the net proceeds will be
                                                distributed as follows:

                                               (1) an amount equal to the aggregate price
                                                   paid for the outstanding shares of Series
                                                   C and D preferred stock plus all accrued
                                                   and unpaid dividends on such shares will
                                                   be distributed to all holders of Series C
                                                   and D preferred stock in proportion to
                                                   the liquidation value of their shares;

                                               (2) the remainder of the net proceeds will be
                                                   distributed (a) first to the holders of
                                                   Series A and B preferred stock to return
                                                   their purchase price in proportion to the
                                                   liquidation value of their shares, (b)
                                                   second to all holders of common stock to
                                                   return their cost, and (c) third to all
                                                   holders of common stock and holders of
                                                   Series C and D preferred stock as if such
                                                   shares were converted to common stock.

Voting Rights................................  The holders of Series D preferred stock will be entitled to vote on all matters submitted
                                               to GreatFood.com's shareholders and will be
                                               entitled to one vote for each share of common
                                               stock into which the Series D preferred stock
                                               is convertible. Also, a number of corporate
                                               actions will require the approval of at least
                                               a majority of the outstanding shares of
                                               Series D preferred stock as more fully
                                               described in "Description of Capital Stock --
                                               Preferred Stock" on page 57.

Conversion Rights............................  The Series D preferred stock is convertible into common stock, at the option of the
                                               holder, at any time, at an initial conversion
                                               rate of one share of common stock for each
                                               share of Series D preferred stock. The
                                               conversion rate will be adjusted if there is
                                               a stock split, stock dividend, combination of
                                               shares or other change in GreatFood.com's
                                               common stock or GreatFood.com makes a
                                               dilutive issuance of common stock, as more
                                               fully described in "Description of Capital
                                               Stock -- Preferred Stock" on page 57.

                                               GreatFood.com may require the conversion of
                                               all outstanding shares of Series D preferred
                                               stock either (a) upon completion of an
                                               underwritten public offering with net
                                               proceeds of at least $15,000,000 and a price
                                               per share of at least $8.00 or (b) if the
                                               holders of a majority of the outstanding
                                               shares of Series D preferred stock elect to
                                               convert.

Redemption Rights............................  If requested by the holders of a majority of outstanding shares of Series D preferred
                                               stock at any time after October   , 2004,
                                               GreatFood.com will redeem all outstanding
                                               shares of Series D preferred stock at a price
                                               per share equal to the price paid for the
                                               shares plus all accrued and unpaid dividends
                                               as follows:

                                               - one third of the shares will be redeemed on
                                               the date stated in the written request;

                                               - an additional one third of the shares will
                                               be redeemed on the first anniversary of such
                                                 date; and

                                               - the final one third of the shares will be
                                                 redeemed on the second anniversary of such
                                                 date.

Common stock equivalents to be outstanding
  after this offering........................  6,552,532 shares(1)

Use of proceeds..............................  For expansion of advertising and promotion, implementation of a new order processing
                                               system, increases of our management team and
                                               personnel, expansion of our business
                                               operations and general corporate purposes.
                                               See "Use of Proceeds" at page 18 for more
                                               information.


------------------------------


(1) This includes 4,948,368 shares of common stock to be issued upon conversion of all outstanding shares of Series A, B and C preferred stock and 2,500,000 shares of Series D preferred stock. This also does not include 1,632,888 shares reserved as of August 31, 1999 for future issuance as follows: (a) 991,000 shares of common stock reserved for issuance pursuant to outstanding options granted under our 1997 Stock Incentive Plan; (b) 318,811 shares of common stock reserved for issuance pursuant to outstanding warrants; and (c) 323,077 shares of common stock reserved for issuance upon conversion of Series C preferred stock issuable upon the exercise of warrants which will become exercisable on January 31, 2000 if GreatFood.com has not completed an underwritten public offering with an aggregate offering price of at least $10,000,000 and a price per share of at least $10.00 by that date. If these warrants become exercisable, they will reduce the effective price for the shares of Series C preferred stock from $5.00 to $3.25 per share. This also does not include 609,000 shares reserved as of August 31, 1999 for issuance pursuant to future grants under our 1997 Stock Incentive Plan.



    GreatFood.com's principal offices are located at 2731 Eastlake Avenue East, Seattle, WA 98102.

                             SUMMARY FINANCIAL DATA
                         SUMMARY FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                SIX
                                               FISCAL YEAR ENDED           MONTHS ENDED
                                                  DECEMBER 31,               JUNE 30,
                                          ----------------------------   -----------------
                                           1996      1997       1998      1998      1999
                                          -------   -------   --------   -------   -------
STATEMENT OF OPERATIONS DATA:
Net revenues............................  $    18   $   120   $    748   $    65   $   410
Gross profit............................        4        28        143        12        64
Loss from operations....................      (61)      (83)    (1,493)     (145)   (2,524)
Net loss................................      (40)      (82)    (1,463)     (145)   (2,488)
Basic and diluted net loss per share....    (0.04)    (0.06)     (0.93)    (0.09)    (1.58)


                                                    AS OF JUNE 30, 1999
                                                    -------------------
                                                    ACTUAL  AS ADJUSTED
                                                    ------  -----------
BALANCE SHEET DATA:
Cash and cash equivalents.........................  $3,438    $ 13,098
Total assets......................................   4,210      13,870
Mandatorily redeemable convertible preferred
  stock...........................................   2,993      12,653
Total shareholders' equity........................     396         396



    The as adjusted information above gives effect to our receipt of the estimated net proceeds from the sale of 2,500,000 shares of Series D preferred stock in this offering at an assumed price of $4.00 per share.

                                  RISK FACTORS


    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE YOU DECIDE TO BUY OUR STOCK. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY AND ADVERSELY AFFECTED. IF THIS OCCURS, THE VALUE OF OUR STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR STOCK.


                  RISKS RELATED TO GREATFOOD.COM'S OPERATIONS

OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS.

    We were incorporated in August 1995, began operations in March 1996. As of June 30, 1999 we had generated total revenues of $1,295,000 since inception. Accordingly, we have a limited operating history upon which you may evaluate us. You must consider our prospects in light of the risks, uncertainties, expenses and difficulties frequently encountered by early stage companies like us in new and rapidly evolving markets, including the market for the sale of goods and services on the Internet. To address these risks we must:

    - attract and retain a larger number of retail and business customers to our online store;

    - increase our profit margin;

    - increase awareness of the GreatFood.com brand;

    - attract a significant number of high quality suppliers and expand our product offerings;

    - work with our suppliers to develop and expand order fulfillment processes and systems to ensure prompt delivery of customer orders;

    - respond effectively to competitive pressures;

    - upgrade and develop our information systems to effectively manage rapidly expanding operations and traffic on our Web site;

    - attract, retain and motivate qualified personnel; and

    - anticipate and adapt to a developing market.


    We may not be able to successfully accomplish all of these objectives, and if we fail to do so, our business, financial condition, and operating results will be harmed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 22 for more information on our limited operating history.


WE ARE NOT PROFITABLE AND EXPECT TO CONTINUE TO INCUR LOSSES FOR THE FORESEEABLE FUTURE.

    We have not achieved profitability and expect to incur significant operating losses for the foreseeable future. As of June 30, 1999, we had an accumulated deficit of $4.0 million. We incurred net losses of $2.5 million during the first six months of 1999, $1.4 million in 1998, $81,937 in 1997, and $39,833 in 1996.
We expect our operating losses will increase in future periods because we expect to incur additional costs and expenses related to:

    - marketing and promotional activities to enhance the GreatFood.com brand;

    - implementation of a new order processing system to link us to our suppliers, improve order processing and expand the capacity of order fulfillment;

    - improvements and enhancements to our Web site;

    - expansion of our retail product offerings and Web site content;

    - expansion of our wholesale program and implementation of our international program; and

    - attracting and retaining talented personnel.


    We will need to generate significant revenues to achieve profitability and we may not be able to do so. Even if we do achieve profitability, we may not be able to sustain it. If our revenues grow more slowly than we anticipate or if our operating expenses exceed our expectations, our financial results would be harmed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 22 for more information on our operating history.



WE MAY BE UNABLE TO MEET OUR FUTURE CAPITAL REQUIREMENTS.



    We believe that our current cash resources, combined with the net proceeds from this offering, are sufficient to meet our anticipated working capital and capital expenditure requirements only until the middle of the year 2000. As a result, we will need to raise a significant amount of additional capital after the first half of the year 2000. Prior to raising this capital, the limited amount of our capital resources may limit our ability to:



    - fund more rapid expansion;



    - respond to competitive pressures;



    - acquire complementary businesses; or



    - finance our operations if our revenues are lower than expected or our expenses are greater than expected.



    We may not be able to obtain the additional financing we may require on favorable terms, or at all. If adequate capital is not available on acceptable terms, we may not be able to fund expansion and may have to curtail operations significantly.



OUR OPERATING RESULTS ARE VOLATILE AND DIFFICULT TO PREDICT.



    Our operating results have fluctuated on a quarterly basis in the past and may fluctuate significantly in the future. Many of the factors which could cause these fluctuations are outside of our control. Factors that may harm our business or cause our operating results to fluctuate include those discussed in greater detail in this section and the following:


    - our ability to obtain new customers or encourage repeat purchases;

    - the ability of our competitors to offer new or enhanced Web sites, services or products;

    - fluctuations in the amount of consumer spending on specialty food and gifts;

    - our ability to manage order fulfillment and maintain or increase gross margins;

    - our ability to obtain a breadth of desirable products for sale on our Web site;

    - the termination of existing, or failure to develop new, marketing relationships which would give us exposure to traffic on other Web sites; and

    - the amount and timing of operating costs and capital expenditures relating to expansion of our operations.

BECAUSE THE DEMAND FOR OUR PRODUCTS IS SEASONAL, OUR QUARTERLY SALES WILL CONTINUE TO FLUCTUATE AND WE MAY HAVE INSUFFICIENT CASH FLOW TO MAINTAIN OUR OPERATIONS.


    We have experienced, and expect to continue to experience, substantial seasonality in our sales. Approximately 86% of our 1998 net sales were realized in the fourth quarter. Since most of our operating costs are not directly related to our sales volume, these seasonal sales patterns may result in insufficient cash flow to support our operations during the times of the year when our sales are lower. This seasonality reflects a combination of seasonal fluctuations in Internet usage as well as traditional retail seasonality for the gift and "special occasion" oriented products we offer. We plan to increase our advertising and promotional spending even more significantly in the third quarter of 1999 and hire additional employees to handle the increased order activity which we expect to occur in the fourth quarter of 1999. If sales fall below expectations in the fourth quarter, the value of our stock could decline.


WE MAY NOT BE ABLE TO ACHIEVE THE BROAD RECOGNITION OF THE GREATFOOD.COM BRAND NECESSARY FOR SUCCESS.


    We believe that broader recognition and a favorable consumer perception of the GreatFood.com brand are essential to our future success. Accordingly, we intend to continue to pursue a substantial advertising and marketing campaign to establish the GreatFood.com brand. This campaign will involve significant expense. See "Use of Proceeds" on page 18. If we are unable to achieve broader brand recognition, we may be unable to increase future revenues and we may never recover these expenses. In addition, even if brand recognition increases, the number of new customers or the number of transactions in our online store, and consequently our revenues, may not increase.


THE LOSS OF THE SERVICES OF ONE OR MORE OF OUR KEY PERSONNEL OR OUR FAILURE TO HIRE, INTEGRATE OR RETAIN OTHER QUALIFIED PERSONNEL COULD DISRUPT OUR BUSINESS.

    We depend upon the continued services and expertise of our Chairman and Chief Executive Officer, Benjamin Nourse, and our President, William Cuff. The loss of the services of Mr. Nourse or Mr. Cuff may make us unable to continue our operations. Mr. Nourse and Mr. Cuff are not bound by employment agreements for any specific term. Our future success also depends on our ability to attract and retain additional qualified technical, operating, marketing and customer service personnel. Competition for qualified personnel in the Internet industry is intense and we may not be able to retain or hire necessary personnel.

OUR EFFORTS TO DEVELOP OUR WHOLESALE BUSINESS MAY NOT BE SUCCESSFUL.

    Prior to December 1998, we focused our operations exclusively on sales to retail consumers. In December 1998, we launched an initial version of our wholesale program through which we sell products to retailers in bulk quantities at wholesale prices. Our expansion into this area will require significant additional expenses and management resources to develop, market and promote this program. As a result, this expansion may strain our management, financial and operational resources. To date, we have had limited experience in the wholesale market and our wholesale sales have only generated limited revenue. Certain aspects of our business model may limit the growth of our wholesale business. These include:

    - retailers' unfamiliarity with Internet commerce;

    - limitations of our current order processing system which require us to base our shipping charges on estimated rather than actual costs;

    - our current inability to extend credit to wholesale purchasers; and

    - potentially higher shipping costs due to our inability to consolidate orders because we do not operate a warehouse.


    As a result, we may not be able to successfully expand into the wholesale market and may not be able to recover our expenses in developing this program. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" on page 22.


OUR INTERNATIONAL EXPANSION EFFORTS MAY NOT BE SUCCESSFUL.

    We are in the process of developing a Canadian GreatFood.com site and establishing a network of suppliers in Canada which will offer products to customers in Canada. In addition, we currently contemplate replicating our online store in other international markets. To date, we have no experience in distributing products on an international basis and in developing localized versions of our business model. We cannot assure you that our international efforts will be successful. We expect to incur significant costs in:

    - establishing international distribution networks;

    - promoting our brand name internationally;

    - developing localized versions of our Web site in other countries;

    - complying with local regulations;

    - overseeing the distribution of products in foreign markets; and

    - modifying our order processing system for each international market we enter.

    If our international revenues are inadequate to offset the expense of establishing and maintaining foreign operations, our business could be harmed. In addition, there are several risks inherent in doing business on an international level. These risks include:

    - potentially complex regulatory requirements;

    - export and import restrictions;

    - tariffs and other trade barriers;

    - difficulties in staffing and managing foreign operations;

    - fluctuations in currency exchange rates;

    - seasonal fluctuations in business activity in other parts of the world;
      and

    - potentially adverse tax consequences.

    Any of these risks could adversely impact the success of our international operations.

IF WE ENTER NEW BUSINESS CATEGORIES THAT DO NOT ACHIEVE MARKET ACCEPTANCE, OUR BUSINESS COULD BE SERIOUSLY HARMED.

    We may choose to expand our operations by developing new Web sites, offering products or services not currently offered, or expanding our market presence through relationships with third parties. Although we have no present understandings, commitments or agreements with respect to any material acquisitions or investments, we may pursue the acquisition of new or complementary businesses, products or technologies. Any new Web site or product category that is launched by us but not favorably received by consumers could damage our brand or reputation and harm our net sales and results of operations. In addition, any expansion of our business in any of these manners would require significant additional expenses, and strain our management, financial and operational resources.

BECAUSE WE DO NOT HAVE LONG TERM OR EXCLUSIVE CONTRACTS WITH OUR SUPPLIERS, WE MAY BE UNABLE TO OFFER A SUFFICIENT SELECTION OF HIGH QUALITY SPECIALTY FOOD PRODUCTS AND MAY LOSE CUSTOMERS.

    We depend on many specialty food suppliers for products and order fulfillment. However, sales of products from our five largest suppliers accounted for approximately 42% of our net revenues in 1998. As a result, we are substantially dependent on the continued participation of these key suppliers. We do not have exclusive arrangements with any of our suppliers, and in some cases, do not have a formal contractual relationship. Our suppliers may terminate their relationship with us, elect to supply our competitors or decide to compete with us by offering products on their own Web sites. If we are unable to maintain a large supplier base and offer an attractive selection of specialty food products, or if we lose the participation of key suppliers, we may be unable to attract new customers, or may lose current customers, which would reduce our ability to generate revenue.

OUR SUPPLIERS MAY NOT BE ABLE TO FULFILL CUSTOMER ORDERS IN A TIMELY MANNER, WHICH COULD CAUSE US TO LOSE SALES AND HARM OUR BUSINESS.

    We currently rely on our suppliers to fulfill our customers' orders directly and therefore do not maintain inventory or operate distribution centers. Failure of our suppliers to deliver products to our customers in a timely manner could cause us to lose sales or damage our reputation which would be harmful to our business. Many of our suppliers are small businesses with limited production and delivery capabilities. As a result, during the 1998 holiday season, several of our suppliers were not able to fulfill orders in a timely manner, which caused us to experience customer complaints on approximately 3% of the orders placed with us during that season and, in some cases, lost sales.

WE MAY CHOOSE TO ESTABLISH DISTRIBUTION CENTERS AND STOCK SOME NON-PERISHABLE PRODUCTS WHICH WOULD INCREASE OUR EXPENSES AND EXPOSE US TO INVENTORY RELATED RISKS.


    The inventory practices of many online retailers have evolved from largely non-inventory models to limited or expanded inventory and direct distribution models. We will evaluate on an ongoing basis whether we should maintain inventories or distribution centers. We may choose to do so for a number of reasons which are described more fully in "Business -- Supplier Relationships" beginning on page 38.


If we decide to maintain our own distribution centers:

    - our operating and capital costs would significantly increase;

    - we would be exposed to additional inventory holding risks; and

    - our product offerings could be limited.

IF THE CARRIERS WHICH DISTRIBUTE OUR PRODUCTS EXPERIENCE BUSINESS INTERRUPTIONS, OUR BUSINESS WOULD BE SERIOUSLY HARMED.

    We rely upon third party carriers for delivery of products from our suppliers to our customers. As a result, we face the risk that these carriers may not always be able to promptly deliver products to our customers. For example, these carriers' delivery capabilities may be affected adversely by employee strikes or inclement weather. Since a disproportionate amount of our sales are made in the fourth quarter, any inability to deliver our products during this time would substantially reduce our annual revenues and severely harm our business. In addition, failure to deliver products to our customers in a timely manner would harm our reputation and brand name.

WE MAY BE HELD LIABLE IF CUSTOMERS ARE HARMED BY ANY OF THE PRODUCTS SOLD ON OUR WEB SITE.

    Food products are subject to spoilage and can convey a variety of food related human illnesses, including allergies and bacterial contamination. Customers may sue us if they are harmed by any products purchased in our online store. Liability claims could require us to spend significant time and money in litigation or to pay significant damages which could harm our business. Although our supplier contracts generally require suppliers to maintain product liability insurance, and we carry insurance for product liability claims, our insurance carrier may deny coverage in any particular case or the amount of damages could exceed our policy limits of $2 million.

OUR CONVERSION TO A NEW ORDER PROCESSING SYSTEM MAY NOT BE SUCCESSFUL AND CONSEQUENTLY WE MAY BE UNABLE TO PROCESS ORDERS AND MAY LOSE CUSTOMERS.


    We are in the process of converting to a new customer order processing system which eventually will include electronic links between our order processing system and many of our suppliers. If this system does not work effectively, or if we cannot deploy it without system downtime, particularly during the fourth quarter, we may be unable to process orders, may lose customers and our business could be severely harmed. The implementation of this system will be a complex undertaking. The conversion to new technologies and systems is often accompanied by unexpected technical problems, operational disruptions and delays. This may happen to us, and we may lose sales, customers, or suppliers as a result. Also, if we do not successfully implement this system, we may experience difficulties fulfilling orders through our remote supplier network as our sales increase. These difficulties may cause customer complaints, damage to our reputation, or lost sales which would be harmful to our business. See "Business -- Technology and Intellectual Property" on page 43 for more information.


YEAR 2000 READINESS ISSUES OF OUR MATERIAL SYSTEMS OR THOSE OF OUR SUPPLIERS OR OTHER THIRD PARTIES MAY PREVENT US FROM OPERATING OUR WEB SITE EFFECTIVELY OR CONDUCTING OTHER FUNDAMENTAL ASPECTS OF OUR BUSINESS.

    We have been advised that our existing order processing system is not fully year 2000 compliant and our credit card processing company has indicated it will not support this system after October 31, 1999 unless we upgrade to a version which is year 2000 compliant. We are currently in the process of replacing this system with a new order processing system. We have received assurances from the third party supplier of this new system that it is year 2000 compliant and that the transfer of our order processing functions to the new system can be completed by October 31, 1999. In addition, we are assessing the year 2000 readiness of other third party supplied software, computer technology, and embedded systems used in our business. Following this review, we may need to replace or modify other systems. If we are not able to properly complete the replacement of our order processing system or the assessment and remediation of our other software, technology and systems in a timely manner, we may be unable to operate our Web site, process customer orders, and perform other necessary operations which would harm our business.


    Additionally, our business could be harmed if the systems used by third parties material to our operations, including Internet service providers, financial institutions which process credit card orders, telecommunications vendors, our suppliers, and third party carriers, or the Internet in general, are not year 2000 compliant. We are still evaluating and have not yet developed a contingency plan to address situations that may result if we, our suppliers, other third parties, or the Internet are unable to achieve year 2000 compliance. The cost of developing and implementing such a plan, if necessary, could be significant. Any failure of our material systems, our suppliers' or other third parties' material systems, or the Internet, to be year 2000 compliant could prevent us from operating our Web site effectively, taking product orders, making product deliveries or conducting other fundamental aspects of our business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Readiness" on page 28 for more detailed information.

WE ARE GROWING RAPIDLY AND MAY HAVE DIFFICULTY MANAGING OUR GROWTH EFFECTIVELY.


    We have increased the number of our employees from 2 as of March 31, 1996 to 33 as of August 31, 1999. In addition, we have increased the number of our suppliers from approximately 10 to 86 in the same time period. We expect to continue to grow rapidly both by adding new products and hiring new employees. This growth is likely to place a significant strain on our management, resources and systems. If we cannot effectively manage our growth, our business could be harmed. To manage our growth, we must improve our existing systems or implement new systems for operational and financial management and effectively train and manage our growing employee base. If we acquire new businesses, we will also need to integrate new operations, technologies and personnel.



WE EXPECT TO ISSUE ADDITIONAL SECURITIES TO FUND OUR CAPITAL REQUIREMENTS WHICH WOULD DILUTE OUR SHAREHOLDERS' INTEREST.



    We expect to issue equity or convertible debt securities to fund future capital requirements. As a result, the percentage ownership of our then current shareholders will be reduced. In addition, these securities may have rights, preferences or privileges senior to those of our current shareholders.



THE EXERCISE OF OUTSTANDING WARRANTS MAY SUBSTANTIALLY DILUTE YOUR INTEREST IN GREATFOOD.COM



    In connection with our recent sale of Series C preferred stock, we issued warrants to purchase an additional 323,077 shares of Series C preferred stock at a nominal price. These warrants will become exercisable on January 31, 2000 if we do not complete a public offering with an aggregate price of at least $10,000,000 and a per share offering price of at least $10.00 before that date. If these warrants become exercisable they will reduce the effective price for the shares of Series C preferred stock from $5.00 to $3.25 per share. As a result, the interest of other shareholders in GreatFood.com, including the holders of Series D preferred stock, will be diluted.


WE MAY ENGAGE IN FUTURE ACQUISITIONS WHICH MAY HARM OUR FINANCIAL RESULTS, CAUSE OUR STOCK PRICE TO DECLINE, OR DILUTE OUR SHAREHOLDERS' INTEREST IN GREATFOOD.COM.

    As part of our business strategy, we expect to review acquisition prospects that would complement our current content offerings, increase our market share or otherwise offer growth opportunities. However, to date we have not had any experience in these types of transactions and have no current agreements or commitments with respect to any acquisitions. These acquisitions may harm our operating results or cause our stock price to decline because we may:

    - issue equity or equity related securities that dilute our current shareholders' percentage ownership of GreatFood.com;

    - incur substantial debt or assume contingent liabilities of an acquired business;

    - be required to amortize a significant amount of intangible assets acquired in an acquisition;

    - have difficulty assimilating acquired operations, technologies or products;

    - experience diversion of our management's attention from our other business operations; or


    - lose key employees of acquired businesses or of GreatFood.com.

        RISKS RELATED TO GREATFOOD.COM'S INTERNET BUSINESS AND PROSPECTS

THE SUCCESS OF OUR BUSINESS DEPENDS ON CONTINUED GROWTH OF INTERNET COMMERCE, WHICH GROWTH MAY NOT OCCUR.

    Our success is highly dependent upon continued growth in the use of the Internet generally and in particular as a medium for electronic commerce. If Internet usage does not grow or grows slower than expected, our business will suffer. Internet use by consumers is still in an early stage of development and a sufficiently broad base of consumers may not adopt, or continue to use, the Internet as a medium for commerce. A number of factors may inhibit the growth of Internet usage, including:

    - failure to develop an adequate network infrastructure to support substantial growth in usage;

    - increased governmental regulation and taxation;

    - consumer concerns about security of electronic commerce transactions; and

    - inconsistent quality of service and limited availability of cost effective, high speed access.

OUR SUCCESS DEPENDS ON THE RELIABILITY OF THE INTERNET INFRASTRUCTURE.

    The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. Our success will depend on the development and maintenance of the Internet infrastructure to support these increased demands and perform reliably. If the Internet infrastructure is not adequately developed or maintained, use of our Web site may be reduced and we may not be able to generate revenues. Even if the Internet infrastructure is adequately developed and maintained, we may incur substantial expenditures in order to adapt our services and products to changing Internet technologies. The Internet has experienced outages and other delays as a result of damage to portions of its infrastructure, and could face such outages and delays in the future. These outages and delays could reduce the level of Internet usage and traffic on our Web site. In addition, commerce over the Internet could be harmed if the development or adoption of new standards and protocols to handle increased levels of activity is delayed or governmental regulation is increased.

ONLINE SECURITY BREACHES COULD HARM OUR BUSINESS.

    We rely on encryption and authentication technology licensed from third parties to provide secure transmission of confidential information such as customer credit card numbers. However, the security procedures we use to protect customer transaction data may be compromised or breached as a result of developments in computer capabilities or in the field of cryptography. A party who is able to circumvent our security measures could misappropriate proprietary information, including customer credit card information, or cause interruptions in the operation of our Web site. A security breach could result in litigation against us, potential liability, and damage to our reputation, any of which could severely harm our business.

    We may be required to expend significant capital and other resources to protect against the threat of security breaches or to alleviate problems caused by these breaches. However, protection may not be available at a reasonable price or at all. In addition, publicized security breaches could increase consumer concerns over the security of electronic commerce and may inhibit the growth of the Internet as a means of conducting commercial transactions.

OUR OPERATING RESULTS WOULD BE HARMED IF WE EXPERIENCE SIGNIFICANT CREDIT CARD FRAUD.

    Under current practices, we are liable for fraudulent credit card transactions because we do not require a customer's signature to authorize a transaction. A failure to adequately control fraudulent credit card transactions would harm our results of operations because we do not carry insurance against this risk. Although we have developed internal controls to safeguard ourselves from this problem, as of June 30, 1999, we had suffered total losses of approximately $19,000 since we began operations as a result of orders placed with fraudulent credit card data. We may suffer these types of losses in greater amounts in the future.

WE MAY NOT BE ABLE TO RESPOND EFFECTIVELY TO RAPID TECHNOLOGICAL CHANGES IN A MANNER NECESSARY TO REMAIN COMPETITIVE.

    The Internet and the online commerce industry are rapidly changing. To remain competitive, we must:

    - adapt to rapidly changing technologies;

    - adapt our business to evolving industry standards; and

    - continually improve the performance, features and reliability of our Web site.

    If we face material delays in introducing new products, services or enhancements, our customers may stop shopping in our online store and use those of our competitors. Developing our Web site and other proprietary technology will require significant technical expertise. We may be unable to develop this expertise. As a result we may use new technologies ineffectively or we may fail to adapt our Web site, order processing systems, and computer network to customer requirements or emerging industry standards.

OUR SYSTEMS MAY FAIL OR LIMIT USER TRAFFIC, WHICH WOULD CAUSE US TO LOSE SALES AND POSSIBLY HARM OUR BUSINESS.


    Substantially all of our computer and communications hardware operations for our Web site is located in a single facility operated by Exodus Communications in Seattle, Washington. Our systems and operations are vulnerable to damage or interruption from fire, floods, earthquakes, power loss, telecommunications failure, break-ins and similar events. Computer viruses, electronic break-ins or other similar disruptive problems could cause users to stop visiting our Web site. If any of these circumstances occurred, we would incur substantial replacement costs, would be unable to generate revenue during the downtime and could lose customers. As a result, our business would be harmed. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures of or interruptions in our systems. We do not presently have any backup systems or a formal disaster recovery plan.


    Since we began operations, our Web site has experienced slower response times or decreased traffic for periods ranging from a few minutes to several hours for a variety of reasons approximately one or two times a month. In addition, although we are unable to accurately estimate the frequency, we believe that many of the Internet service providers and operators that our customers use for access to our Web site have experienced significant outages in the past, and could experience outages, delays and other difficulties in the future due to system failures unrelated to our systems. Any of these system failures could cause us to lose sales or customers and harm our business.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY AGAINST CURRENT AND FUTURE
COMPETITORS.

    The market for Internet commerce is relatively new, rapidly changing and intensely competitive. We expect future competition to intensify because:

    - barriers to entry are minimal;

    - current and new competitors can launch new Web sites at a relatively low cost; and

    - we do not have an exclusive relationship with any of our suppliers.

    In addition, the specialty food retailing business is highly competitive and a large number of companies in the industry are attempting to market their products over the Internet. If we do not compete effectively or if we experience any pricing pressures, reduced profit margins or loss of market share resulting from increased competition, our business could be harmed.

    Many of our present and potential competitors are likely to enjoy substantial competitive advantages, including the following:

    - larger customer bases;

    - greater brand recognition;

    - better access to content;

    - longer operating histories; and

    - substantially greater financial, marketing, technical and other resources.


    As a result, it is possible we may not be able to compete effectively in our market. See "Business -- Competition" on page 45.


MARKETING AGREEMENTS AND STRATEGIC ALLIANCES MAY NOT GENERATE THE EXPECTED NUMBER OF NEW CUSTOMERS OR MAY BE TERMINATED WHICH COULD CAUSE OUR SALES TO BE LOWER THAN EXPECTED.


    We use marketing agreements and strategic alliances with other Internet companies to create traffic on our Web site. The success of these relationships depends on the amount of increased traffic we receive from the Web sites of these other companies. These arrangements may not generate the expected number of new customers. Our current agreements with Excite and Yahoo! expire within the current year and we may not be able to renew these agreements on terms we find acceptable. If we are unable to renew any of these agreements or find additional Internet companies to enter into similar agreements with us, the traffic on our Web site could decrease.


IF THE PROTECTION OF OUR TRADEMARKS AND PROPRIETARY RIGHTS IS INADEQUATE, OUR BRAND AND REPUTATION COULD BE IMPAIRED AND WE COULD LOSE CUSTOMERS.

    The steps we take to protect our proprietary rights may be inadequate. We regard our service marks, trademarks, trade dress, trade secrets and similar intellectual property as integral to our success. We rely on trademark and copyright law, and trade secret protection to protect our proprietary rights. We have filed a trademark application for GreatFood.com for online ordering services featuring specialty food items. However, we cannot assure you that this trademark will be granted. If this trademark is not granted, we might be unable to prevent other companies from using this or a similar name. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon, or otherwise decrease the value of our trademarks and other proprietary rights. As a result, potential traffic to our Web site may be diverted to other sites and we may lose potential customers.

WE MAY FACE LEGAL LIABILITY FOR THE INTERNET CONTENT THAT WE PUBLISH.

    While we currently provide a limited amount of content on our Web site, we anticipate increasing the amount of content in the future. We could face legal liability for defamation, negligence, copyright, patent or trademark infringement, or other claims based on the nature and content of materials that we publish or distribute on our Web site. If we are held liable for the content on our Web site, our business may suffer.

GOVERNMENTAL REGULATION OF THE INTERNET MAY RESTRICT OUR BUSINESS OR INCREASE THE COSTS OF OUR OPERATIONS.

    Government regulation of communications and commerce on the Internet varies greatly from country to country. In the United States and Canada, the federal governments have not adopted many laws and regulations to specifically regulate online communications and commerce. However, the U.S. Congress has recently enacted legislation addressing such issues as the transmission of certain materials to children, intellectual property protection, taxation and the transmission of sexually explicit material. The European Union recently enacted its own privacy regulations. The governments of some other countries have been much more active in regulating these areas than has the United States. There is some risk that the United States and other countries will increase their regulation of the Internet in the future. An increase in regulation or the application of existing laws to the Internet may require us to modify the manner in which we conduct our business and could significantly increase our costs of operations or harm our business. The law of the Internet remains largely unsettled and it may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on these companies. Imposition of access fees could increase the cost of transmitting data over the Internet which would reduce Internet usage and possibly reduce our profit margins.

POSSIBLE STATE SALES AND OTHER TAXES COULD AFFECT OUR RESULTS OF OPERATIONS.

    We do not currently collect sales or other similar taxes on sales of food products in any state. However, one or more states may seek to impose sales tax collection obligations on out-of-state companies, including GreatFood.com, which engage in or facilitate electronic commerce. A number of proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services through the Internet. These proposals, if adopted, could substantially impair the growth of electronic commerce and could reduce our revenues.

                         RISKS RELATED TO THIS OFFERING

OUR EXECUTIVE OFFICERS, DIRECTORS AND MAJOR SHAREHOLDERS WILL RETAIN SIGNIFICANT CONTROL OVER GREATFOOD.COM AFTER THIS OFFERING.


    After this offering, executive officers, directors and current holders of 5% or more of our outstanding stock will, in the aggregate, own approximately 56% of our outstanding voting securities. As a result, these shareholders will be able to influence significantly all matters requiring approval by our shareholders, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may also delay, deter or prevent a change in control of GreatFood.com and may make some transactions more difficult or impossible without the support of these shareholders.

OUR MANAGEMENT WILL RETAIN BROAD DISCRETION IN THE USE OF PROCEEDS FROM THIS OFFERING.


    We intend to use the net proceeds from the sale of the Series D preferred stock for implementation of a new order processing system, the development and marketing of our wholesale and international programs, advertising and promotion of the GreatFood.com brand and product offering, and general corporate purposes. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. See "Use of Proceeds" on page 18.



THERE WILL NOT BE A PUBLIC MARKET FOR OUR STOCK.



    No class of our stock will be listed for trading on any securities exchange or the Nasdaq National Market. Accordingly, there will be no public trading market for our stock and we do not expect a market to develop in the future. We do not intend to apply to list our stock on the Nasdaq National Market, or any other securities exchange until we complete an underwritten public offering. Even if we do complete an underwritten public offering, a trading market may not develop for our stock, or if a market does develop, our stock may be difficult to trade. As a result of these factors, you may not be able to resell your shares for an indefinite period of time.



YOU WILL EXPERIENCE IMMEDIATE DILUTION.



    The price in this offering is higher than the pro forma net tangible book value per share of the outstanding common stock immediately after the offering. Accordingly, purchasers of stock in this offering will experience immediate dilution of approximately $2.00 in net tangible book value per share, or approximately 50% of the assumed offering price of $4.00 per share. In contrast, existing shareholders paid an average price of $1.80 per share. If outstanding stock options and warrants are exercised, your interest would be further diluted. See "Dilution" at page 20.


               SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

    This prospectus contains "forward looking statements." These statements may include statements regarding:

    - our business strategy;

    - timing of and plans for the introduction or phase-out of products and services;

    - plans for hiring additional personnel;

    - entering into strategic alliances;


    - adequacy of anticipated sources of funds, including the proceeds from this offering, to fund our operations until the middle of the year 2000; and


    - other statements about our plans, objectives, expectations and intentions contained in this prospectus that are not historical facts.

    When used in this prospectus, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are generally intended to identify forward looking statements. Because these forward looking statements involve risks and uncertainties, actual results could differ materially from those expressed or implied by these forward looking statements for a number of reasons, including those discussed under "Risk Factors" and elsewhere in this prospectus. We assume no obligation to update any forward looking statements.

                                USE OF PROCEEDS


    We estimate that we will receive net proceeds of $9,660,000 from the sale of the 2,500,000 shares of Series D preferred stock offered hereby, at an assumed offering price of $4.00 per share and after deducting estimated placement agent commissions and offering expenses. We currently intend to use:



    - approximately $3 to $4 million of the net proceeds of this offering to expand advertising, promotion and marketing of the GreatFood.com brand and product offering;



    - approximately $500,000 to implement a new order processing system linking us with our suppliers;



    - approximately $500,000 to continue the development of our wholesale and international programs; and



    - approximately $750,000 for continued development of our Web site.


    The remainder of the net proceeds will be used for working capital and general corporate purposes or be allocated to the above categories as deemed appropriate. In addition, although we do not have any current agreements or commitments with respect to any acquisition, we may use some of the proceeds for acquisitions of complementary businesses.

    Pending these uses, the net proceeds of the offering will be invested in short-term, interest bearing investments or accounts.

    The allocations described above are only an estimate and the amounts that we actually spend on these items and the cost, timing and amount of funds we need cannot be precisely determined at this time. Our expenditures and need for funds will be based on numerous factors, including our future revenue growth, the amount of cash generated by our operations, the frequency and timing of the need for advertising expenditures and the need for additional or upgraded systems and technology. Our management has broad discretion in determining how the proceeds of this offering will be applied.

                                DIVIDEND POLICY

    We have never paid cash dividends on our common stock and do not anticipate paying such dividends in the foreseeable future. We currently intend to retain any future earnings to develop and expand our business.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of June 30, 1999. Our capitalization is presented:


    - on an actual basis; and



    - on an as adjusted basis to reflect (a) the increase of our authorized preferred stock to 10,000,000 shares immediately prior to completion of this offering and (b) our receipt of the estimated net proceeds from the sale of 2,500,000 shares of Series D preferred stock in this offering at an assumed offering price of $4.00 per share, after deducting estimated placement agent commissions and estimated offering expenses.



                                                                                                JUNE 30, 1999
                                                                                            ----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                            ---------  -----------
                                                                                            (IN THOUSANDS, EXCEPT
                                                                                                 SHARE DATA)
Long term debt--including current portion.................................................  $      87   $      87
                                                                                            ---------  -----------
Mandatorily redeemable convertible preferred stock, no par value, 1,384,615 shares authorized and 600,000 shares issued and outstanding (actual); 3,884,615 shares
  authorized and 3,100,000 shares issued and outstanding (as adjusted)....................      2,993      12,653
Shareholders' equity
  Preferred stock, no par value; 5,000,000 shares authorized (including 1,384,615 shares of mandatorily redeemable convertible preferred stock) and 1,848,368 shares issued and outstanding (actual); 10,000,000 shares authorized (including 3,884,615 shares of mandatorily redeemable convertible preferred stock) and 1,848,368 shares outstanding
    (as adjusted).........................................................................      4,069       4,069
  Common stock, no par value; 20,000,000 shares authorized (actual and as adjusted); and
    1,604,164 shares issued and outstanding (actual and as adjusted)......................        421         421
  Deferred compensation...................................................................       (143)       (143)
  Accumulated deficit.....................................................................     (3,951)     (3,951)
                                                                                            ---------  -----------
  Total shareholders' equity..............................................................        396         396
                                                                                            ---------  -----------
Total capitalization......................................................................  $   3,476   $  13,136
                                                                                            ---------  -----------
                                                                                            ---------  -----------



    The common stock outstanding as shown above is based on shares outstanding as of August 31, 1999 and excludes: (a) 991,000 shares of common stock reserved for issuance under outstanding options granted under our 1997 Stock Incentive Plan; (b) 609,000 shares of common stock reserved for issuance under future grants under our 1997 Stock Incentive Plan; and (c) 318,811 shares of common stock reserved for issuance under outstanding warrants. The above table also excludes 323,077 shares of common stock issuable upon the conversion of shares of Series C preferred stock issuable upon the exercise, at a nominal exercise price, of warrants granted to the purchasers of our Series C preferred stock in connection with that offering. These warrants will become exercisable on January 31, 2000 if we have not completed an underwritten public offering with an aggregate offering price of at least $10,000,000 and a price per share of at least $10.00 by that date. If these warrants become exercisable, they will reduce the effective price for the shares of Series C preferred stock from $5.00 to $3.25 per share.

                                    DILUTION


    Our net tangible book value as of June 30, 1999 was approximately $3,389,000, or $0.84 per share of outstanding common stock equivalents. Net tangible book value per share is equal to our total tangible assets less our total liabilities, divided by the number of outstanding shares of common stock equivalents which includes 2,448,368 shares of preferred stock. Dilution per share represents the difference between the price per share paid by investors in this offering and the pro forma as adjusted net tangible book value per share immediately after this offering.



    After giving effect to the sale of the 2,500,000 shares of Series D preferred stock in this offering at an assumed offering price of $4.00 per share (after deducting the estimated fee payable to the placement agents and offering expenses payable by us), our as adjusted net tangible book value at June 30, 1999 would have been approximately $13,049,000, or $2.00 per share. This represents an immediate dilution of $2.02 per share to new investors purchasing shares in this offering. The following table illustrates this per share dilution:



Assumed offering price per share..............................................             $    4.00
  Net tangible book value per share as of June 30, 1999.......................  $    0.84
  Increase per share attributable to new investors............................  $    1.16
                                                                                ---------
As adjusted net tangible book value after this offering.......................             $    2.00
                                                                                           ---------

Dilution per share to new investors in this offering..........................             $    2.00
                                                                                           ---------



    The following table summarizes, on a pro forma basis after giving effect to this offering, the number of shares purchased from us, the total consideration paid and the average price per share paid by existing shareholders and by the new investors purchasing the shares offered in this prospectus assuming an offering price of $4.00 per share:



                                                         SHARES PURCHASED         TOTAL CONSIDERATION
                                                      -----------------------  --------------------------  AVERAGE PRICE
                                                        NUMBER      PERCENT       AMOUNT        PERCENT      PER SHARE
                                                      ----------  -----------  -------------  -----------  -------------
Existing shareholders...............................   4,027,532          62%  $   7,232,083          42%    $    1.80
New investors.......................................   2,500,000          38      10,000,000          58
                                                      ----------         ---   -------------         ---
  Total.............................................   6,527,532         100%  $  17,232,083         100%
                                                      ----------         ---   -------------         ---
                                                      ----------         ---   -------------         ---



    This information is based on pro forma shares outstanding as of June 30, 1999 and does not include (a) 884,000 shares of common stock reserved for issuance under outstanding options granted under our 1997 Stock Incentive Plan;
(b) 716,000 shares of common stock reserved for issuance under future grants under our 1997 Stock Incentive Plan; and (c) 343,811 shares of common stock reserved for issuance under outstanding warrants which were reserved as of that date. The above table also excludes 323,077 shares of common stock issuable upon the conversion of shares of Series C preferred stock issuable upon the exercise, at a nominal exercise price, of warrants granted to the purchasers of our Series C preferred stock in connection with that offering. These warrants will become exercisable on January 31, 2000 if we have not completed an underwritten public offering with an aggregate offering price of at least $10,000,000 and a price per share of at least $10.00 by that date. If these warrants become exercisable, they will reduce the effective price for the shares of Series C preferred stock from $5.00 to $3.25 per share.

                            SELECTED FINANCIAL DATA

    The following table sets forth our selected financial data as of and for each of the fiscal years in the period from August 31, 1995 (inception) to December 31, 1998 and as of June 30, 1999 and for the six month periods ended June 30, 1998 and 1999. The statements of operations data for each of the fiscal years in the period from January 1, 1996 to December 31, 1998 and the balance sheet data as of December 31 1996, 1997 and 1998 have been derived from our financial statements, audited by PricewaterhouseCoopers LLP, independent accountants. The statements of operations data for the period from August 31, 1995 (inception) to December 31, 1995 and for the six month periods ended June 30, 1998 and 1999 and the balance sheet data as of December 31, 1995 and June 30, 1999 have been derived from our unaudited financial statements that include, in the opinion of management, all normal and recurring adjustments that management considers necessary for a fair statement of the results. The operating results for the six months ended June 30, 1999 are not necessarily indicative of results that may be expected for the year ending December 31, 1999. The following information is qualified by reference to, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes. The audited financial statements and related notes as of December 31, 1997 and 1998 and for the three years in the period ended December 31, 1998 and the unaudited financial statements as of June 30, 1999 and for the six months ended June 30, 1998 and 1999 are included elsewhere in this prospectus.

                                                                                                                        SIX
                                                                  AUGUST 31, 1995                                     MONTHS
                                                                  (INCEPTION) TO    FISCAL YEAR ENDED DECEMBER 31,     ENDED
                                                                   DECEMBER 31,                                       JUNE 30
                                                                 -----------------  -------------------------------  ---------
                                                                       1995           1996       1997       1998       1998
                                                                 -----------------  ---------  ---------  ---------  ---------
                                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues...................................................      $       0      $      18  $     120  $     748  $      65
Cost of goods sold.............................................              0             14         92        605         53
                                                                         -----      ---------  ---------  ---------  ---------
Gross profit...................................................              0              4         28        143         12
Operating expenses:
  Sales and marketing..........................................              0             11         36      1,102         48
  Product and site development.................................              0              1          9         84          8
  General and administrative...................................              8             53         66        450        101
                                                                         -----      ---------  ---------  ---------  ---------
Total operating expenses.......................................              8             65        111      1,636        157
                                                                         -----      ---------  ---------  ---------  ---------
Loss from operations...........................................             (8)           (61)       (83)    (1,493)      (145)
Other income, net..............................................              6             21          1         30         --
                                                                         -----      ---------  ---------  ---------  ---------
Net loss.......................................................      $      (2)     $     (40) $     (82) $  (1,463) $    (145)
                                                                         -----      ---------  ---------  ---------  ---------
                                                                         -----      ---------  ---------  ---------  ---------
Basic and diluted net loss per share...........................      $    (.01)     $    (.04) $    (.06) $    (.93) $    (.09)
                                                                         -----      ---------  ---------  ---------  ---------
                                                                         -----      ---------  ---------  ---------  ---------
Weighted average shares of common stock outstanding used in
computing basic and diluted net loss per share.................            304          1,007      1,274      1,579      1,579
                                                                         -----      ---------  ---------  ---------  ---------
                                                                         -----      ---------  ---------  ---------  ---------


                                                                   1999
                                                                 ---------

STATEMENT OF OPERATIONS DATA:
Net revenues...................................................  $     410
Cost of goods sold.............................................        346
                                                                 ---------
Gross profit...................................................         64
Operating expenses:
  Sales and marketing..........................................      1,709
  Product and site development.................................        153
  General and administrative...................................        725
                                                                 ---------
Total operating expenses.......................................      2,587
                                                                 ---------
Loss from operations...........................................     (2,523)
Other income, net..............................................         35
                                                                 ---------
Net loss.......................................................  $  (2,488)
                                                                 ---------
                                                                 ---------
Basic and diluted net loss per share...........................  $   (1.60)
                                                                 ---------
                                                                 ---------
Weighted average shares of common stock outstanding used in
computing basic and diluted net loss per share.................      1,579
                                                                 ---------
                                                                 ---------


                                                                                                                  AS OF JUNE
                                                                                AS OF DECEMBER 31,                 30, 1999
                                                                  ----------------------------------------------  -----------
                                                                     1995         1996        1997       1998       ACTUAL
                                                                     -----        -----     ---------  ---------  -----------
BALANCE SHEET DATA (IN THOUSANDS):
Cash and cash equivalents.......................................   $       5    $      14   $     124  $     678   $   3,438
Working capital.................................................           0           (1)         51        633       3,079
Total assets....................................................          33           55         161      1,428       4,210
Total long term liabilities (including current portion).........           0           15          13         47          87
Mandatorily redeemable convertible preferred stock..............                                                       2,993
Total shareholders' equity......................................          28           25          74        716         396


                                                                   AS ADJUSTED
                                                                  -------------
BALANCE SHEET DATA (IN THOUSANDS):
Cash and cash equivalents.......................................    $  13,098
Working capital.................................................       12,739
Total assets....................................................       13,870
Total long term liabilities (including current portion).........           87
Mandatorily redeemable convertible preferred stock..............       12,653
Total shareholders' equity......................................          396



    The as adjusted information above gives effect to our receipt of the estimated net proceeds from the sale of 2,500,000 shares of Series D preferred stock in this offering at an assumed offering price of $4.00 per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS. EXCEPT FOR HISTORICAL INFORMATION, THE DISCUSSION IN THIS PROSPECTUS CONTAINS CERTAIN FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THESE STATEMENTS MAY BE IDENTIFIED BY THE USE OF WORDS SUCH AS "EXPECTS," "ANTICIPATES," "INTENDS," "PLANS" AND SIMILAR EXPRESSIONS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD LOOKING STATEMENTS. THE PRINCIPAL FACTORS THAT COULD CAUSE OR CONTRIBUTE TO DIFFERENCES IN OUR ACTUAL RESULTS ARE DISCUSSED IN THE SECTION TITLED "RISK FACTORS."

OVERVIEW

    GreatFood.com is an electronic commerce company focused on the sale of gourmet and specialty food over the Internet to the retail, corporate gift and wholesale markets. We offer a broad selection of high quality branded specialty food products which appeal to a wide range of customers for special occasions, parties and gifts. Our product offering includes specialty and gourmet food such as chocolates, caviar, prime beef, fancy fruit, and lobster dinners. Our merchandise mix is focused on a carefully selected assortment of high quality products, and our Web site combines a unique blend of merchandise and related content. We do not operate a warehouse and our customers' orders are fulfilled directly by our suppliers.

    We were incorporated in August 1995 and launched our online retail store in March 1996. Since March 1996, we have focused on expanding our product offerings, building our brand name through advertising and promotional campaigns, pursuing participation in shopping programs conducted by other Internet sites, recruiting personnel, developing our wholesale and corporate gift programs and exploring a variety of strategic partnerships which take advantage of our specialty food oriented products and services. In November 1998 we launched our corporate gift program which targets businesses and professionals purchasing gifts for customers and clients. In December 1998 we launched a wholesale program enabling retailers to purchase in bulk at wholesale prices. Our expenses have increased significantly since inception as we have increased our advertising and promotional expenses to raise our brand recognition and added personnel.

    We generate all of our revenues from sales of specialty food products. From inception until December 1998, we generated revenues exclusively from retail sales. We derive income from our retail sales from the excess of the retail prices we charge our customers over the product costs we pay our suppliers. We have initiated a wholesale program in which we will sell bulk quantities of specialty food products to registered retailers at wholesale prices. In this program, we purchase products from suppliers at a distributor's discounted price and derive income from the difference between this discounted price and the wholesale price we charge. Currently our retail and wholesale customers pay for orders by credit card while we pay our suppliers on extended terms. As a result, we are able to increase our working capital between the time we receive payment for orders and the time we are required to pay suppliers.

    Our business model differs from many other electronic commerce businesses since we do not currently hold inventory in our own facility. Our orders are fulfilled directly by our suppliers who follow our specifications and procedures. This reduces procurement and carrying costs, as well as costs of shipping to a distribution center, and risks of spoilage and oversupply which are associated with holding inventory. This model also allows us to offer a greater selection and higher volume of products, including perishable products and products with a limited shelf life, than we could if constrained by warehouse space, timing pressures, or inventory holding costs.


    Since 1996, we have expanded our management team to help implement our growth strategy. We hired William Cuff as our President in April 1998, a Vice President of Merchandising in August 1998, a Vice President of Finance and Administration in April 1999, a Vice President of Information

Technology and Site Development and a Vice President of Wholesale Programs in June 1999 and a Vice President of Business Development in September 1999.


    Our net revenues have grown since inception, from $17,530 in 1996 to $747,860 in 1998. Specialty food sales are inherently seasonal, with highest volumes during the fourth quarter holiday season. Additionally, our business has a large gift-giving component. As a result of these two factors, approximately 86% of our 1998 sales were realized in the fourth quarter. We have taken steps intended to reduce the magnitude of this trend such as introducing our wholesale program, expanding our product selection, and emphasizing non-holiday occasions and personal consumption. However, we expect fourth quarter sales to continue to represent a disproportionate amount of annual sales in the future.

    As of June 30, 1999, we had generated a limited amount of revenues from our wholesale program. We believe several aspects of our business model have limited the growth of this program to date. Our current order processing system does not enable us to offer credit or extended payment terms and requires credit card payment from our wholesale purchasers, which is not typical in the wholesale market. Our current system also requires us to charge wholesale customers estimated, rather than actual, shipping costs. In addition, our wholesale business is affected by the unfamiliarity of many retailers with the Internet in general and, more specifically, as a means for conducting commerce. We are in the process of implementing a new order processing system which should enable us to offer credit and extended payment terms and improve our shipping cost structure. We are also working to increase Internet familiarity among specialty food retailers by making them aware of the opportunity to order products over the Internet and educating them about the online ordering process. We are increasing awareness of the Internet opportunities through advertising, direct marketing campaigns and discussions at industry trade shows. We are also instituting training programs and providing incentives to try our entire service.

    We incurred net losses of $2.5 million in the six months ended June 30, 1999, $1.4 million in 1998, $81,937 in 1997, and $39,833 in 1996. At June 30,
1999 we had an accumulated deficit of $4.0 million. We expect operating losses and negative cash flow to continue for at least the next 2 years. In addition, we anticipate our losses will increase as we increase advertising and promotional expenditures to build our brand name and attract customers, continue the development of our Web site, expand product offerings, develop relationships with strategic business partners, add personnel, and make capital expenditures to implement a new order processing system to electronically link us to our suppliers to improve order processing.


    We have a limited operating history on which to base an evaluation of our business and prospects. You must consider our prospects in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as online commerce. To address these risks, we must obtain sufficient operating capital, maintain and expand our customer base, continue to increase our product offerings, successfully implement our business, marketing and promotional strategies, continue to develop our order processing technology, respond to competitive developments in the specialty food market, and attract, retain and motivate qualified personnel. We cannot assure you that we will be successful in addressing these risks and our failure could be harmful to our business, prospects, financial condition and results of operations.

RESULTS OF OPERATIONS

    The following table sets forth statement of operations data as a percentage of net revenues for the periods indicated:

                                                                           SIX MONTHS
                                            FISCAL YEAR ENDED                ENDED
                                              DECEMBER 31,                  JUNE 30,
                                     -------------------------------  --------------------
                                       1996       1997       1998       1998       1999
                                     ---------  ---------  ---------  ---------  ---------
Net revenues.......................      100.0%     100.0%     100.0%     100.0%     100.0%
Cost of goods sold.................       76.9       76.5       80.9       81.9       84.5
                                     ---------  ---------  ---------  ---------  ---------
Gross profit.......................       23.1       23.5       19.1       18.1       15.5
Operating expenses:
  Sales and marketing..............       62.9       30.3      147.4       74.6      417.2
  Product and site development.....        4.0        7.4       11.2       11.3       37.4
  General and administrative.......      301.3       54.9       60.1      156.2      177.0
                                     ---------  ---------  ---------  ---------  ---------
Total operating expenses...........      368.2       92.6      218.7      242.1      631.6
                                     ---------  ---------  ---------  ---------  ---------
Loss from operations...............     (345.1)     (69.1)    (199.6)    (224.0)    (616.1)
Other income (expense), net........      117.9        0.6        4.0       (0.7)       8.7
                                     ---------  ---------  ---------  ---------  ---------
Net loss...........................     (227.2)%     (68.5)%    (195.6)%    (224.7)%    (607.4)%
                                     ---------  ---------  ---------  ---------  ---------
                                     ---------  ---------  ---------  ---------  ---------

SIX MONTHS ENDED JUNE 30, 1998 AND 1999

    NET REVENUES. Net revenues consist of product sales to customers and charges to customers for outbound shipping and handling costs and are net of product returns and promotional discounts. Revenues are recognized upon the shipment of products from our suppliers. Net revenues increased to $409,628 for the six months ended June 30, 1999 from $64,560 for the six months ended June 30, 1998. This increase reflects an increased number of transactions due to expanded advertising and promotional efforts, broader product offerings, and improvements to our Web site made over the second half of 1998 and first half of 1999.

    COST OF GOODS SOLD. Cost of goods sold consists primarily of the costs of products sold to customers and actual outbound shipping and handling costs. Cost of goods sold increased to $345,940 for the six months ended June 30, 1999 from $52,877 for the six months ended June 30, 1998. This $293,063 increase was primarily attributable to our increased sales volume. Our gross profit margin decreased to 15.5% of net revenues for the six months ended June 30, 1999 from 18.1% of net revenues for the six months ended June 30, 1998. This decrease in gross profit margin was due to a number of factors. During the first quarter of 1999, we offered many products at promotional prices to increase sales after the holiday season. In addition, during the first quarter of 1999, we experienced an increase in actual shipping cost due to an increase in the number of customers ordering goods from multiple suppliers during a single visit to our Web site. Since we base our shipping charges to retail customers on the size of their order, rather than the number of suppliers from whom goods are to be shipped, we do not always recoup our actual shipping costs on multiple supplier orders. We also experienced substantial demand in the first quarter of 1999 for products for which our prices did not allow us to recoup our shipping costs. During the second quarter of 1999, we increased our prices for these products and made other adjustments to our pricing structure. However, while we attempt to price products in a manner to absorb product and shipping costs adequately, promotional pricing and changes in product mix may lead to fluctuating margins in the future.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses consist primarily of advertising and promotional expenditures and payroll and related expenses for personnel engaged in sales and marketing activities. Sales and marketing expenses increased to $1,709,127, or 417.2% of net revenues, for the six months ended June 30, 1999, from $48,184, or 74.6% of net revenues, for the six months ended June 30, 1998. This increase in actual dollars expended and as a percentage of net revenues is attributable to the expansion of our online, print and direct mail advertising campaigns and primarily reflects payments under marketing agreements with America Online, Excite and Yahoo! entered into in the second half of 1998. These agreements call for fixed monthly payments without regard to the seasonal nature of our sales. Since most of our sales occur in the fourth quarter, these agreements contributed to the significant increase in sales and marketing expenses as a percentage of net revenues in the six months ended June 30, 1999. In addition, this increase reflects the hiring of additional personnel and promotional consultants and related expenses required to execute our marketing strategy which we substantially began to implement in the second half of 1998. We intend to continue to aggressively pursue advertising and marketing campaigns and, therefore, expect sales and marketing expenses to increase significantly in dollar terms in future periods.

    PRODUCT AND SITE DEVELOPMENT EXPENSES. Product and site development expenses consist primarily of payroll and related expenses incurred in connection with the expansion of our product offerings, Web site development, and information technology personnel. Product and site development expenses increased to $153,283, or 37.4% of net revenues, for the six months ended June 30, 1999, from $7,258, or 11.3% of net revenues, for the six months ended June 30, 1998. This increase was primarily attributable to increased staffing and associated costs related to expanding our product offerings, improving the design of our Web site, enhancing the content of our online store and increasing the capacity of our systems that we use to process customers' orders and payments. We expect product and site development expenses to continue to increase in dollar terms in future periods as we continue to enhance the functions of our site.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist of payroll and related expenses for executive and administrative personnel, facilities expenses, professional services expenses, travel and other general corporate expenses. General and administrative expenses increased to $725,193, or 177.0% of net revenues, for the six months ended June 30, 1999, from $100,838, or 156.2% of net revenues, for the six months ended June 30, 1998. This increase was primarily attributable to increased headcount and related expenses, as well as increased professional services expenses. We expect general and administrative expenses to increase in dollar terms as we expand our staff and incur additional costs related to the growth of our business and being a public company.

    OTHER INCOME, NET. Other income consists of earnings on our cash and cash equivalents, net of interest expense attributable to short-term loans payable and obligations under capital leases. Other income increased to $35,712 for the six months ended June 30, 1999 from other expense of $494 for the six months ended June 30, 1998. This increase was primarily attributable to earnings on higher average cash and cash equivalent balances in 1999 following our sale of $2.1 million of Series B preferred stock in March 1999 and our sale of $3.0 million of Series C preferred stock on May 17, 1999.

FISCAL YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

    NET REVENUES. Net revenues increased to $747,860 in 1998 from $119,633 in 1997 and $17,530 in 1996. These increases primarily were attributable to an increased number of transactions as a result of the significant growth of our customer base. Our customer base increased in 1997 as we made improvements to our Web site and expanded our product offerings. In 1998, we believe the growth of our customer base was primarily attributable to increased advertising and promotional activities we began in the second half of 1998, with funds made available by our sale of $2.0 million of Series A preferred stock in July 1998.

    COST OF GOODS SOLD. Cost of goods sold increased to $605,140 in 1998 from $91,550 in 1997 and $13,484 in 1996. These increases were primarily due to increases in our sales volume during each period. Our gross profit margin was 19.1% of net revenues in 1998, 23.5% of net revenues in 1997, and 23.1% of net revenues in 1996. The decrease in gross margin between 1997 and 1998 was primarily due to changes in product mix and a reduction made in the second half of 1998 in the amounts charged to customers for outbound shipping.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses increased to $1.1 million, or 147.4% of net revenues, in 1998 from $36,264, or 30.3% of net revenues, in 1997 and $11,028, or 62.9% of net revenues, in 1996. The increase in sales and marketing expense in actual dollars and as a percentage of net revenue in 1998 was primarily attributable to expansions of our online and print advertising, direct mail, and publicity campaigns, as well as to increased personnel and related expenses required to implement our marketing strategy. Our ability to finance advertising and publicity efforts was restricted in 1996 and 1997 by our limited working capital. The substantial increase in advertising and publicity spending in 1998 reflects the increased availability of funds following our sale of $2.0 million of Series A preferred stock in July 1998.

    PRODUCT AND SITE DEVELOPMENT EXPENSES. Product and site development expenses increased to $84,000, or 11.2% of net revenues, in 1998, from $8,801, or 7.4% of net revenues, in 1997 and $706, or 4.0% of net revenues, in 1996. These increases were primarily attributable to increased staffing and associated costs related to developing our online store and increasing our product offerings.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased in dollar terms to $449,623, or 60.1% of net revenues, in 1998 from $65,707, or 54.9% of net revenues, in 1997 and $52,815, or 301.3% of net revenues, in 1996. These increases in dollar terms are primarily attributable to increased headcount and related expenses associated with the hiring of additional personnel and increased professional services expenses. The increase in 1998 also reflects the hiring of our president in April 1998, and the transition of our chairman and chief executive officer from a part-time employee drawing no salary to a full-time salaried employee in June 1998.

    OTHER INCOME, NET. Other income increased to $30,299 in 1998 from $752 in 1997. Other income decreased in 1997 from $20,670 in 1996. Other income in 1996 consisted of income from consulting services while our online store was being developed. The decrease in other income in 1997 reflects the termination of these consulting services as we focused our resources on our online store. The increase in other income between 1997 and 1998 was primarily attributable to earnings on higher average cash and cash equivalent balances during 1998, following our receipt of proceeds of $2.0 million from our sale of Series A preferred stock in July 1998.

    INCOME TAXES. As of December 31, 1998, we had $1.3 million of net operating loss carryforwards for federal income tax purposes, which expire beginning in 2018. We have provided a full valuation allowance on the deferred tax asset, consisting primarily of net operating loss carryforwards, because of uncertainty regarding its realizability. Changes in the ownership of our common stock, as defined in the Internal Revenue Code of 1986, as amended, may restrict the utilization of such carryforwards. See Note 6 of Notes to Financial Statements.

QUARTERLY RESULTS OF OPERATIONS

    The following table sets forth quarterly statements of operations data for the seven quarters ended June 30, 1999. This quarterly information has been derived from our unaudited financial statements and, in the opinion of our management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods covered. The quarterly data should be read in conjunction with our financial statements and related notes. The operating results for any quarter are not necessarily indicative of the operating results for any future period.

                                                                         QUARTER ENDED
                                  -------------------------------------------------------------------------------------------
                                                                                           DECEMBER
                                  DECEMBER 31,    MARCH 31,    JUNE 30,    SEPTEMBER 30,      31,       MARCH 31,   JUNE 30,
                                      1997          1998         1998          1998          1998         1999        1999
                                  -------------  -----------  -----------  -------------  -----------  -----------  ---------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues....................    $      97     $      28    $      37     $      43     $     640    $     168   $     242
Cost of goods sold..............           76            22           31            34           518          147         199
                                        -----         -----        -----        ------    -----------  -----------  ---------
Gross profit....................           21             6            6             9           122           21          43
Operating expenses:
  Sales and marketing...........           31            23           25           241           813          565       1,144
  Product and site
    development.................            4             1            7            26            50           44         109
  General and administrative....           15            20           81           143           206          280         445
                                        -----         -----        -----        ------    -----------  -----------  ---------
Total operating expenses........           50            44          113           410         1,069          889       1,698
                                        -----         -----        -----        ------    -----------  -----------  ---------
Loss from operations............          (29)          (38)        (107)         (401)         (947)        (868)     (1,655)
Other income, net...............            1             0            0            16            14            5          30
                                        -----         -----        -----        ------    -----------  -----------  ---------
Net loss........................    $     (28)    $     (38)   $    (107)    $    (385)    $    (933)   $    (863)     (1,625)
                                        -----         -----        -----        ------    -----------  -----------  ---------
                                        -----         -----        -----        ------    -----------  -----------  ---------
Basic and diluted net loss per
  share.........................    $    (.02)    $    (.02)   $    (.07)    $    (.24)    $    (.59)   $    (.55)  $   (1.05)
                                        -----         -----        -----        ------    -----------  -----------  ---------
                                        -----         -----        -----        ------    -----------  -----------  ---------

Weighted average shares of
  common stock outstanding used
  in computing basic and diluted
  net loss per share............        1,274         1,579        1,579         1,579         1,579        1,579       1,579
                                        -----         -----        -----        ------    -----------  -----------  ---------
                                        -----         -----        -----        ------    -----------  -----------  ---------

    Our operating expenses have increased significantly in the four most recent quarters, most notably in the quarter just ended, as we have increased our spending on marketing, advertising and promotional efforts and product and site development following our sales of preferred stock in July 1998, March 1999 and May 1999. We expect operating expenses will continue to increase in the future as we expand our advertising and marketing campaigns, pursue product line expansion and new channels of distribution such as our wholesale and international programs and undertake other new business opportunities. To the extent that these expenses are not accompanied by an increase in net revenue, our business, results of operations and financial condition could be harmed.

    We have experienced significant seasonality in our business, reflecting a combination of seasonal fluctuations in Internet usage and traditional retail seasonality patterns. Our business has a large gift giving and special occasion component and therefore, sales are significantly higher in the fourth calendar quarter of each year than in the preceding three quarters. In addition, Internet usage and the rate of Internet growth may be expected to decline during the summer. We have made efforts to increase our revenues in other quarters by implementing our wholesale program and increasing our product selection, but we expect seasonal trends to continue in the future. We are subject to a number of agreements which require fixed monthly payments, regardless of the seasonal nature of our sales. As a result, we expect our expenses as a percentage of revenues to continue to be higher during the first three quarters of each year.


    Due to the factors mentioned above, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance.

LIQUIDITY AND CAPITAL RESOURCES


    Since inception, we have financed our operation primarily through short term borrowings and private sales of common and preferred stock which totaled approximately $7.2 million, net of stock issuance costs, through August 31, 1999.


    We raised $2.0 million in July 1998, $2.1 million in March 1999 and $3.0 million in May 1999 through sales of preferred stock. Each share of preferred stock will convert into one share of common stock upon the closing of this offering.

    Net cash used in operating activities was $1.4 million in 1998, $5,009 in 1997 and $15,280 in 1996. Net cash used in operating activities for each of these periods primarily consisted of marketing, product and site development and general and administrative expenses. The significant increase in 1998 reflects increased availability of funds following our receipt of $2.0 million from the sale of Series A preferred stock in July 1998.

    Net cash used in investing activities was $34,022 in 1998, $8,510 in 1997, and $25,923 in 1996. Net cash used in investing activities for each of these periods primarily consisted of purchases of computer software and hardware.

    Net cash provided by financing activities of $123,610 in 1997 and $50,670 in 1996 consisted primarily of proceeds from sales of common stock. Net cash provided by financing activities of $2.0 million in 1998 consisted primarily of net proceeds from the sale of Series A preferred stock. Net cash provided by financing activities of $5.1 million in the first half of 1999 consisted primarily of net proceeds from the sale of preferred stock.


    As of August 31, 1999 we had approximately $792,000 of cash and cash equivalents. As of that date, our principal commitments consisted of obligations under operating and capital leases, contracts for online advertising and promotion, and payments required in connection with implementation of our new order processing system. In addition, we anticipate a substantial increase in our capital expenditures and lease commitments in the future as our operations, infrastructure and personnel grow.



    As of August 31, 1999 we had entered into a number of commitments for online advertising and promotion, including agreements with America Online, Excite, Yahoo! and other online sites. As of August 31, 1999, our remaining commitments under these agreements were approximately $1.1 million during 1999 and approximately $1.2 million through the third quarter of 2000.



    We currently anticipate that the net proceeds of this offering, together with our available funds, will be sufficient to meet our anticipated needs for working capital and capital expenditures until the middle of the year 2000. As a result, we will need to raise a significant amount of capital after the first half of the year 2000. However, we may be unable to raise sufficient funds through the issuance of common stock, in which case we may issue other equity, equity related or debt securities that have rights, preferences or privileges senior to those of the rights of our outstanding securities. As a result, our shareholders may experience additional dilution. We cannot be certain that such additional financing will be available to us on favorable terms, or at all. If additional financing is not available when required or is not available on acceptable terms, we may be unable to develop or enhance our products or services and may be compelled to curtail operations significantly. In addition, we may be unable to take advantage of business opportunities or to respond to competitive pressures. Any of these events could harm our business, financial condition or results of operations.


YEAR 2000 READINESS

    Many existing computer programs use only two digits to identify a year and cannot reliably distinguish dates beginning on January 1, 2000 from dates prior to the year 2000. If not corrected, many computer software applications could fail or create erroneous results by, on or after the year

2000. We use software, computer technology and other services provided by third parties that may fail due to the year 2000 phenomenon.

    We are currently in the process of replacing our order processing system for reasons unrelated to the year 2000 problem. However, we have been advised by the supplier of our existing order processing system and the company that processes our credit card orders that this system is not fully year 2000 compliant. Also, the company which processes our credit card orders has indicated that it will not support our current order processing system after October 31, 1999 unless we upgrade this system. The third party supplier of the new order processing system has assured us that the new order processing system is year 2000 compliant. We have begun transferring our operations to the new system and expect this transfer to be completed prior to October 31, 1999. Until the transfer is complete, we will continue to run our existing system in parallel with this system. However, if installation of the new order processing system is not completed by October 31, 1999, we may be unable to operate our Web site or process customer orders until such installation is complete.


    We are currently assessing the year 2000 readiness of other third party supplied software, computer technology, and embedded systems used in our business, as well as that of the third party which hosts our servers. As part of our assessment of the year 2000 compliance of these systems, we plan to seek assurances from these vendors that their software, computer technology and other services are year 2000 compliant. We expect this assessment process to be completed during the fourth quarter of 1999. Following this assessment, we will develop, if necessary, a remediation plan with respect to third party software, third party vendors and computer technology and services that may fail to be year 2000 compliant. We expect to complete any required remediation during the fourth quarter of 1999. As of August 31, 1999, we have spent no funds explicitly to address year 2000 issues. However, we have invested approximately $25,000 in technology upgrades which are year 2000 compliant, as discussed above. At this time, we cannot determine the expenses that we may incur in connection with this assessment and potential remediation plan. If our assessment and remediation is not properly made or completed in a timely manner, the reasonable worst case scenario is that we would be unable to operate our Web site, process customer orders, and perform other necessary operations, which would have a material adverse effect on our business.



    Our business could also be materially harmed if the systems used by other third parties failed to be year 2000 compliant. If year 2000 issues prevented our suppliers from being able to fulfill customers' orders, we would lose sales and our business and reputation may be harmed. We are in the process of seeking assurances from suppliers of products which represent a material portion of our sales that their systems are year 2000 compliant. However, we believe that the nature and size of our suppliers' operations makes it unlikely that year 2000 issues associated with their systems will prevent or significantly delay order fulfillment.


    In addition to our suppliers, our business depends on a network of third parties, including Internet service providers, the financial institutions which process our customers' credit card payments, telecommunications vendors, third party carriers which deliver orders to customers, as well as the integrity of the Internet in general. In addition, our business could be harmed by the year 2000 problems faced by our customers if they were unable to access our online store. Since this network consists of unrelated parties located throughout the world, we do not believe any entity has the ability to manage the year 2000 compliance of the entire network and our ability to assess the year 2000 issues associated with this network is limited to publicly available information contained in news reports and other similar media.

    At this time, we have not yet developed a contingency plan to address situations that may result if we, our suppliers, other third parties, or the Internet are unable to achieve year 2000 compliance. The cost of developing and implementing such a plan, if necessary, could be material. Any failure of our material systems, our suppliers' or other third parties' material systems or the Internet to be year 2000 compliant could prevent us from operating our Web site effectively, taking product orders, making product deliveries or conducting other fundamental parts of our business.

NEW ACCOUNTING PRONOUNCEMENTS

    In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This statement will be effective in 1999 and establishes accounting standards for costs incurred in the acquisition or development and implementation of computer software. These new standards will require the capitalization of certain software implementation costs relating to software acquired or developed and implemented for the Company's use. This statement is not expected to have a significant effect on GreatFood.com's financial position or results of operations.

    In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start Up Activities." This statement will be effective in 1999 and will require costs of start up activities and organization costs to be expensed as incurred. This statement is not expected to have a significant effect on GreatFood.com's financial position or results of operations.

    The Financial Accounting Standards Board recently issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No.
131). SFAS No. 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," replacing the "industry segment" approach with the "management approach." The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of GreatFood.com's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. GreatFood.com adopted SFAS No. 131 on January 1, 1998. GreatFood.com has determined that it does not have any separately reportable business or geographic segments.

                                    BUSINESS

    GreatFood.com is an electronic commerce company focused on the sale of gourmet and specialty food over the Internet to the retail, corporate gift and wholesale markets. We offer a broad selection of high quality branded specialty food products which appeal to a wide range of customers for special occasions, parties and gifts. Our product offering includes specialty and gourmet food such as chocolates, caviar, prime beef, fancy fruit, and lobster dinners. Our merchandise mix is focused on a carefully selected assortment of high quality products, and our Web site combines a unique blend of merchandise and related content.

    We have established strategic supplier relationships with specialty food manufacturers, distributors and importers who ship products directly to our customers on our behalf. As a result, each of our suppliers serves as a GreatFood.com "virtual warehouse." This direct supplier to customer fulfillment model enables us to minimize inventory related risks and holding costs, limit overhead costs, offer a broad range of perishable and non-perishable products, and provide prompt delivery. This model allows us to offer products from a supplier's entire product line rather than just the fastest selling products.

    There is no dominant retailer within the gourmet and specialty food market--a market which we believe exceeded $30 billion at the retail level in 1998. Furthermore, this market is characterized by a fragmented supplier and distribution network. This limits the product choices and shopping convenience available to customers. The retail market involves the sale of products to consumers at retail prices while the wholesale market involves the sale of bulk quantities of products to retailers at wholesale prices. In both the retail and wholesale markets, we believe electronic commerce provides opportunities to improve the specialty food shopping experience and selection.

    Our online store is accessed on the Internet at WWW.GREATFOOD.COM. It provides pictures and detailed information relating to specialty food products that are conveniently organized by category, brand, or meal occasion. Shoppers can search for, browse and select products throughout the store for purchase. Traffic on our Web site reached 1.2 million "unique visits" in 1998 and approximately 1.6 million "unique visits" in the first six months of 1999. "Unique visits" are defined as periods of time in which a person (or in some cases, a computer, automatically) views one or more screens of the GreatFood.com Web site. A unique visit ends when a 30 minute period has gone by in which that person or computer has not viewed any additional screens of the GreatFood.com site.

INDUSTRY OVERVIEW

    The following discussion of GreatFood.com's industry contains market projections prepared by various research firms. These market projections may not be achieved.

GROWTH IN ELECTRONIC COMMERCE

    The growing popularity of the Internet represents an opportunity for companies to take advantage of the potential for commercial transactions conducted online, referred to as electronic commerce. International Data Corporation, a market research firm, estimates that sales by businesses to consumers over the Internet will increase from over $50 billion worldwide at the end of 1998 to approximately $1.3 trillion worldwide by the end of 2003. Further, according to a 1997 report by Jupiter Communications, another market research firm, an estimated 70% of adult Internet users will make purchases online by the year 2002, as compared to an estimated 22% that did so in 1997. Several factors are driving the growth in sales to both consumers and businesses over the Internet. These factors include:

    - increasing familiarity with the Internet;

    - broadening consumer acceptance of online shopping;

    - increasing acceptance of online distribution relationships by businesses;

    - improved online network security;

    - the growing base of personal computers and improved hardware, software and services to access the Internet; and

    - expanded ability of computer systems to process larger amounts of data at higher speeds.

    We believe the Internet is particularly well suited for promoting, marketing, selling and distributing merchandise both on a retail and a wholesale level. The Internet permits customers throughout the world to have direct access to suppliers. Online stores can provide direct customer service and product information to a large number of customers at the same time with a substantially smaller sales staff than traditional stores. Online stores also have the ability to rapidly and continually update this information. Internet merchandisers, unlike traditional stores, do not have the same expenses associated with operation of physical stores and warehouse facilities, and can change store design without substantial cost. In contrast to catalog merchandisers, Internet retailers can react quickly to change product descriptions, pricing or product mix and are not subject to the costs of catalog publication and distribution. Additionally, online merchandisers have the ability to track directly customer responses and preferences which enables the merchandisers to customize their online stores to target specific customer groups and individuals.

THE SPECIALTY FOOD MARKET TODAY

    The products we sell are known as "gourmet and specialty food," defined as distinctive food of high quality. This includes traditional gourmet food and confections, as well as such products as prime beef, extra fancy fruit and seafood. This category also includes branded specialty products which are available in specialty restaurants or retail shops. Our criteria for determining whether to classify a food product as gourmet or specialty include:

    - cost of ingredients;

    - cost of processing;

    - freshness/perishability;

    - uniqueness;

    - newness/cutting edge;

    - cost of packaging; and

    - cost of importation/distribution.

    We select products for our Web site through a formal review process which involves review of the supplier background and the details of their product line. Our product review committee then samples representative products from each supplier and rates the products by standardized criteria.

    THE RETAIL MARKET. The retail food market involves the sale of food products to individual consumers and households. The gourmet and specialty food industry is a sizable segment of the United States retail food market. According to a 1995 market report published by Packaged Facts, retail sales of gourmet and specialty food are projected to reach approximately $48 billion in 2000. Currently, specialty food is principally sold through the following retail channels:

    - supermarkets;

    - gourmet and specialty food stores;

    - mail order catalogs;

    - department stores;

    - television shopping channels; and

    - discount warehouse retailers.

    The combination of the size of the specialty food market and the growth of online shopping has created what we believe to be a sizable market opportunity.

    THE WHOLESALE MARKET. The wholesale market involves sales to specialty food retailers, gift shops, caterers, restaurants and other resellers of specialty food products. Traditionally, suppliers of specialty food have distributed their products either by using a food broker to sell to retailers at wholesale prices, or by selling their products to specialty food distributors who in turn sell to retailers. In these arrangements, food brokers generally receive a 10% commission on the wholesale price and distributors generally purchase the product at a 20% to 25% discount from the supplier's wholesale price. The assortment of specialized food brokers and distributors that currently supports the industry is highly fragmented. As a result, many retail outlets for specialty food products are underserved or have limited access to these food brokers and distributors.

THE ONLINE OPPORTUNITY IN SPECIALTY FOOD

    In both the retail and wholesale markets, we believe electronic commerce offers opportunities to improve the specialty food shopping experience and selection. We believe traditional specialty food businesses face a number of challenges in providing a satisfying experience:

    - the specialty food market is highly fragmented with no single dominant retailer or wholesaler, and we estimate there are at least 5,000 suppliers throughout the United States;

    - this fragmentation leaves both retail and wholesale customers without access to a broad base of specialty food products;

    - distributors who carry specialty food products are limited in the products they can offer by inventory holding costs, inventory spoilage and warehouse size, which restricts the supply and selection available for customers;

    - mail order catalogs are not updated as inventory level or consumer demand changes and are expensive to produce and mail; and

    - traditional retail stores have costs associated with occupying and operating a physical store and selection is limited by the size of the store and inventory considerations.

    We believe that sales of gourmet and specialty food over the Internet provides a means to address many of these challenges.

THE GREATFOOD.COM SOLUTION

    GreatFood.com provides online retail and wholesale customers a broad selection of high quality specialty food which can be ordered at any time and promptly delivered. We aim to generate repeat business by providing a positive ordering experience for our customers.

    Our online sales model offers several advantages over traditional specialty food retail sales channels. These advantages include:

    - our ability to offer a large selection of products organized for easy browsing by our customers;

    - our ability to change, update, or delete our product offerings quickly;

    - low incremental costs of increasing our product offerings;

    - a business model that reduces many of the costs associated with physical retail locations and catalog distribution;

    - the convenience of ordering from home or office 24 hours a day, seven days a week;

    - our ability to sell unique, hard to find items not easily obtainable at a local supermarket; and

    - access to Web technology that can be used to directly yet inexpensively target specific customer groups for special offers and promotions based on their preferences or ordering history.


    In addition, GreatFood.com's individual suppliers ship goods directly to customers. By using this supplier direct fulfillment model, we do not have to operate a warehouse and can limit our overhead costs, but still offer a wide selection of products from numerous suppliers. As of August 31, 1999, we offered products from 86 specialty food suppliers.


BUSINESS STRATEGY

    Our objective is to be the leading online provider of gourmet and specialty food. Key elements of our strategy include:

    EXPAND BRAND RECOGNITION. As an early entrant to online specialty food retailing, we have established GreatFood.com as a leading online brand in our industry. We believe that expanding our brand recognition is critical to growing our customer base. Our strategy is to promote, advertise and increase the recognition and visibility of the GreatFood.com brand. We intend to do this through:

    - offering an extensive selection of high quality gourmet and specialty food products;

    - providing excellent customer service;

    - advertising on leading Web sites and in other media;

    - conducting an ongoing public relations campaign; and

    - developing business alliances and partnerships.

    Additionally, we plan to expand our food oriented content which includes product reviews, recipes, visiting chefs, and helpful hints, in order to make our customers' experience more enjoyable and to more tightly tie together content with our product offerings. We believe that GreatFood.com is well positioned as not only an online specialty food store, but as an online gathering place or "community" for people with interests related to specialty food. Additionally, we believe GreatFood.com provides high quality product offerings and related content as well as excellent customer service.


    UTILIZE OUR SUPPLIERS AS "VIRTUAL WAREHOUSES." Our suppliers ship products directly to our customers on our behalf. As a result, we do not operate our own warehouse. Instead, each of our suppliers serves as a GreatFood.com "virtual warehouse." This direct supplier to customer fulfillment model enables us to minimize inventory related risks and holding costs, limit overhead costs, offer a broad range of perishable and non-perishable products, and provide prompt delivery. We are in the process of converting to a new electronic commerce transaction processing and order fulfillment system. This system is being designed to, among other things, directly link our suppliers' warehouses with our order processing system and provide our customers with online order tracking. See "-- Technology and Intellectual Property" at page 43 for more information concerning implementation of this new system.


    EXPAND THE BREADTH AND DEPTH OF OUR PRODUCT OFFERINGS. We continually strive to expand our product offerings by working with suppliers of high quality goods who respond on a timely basis to orders and ship products directly to our customers. Our objective is to aggressively, yet selectively, add additional specialty food products to our Web site in 1999. Additionally, we are considering expansion into complementary product offerings which would enhance the specialty food "occasion," such as wine, tableware and music.

    TAKE ADVANTAGE OF THE RELATIONSHIP BETWEEN RETAIL AND WHOLESALE DISTRIBUTION CHANNELS. We have established supplier relationships with 86 manufacturers, distributors and importers of specialty food products. We believe the retail and wholesale aspects of our business complement one another. The wide recognition of our consumer brand has helped us gain credibility among our targeted wholesale customer base. Just as our online retail store offers hard to find, high quality specialty food products to consumers, our wholesale site provides a convenient channel for retailers of specialty food to purchase these products in bulk quantities. Additionally, by building our overall sales volume through our wholesale program, we believe we will be able to obtain preferential pricing from suppliers and enjoy more favorable margins from our retail business.



    ACQUIRE LEADING MARKET SHARE TO LEVERAGE ECONOMIES OF SCALE. By moving quickly to take advantage of our brand recognition, we believe we can become the online high volume market share leader in the specialty food industry. In order to increase sales volume on our site, we have entered into an arrangement with Peapod in which GreatFood.com products will be offered to Peapod customers on a special area of the Peapod site which includes both GreatFood.com and Peapod branding logos. In addition, we have been selected to be a regularly featured, or "tenant," merchant on both the America Online and Excite networks and have entered into targeted marketing arrangements with Yahoo!, Lycos and other Internet sites. We believe that our business model will allow us to take advantage of economies of scale as our sales volume increases.


    EXPAND INTERNATIONALLY. Although we have historically focused on specialty food customers and suppliers in the United States, we believe that growth in the use of the Internet outside of the United States will represent additional specialty food market opportunities for us. To take advantage of these opportunities, we intend to replicate our business model and build our brand name in selected international markets with appropriate demographics and market characteristics. As our first expansion into this area, we are currently developing a Canadian GreatFood.com site and establishing a network of suppliers in Canada who will sell and deliver specialty food products to customers in Canada.

THE GREATFOOD.COM SITE

    Our Web site is divided into the following areas: THE RETAIL SHOP, THE WHOLESALE SITE, CORPORATE GIFTS, and ABOUT GREATFOOD.COM. The following is a summary of some of these areas:

    THE RETAIL SHOP. GreatFood.com has established a leading consumer brand in specialty food on the Internet through our retail shop, which is the most popular destination within the GreatFood.com site. In addition to offering products for sale, the retail shop has several areas that provide information, allow visitors to exchange ideas and stimulate buying. The front page of the retail shop usually has a featured brand, special offers and seasonal suggestions. Information is provided in categories such as:

PRODUCT REVIEWS.....  PRODUCT REVIEWS are written by our in-house food expert for every product line offered in our store. These reviews highlight the reasons for selecting each product line, and provide interesting commentary and colorful facts about the products and companies that produce them.

SEASONAL IDEAS......  SEASONAL IDEAS present products or groups of products around seasonal themes. In the past we have featured barbecue items during the summer months and gourmet snacks during the fall football season.

VISITING CHEF.......  VISITING CHEF features biographical information and recipes from a number of celebrity chefs. In cases where the chefs' products are featured in our store, links are provided to the product offerings.

RECIPES.............  RECIPES feature and highlight different product lines. These recipes, many of which are provided by our suppliers, are linked to areas in our store where the products can be purchased.

CUSTOMER FORUMS.....  CUSTOMER FORUMS allow visitors to the site to share their own product reviews and comments.

    THE WHOLESALE SITE. In December 1998, we launched our wholesale site which offers products from suppliers, typically in case quantities, to retail stores, specialty food shops, gift shops, caterers, restaurants and other traditional merchants. Initial access to the GreatFood.com wholesale home page is available to anyone, but information on products and pricing is limited to retailers who register with us and are issued a password. Once a password is issued, these customers can view products and pricing and can buy bulk quantities at wholesale prices. Our wholesale shop uses a different search methodology than our retail shop. In the wholesale shop, wholesale customers principally search by product categories and the brand names of our suppliers.

    CORPORATE GIFTS. Our corporate gifts site is designed for use by businesses and professionals who are procuring gifts for their customers or clients. We offer these customers the assistance of our gift consultants, available online or by phone, to facilitate the purchasing decision. The corporate gifts site features a number of products which are particularly appropriate for corporate gifts. Customers can shop online for a variety of specialty food gift baskets and have them sent directly to their customers and clients. We believe that the convenience of ordering gifts for customers and clients from the workplace is an attractive solution for businesses and professionals.

SHOPPING AT OUR SITE

    We believe that the sale of specialty food at our Web site offers several benefits to our customers. These benefits include enhanced selection, convenience, ease of use, depth of content and information, and competitive pricing. Key features of our online store include:

    BROWSING. Our Web site offers visitors a variety of highlighted subject areas and special features arranged in a simple, easy to use format intended to enhance product search, selection and discovery. Our visitor starts by selecting a shop among retail, wholesale or corporate gifts. By clicking on these permanently displayed shop names, the visitor moves directly to the home page of the desired shop and can quickly view promotions and featured products. Visitors can use a quick keyword search in order to locate a specific product. They can also execute more sophisticated searches based on pre-selected criteria depending upon the shop that they are in. For example, at our retail shop, visitors can search using the following sample criteria:

Sample Categories  Meal Occasion   Gift Finder
-----------------  --------------  ----------------
Appetizers         Backpacking     $15 and under
Candy              Barbecue        $20 range
Cheese             Beach party     $30 range
Chocolates         Cocktail party  $40 range
Fruits             Dessert         $50-$75
Gift baskets       Dinner party    $75-$100
Meats              Fireside        $100 and up
Pastas             Picnic          Gift basket
Sauces             Pre-game        Gift certificate
Seafood            Romantic meal   Gift of the
                                   month

    In addition, visitors can browse our online retail store by clicking on links which bring them to specially designed pages dedicated to products from key national and specialty brands. Customers can also click through to "Featured Brand" pages and browse through our seasonal "Express Shoppes," designed to facilitate holiday shopping for the harried customer who needs a quick gift.

    GETTING INFORMATION. One of the unique advantages of an Internet retail store is the ability to combine product information and editorial content. Our site includes destinations where visitors can read food reviews, featured recipes and about selected chefs. In addition, visitors can enter a forum where they can read or offer customer reviews, suggestions and comments.

    FINDING A GIFT. We have designed parts of our site to encourage and facilitate gift giving. Visitors can draw down the Gift Finder menu to help them find a gift in a particular price range. Our site also has an area called "Gift giving etiquette" which offers guidance on appropriate occasions for business-related gifts.

    SELECTING A PRODUCT AND CHECKING OUT. To purchase products, customers simply click on either the "add to cart" or "buy it now" buttons to add products to their "shopping cart." Customers can add and subtract products from their shopping cart as they browse around our online store, prior to making a final purchase decision, just as in a physical store. To execute orders, customers click on the "checkout" button and, depending upon whether the customer has previously shopped with us, the customer may be prompted to supply shipping details online. America Online members can access the AOL Quick Checkout feature which already has the customer's billing and shipping information online. Prior to finalizing an order by clicking the "submit order" button, customers are shown their total charges along with the various products and shipping options chosen. The customer then has the ability to change their order or cancel it entirely. As an additional service, we offer customers the option to place orders directly over the telephone by calling our toll free number.

    PAYING. Customers must use a credit card to pay for their orders. They authorize charges to their credit card during the checkout process, but we do not process the charge until our suppliers ship the customer's items from their distribution facilities.


    ORDER PROCESSING AND FULFILLMENT. Upon receipt of a customer order, we transmit fulfillment instructions to the appropriate supplier via e-mail or facsimile, depending upon their systems. The supplier, in turn, ships the products directly to the customer and supplies to us confirmation of shipment. Over time, we anticipate that a majority of our suppliers' warehouses will be electronically linked to our order processing system. Because we do not currently use a warehouse, the risks and costs associated with carrying inventory are reduced. Suppliers fulfill orders placed through our Web site through a variety of third party shippers, including UPS and Federal Express. See "-- Technology and Intellectual Property" beginning on page 43 for more information on order processing and fulfillment.


    CUSTOMER SERVICE. GreatFood.com places significant emphasis on customer service and offers a 100% satisfaction guarantee on all of our products and services through which GreatFood will replace or provide a refund for any product for which a customer is not 100% satisfied. In this area of our site, we assist customers in searching for, shopping for, ordering and returning products. We also provide information on shipping charges and other policies. In addition, we provide customers with answers to the most frequently asked questions and encourage our visitors to send us feedback and suggestions via e-mail. Furthermore, customer service agents are available via telephone or e-mail to answer questions about products and the shopping process as well as assist in the corporate gift giving process. One of the key features of the GreatFood.com site is our Safe Shopping Guarantee, which ensures that all of our customers' personal information is encrypted, and covers the full amount of each shopper's personal liability for unauthorized credit card usage.

THE GREATFOOD.COM RETAIL CUSTOMER

    We believe that in general, customers are visiting our site in anticipation of a food related event: special occasions, birthdays, holidays or parties, where convenience and ease of use are essential. The average customer spent approximately $48 per visit in the first six months of 1999, including shipping charges. According to surveys conducted among a limited number of our customers in the 1998 calendar year by BizRate.com, a market research firm:

    - 65% of our customers were female;

    - 75.3% of our customers were 35 years of age or older, with an average age of 45 years; and

    - average annual income of our customers was approximately $87,000.

    We are highly committed to excellent customer service with the goal of providing a positive ordering experience that will capture the customer for repeat visits. The BizRate.com survey indicated that 89% of the customers responding were highly or very highly satisfied with their shopping experience and 80% of the customers responding were likely or very likely to shop in our online store again.

SUPPLIER RELATIONSHIPS


    GreatFood.com currently features approximately 4,100 products from 86 of the country's leading specialty food companies. Our five most popular product lines during 1998 were those offered by Port Chatham Smoked Salmon, Lobster Gram, Ham I Am!, Chukar Cherry Company, and Pacific Cookie Company. We evaluate all of our products for quality and freshness and inclusion in our Web site is by invitation only. We bear the cost of setting up and operating a Web site for our suppliers within our site so that they have no setup fees or site operating costs.


    In our GreatFood.com retail business, we pay our suppliers at wholesale prices and generally sell our products to customers at standard retail prices. GreatFood.com wholesale orders are sold at wholesale pricing to retailers while we pay our suppliers at a discount from wholesale. Terms with our suppliers typically require payment within 30 days.


    As of August 31, 1999, we offered products from the following suppliers and brands:


       Ackerman & Cooke -- PRIME BEEF STEAKS AND ROASTS

       Advantage Int'l Foods Corp. -- IMPORTED CHEESES

       Barrows Tea -- GOURMET TEA

       Bella Cucina Artful Food -- PASTA, SAUCES AND OLIVE OIL


       Big Daddy's Fabulous Fudge -- BELGIAN CHOCOLATE AND FUDGE


       Blue Crab Bay Company -- SOUPS, CRACKERS AND BLOODY MARY MIX FROM THE CHESAPEAKE BAY AREA

       Brown & Haley -- ALMOND ROCA AND OTHER FINE CHOCOLATES


       Buckhead Gourmet -- MEAT SAUCES


       Caffe Appassionato -- SPECIALTY COFFEE

       California Harvest (Grapevine Trading) -- TAPENADES, FRUIT VINEGARS AND OLIVE OIL FROM
         CALIFORNIA

       Calio Groves -- OLIVE OILS FROM CALIFORNIA


       Carpe Diem -- SUPERIOR COFFEE


       Carson's Ribs -- BARBECUE RIBS FROM CHICAGO

       Celebration Specialty Foods -- BIRTHDAY AND SPECIAL OCCASION CAKES, TARTS AND PASTRIES

       Charlie Palmer Foods -- COOKING SAUCE FOR MEAT, POULTRY AND FISH

       Chewy's Rugulach -- FLAVORED RUGULACH PASTRIES

       Chukar Cherry Company -- DRIED FRUITS, CANDIES AND GIFT BASKETS

       Cibo Fresh Specialties -- FRESH HERB BUTTERS, CHEESES AND PESTOS

       Cinnabar Specialty Foods, Inc. -- CHUTNEYS AND SAUCES

       Cinnabon -- CINNAMON ROLLS

       Cornfields -- GOURMET POPCORN

       Crinklaw Farms -- WREATHS, DRIED FLOWERS AND GARLIC BRAIDS

       D'Artagnan -- PATES, SAUSAGES AND SPECIALTY MEATS


       David Rio -- TEA AND CHAI


       Da Vinci Gourmet -- FLAVORED SYRUPS

       Delacre (Liberty Richter) -- EUROPEAN STYLE COOKIES AND BISCUITS

       Desserts on Us -- BAKLAVA

       Downey's Cakes (Liberty Richter) -- LIQUEUR CAKES FOR SPECIAL OCCASIONS AND GIFTS

       Edible Eats -- GOURMET CHEESECAKES

       Elena's -- PASTA AND PASTA SAUCES


       Essence of India -- INDIAN SPICES


       Farm Country Specialties -- FRENCH TOAST BATTER MIX

       The Famous Pacific Dessert Company -- CHOCOLATE DECADENCE, TORTES AND BROWNIES

       Formula 9 -- GOURMET KETCHUP

       Fox's Fine Foods -- RELISHES AND PESTOS


       Frontera -- CHEF-CREATED SALSAS


       Golden Malted -- WAFFLES AND PANCAKES

       Goldwater's Foods of Arizona -- ALL NATURAL HOT AND FRUIT SALSAS

       Grafton Village Cheese -- VERMONT CHEDDAR CHEESES

       Graysmarsh Farms -- JAMS AND PRESERVES

       Greenwich Bay Clams -- RHODE ISLAND LITTLENECK CLAMS

       Grimaud Farms -- MUSCOVY DUCK, RABBIT AND GOOSE

       Hagerty Foods -- SAUCES AND PICKLED VEGETABLES

       Ham I Am! -- HICKORY SMOKED HAMS, TURKEYS, QUAIL AND BEEF BRISKET

       Harbor Sweets -- HANDMADE GIFT CHOCOLATES

       Highland Sugarworks -- VERMONT MAPLE SYRUP AND BREAKFAST GIFT PACKS

       Hogue Cellars (Hogue Farms) -- PICKLED VEGETABLES FOR APPETIZERS AND
       SNACKS


       Hot Licks -- HOT SAUCES


       John Wm. Macy Cheesesticks -- GOURMET CHEESESTICKS

       Kids Cooking Kits -- BAKING KITS FOR KIDS

       Killer Pecans (People Gotta Eat) -- TWICE-COOKED JUNIOR MAMMOTH PECAN HALVES

       Kim & Scotts's Gourmet Pretzels -- PRETZELS

       Lobster Gram -- LIVE MAINE LOBSTER DINNERS

       Loewy Foods Inc. (Chef's Pride) -- FRESH TURKEYS AND KOSHER TURKEYS

       Melissa's -- EXOTIC FRUIT AND GIFT BASKETS


       Mendocino Mustard -- FLAVORED MUSTARDS



       Michel Cluizel -- FRENCH CHOCOLATE


       Mo Hotta Mo Betta -- HOT SAUCES

       Moonshine Trading -- HONEYS AND NUT BUTTERS


       My Favorite Muffin -- MUFFIN BASKETS


       Native Kjalii -- FRESH CUT TORTILLA CHIPS


       Nell Baking Company -- SHOO-FLY PIE AND CHEESECAKE


       Omaha Steaks -- CORN FED MIDWEST BEEF

       Oregon Orchard (Hazelnut Growers of Oregon) -- SEASONED AND CHOCOLATE COATED HAZELNUTS

       Pacific Cookie Company -- OATMEAL, CHOCOLATE CHIP AND OTHER COOKIES

       Parmacotto Ham -- PARMA HAM FROM ITALY

       Partners Crackers -- CRACKERS

       Patti's Plum Puddings -- PLUM PUDDING

       Paul Proudhomme's Magic Seasoning Blends -- SPICE MIXES

       Perona Farms -- ATLANTIC SMOKED SALMON

       Perugina (Peters Imports) -- CHOCOLATES IMPORTED FROM ITALY

       Petrossian Paris -- IMPORTED CAVIAR

       Port Chatham Smoked Salmon (Icicle Seafoods) -- SMOKED SALMON AND GIFT PACKS

       Quality Citrus Packs -- EXTRA FANCY FRUIT

       Reward Specialty Food Company -- GOURMET GRANOLA

       The Rainforest Company -- BRAZIL NUTS AND CASHEWS WITH A BUTTER CRUNCH COATING

       Restaurant Lulu -- VINEGARS, SAUCES AND SEASONINGS


       Ristorante Teatro -- FLAVORED VINEGARS AND OILS


       Scharffen Berger -- CHOCOLATES


       The Sideboard, Inc. -- SMOKED MEAT



       SWEET dreamz -- COOKIES, BROWNIES AND TEA CAKES


       Torn Ranch -- DRIED FRUITS, NUTS AND GIFT PACKS

       Tortuga -- RUM CAKES

       Two Buddies BBQ -- BBQ SAUCES AND MARINADES

       Ultimate Baking Company -- GOURMET BISCOTTI

       The Ultimate Basket -- GIFT BASKETS

       Walker's Shortbreads (Peters Imports) -- IMPORTED SHORTBREAD FROM
       SCOTLAND

       Wild Thymes -- FRUIT SPREADS, CHUTNEYS, SAUCES AND MUSTARDS

    We currently rely on our suppliers to fulfill our customers' orders directly and therefore do not maintain inventory or operate distribution centers. Many of our suppliers are small businesses with limited production and delivery capabilities. Supplier order fulfillment difficulties may limit the growth or our sales. We will evaluate on a continuous basis whether we should maintain inventories or one or more distribution centers. We may choose to do so, for example:

    - if the timing or amount of purchases causes our significant suppliers to be unable to deliver to our customers in a timely manner;

    - if we determine it is necessary or beneficial to be able to consolidate orders, particularly from wholesale customers, to reduce shipping costs or achieve other cost savings;

    - if we determine that it would be worthwhile in order to enable us to purchase products in bulk at a discount from wholesale prices and obtain the resulting higher profit margin on sales of these products; and

    - if we begin experiencing problems maintaining consistent quality of packaging and order fulfillment.

MARKETING AND PROMOTION

    GreatFood.com targets potential online customers, both retail and wholesale, in a proactive manner, using a mix of traditional and online marketing techniques. These techniques include online and print advertising, direct mail, public relations and trade shows.

OUR RETAIL CUSTOMER MARKETING STRATEGY

    ONLINE ADVERTISING AND PROMOTION. Online advertising to date has been the most successful method in directing traffic to our Web site. We use commercially available tracking software to track and monitor our incoming traffic. We believe that our promotional relationships are a critical component of achieving brand recognition. We have entered into promotional arrangements with major Web sites called "portals" which bring together a large variety of content. Through these agreements, we believe we can reach a significant portion of the online consumer audience and obtain visibility on new and innovative programs within these sites. We intend to continue to pursue distribution arrangements with additional portals and other leading Internet sites to further broaden awareness of the GreatFood.com brand and drive more users to our Web site. Our current aggregate obligations under these promotional agreements are approximately $1.1 million through the end of 1999 and approximately $1.2 million through the third quarter of 2000. We anticipate spending a portion of the proceeds of this offering to increase our online advertising and promotional spending.



    In August 1998, we entered into a shopping channel promotional agreement with America Online. Under this agreement, we became a regularly featured merchant in America Online's Shopping Channel. The Shopping Channel can be accessed through the America Online and CompuServe online services and the AOL Web site. A link to our Web site is located in the Gourmet and Grocery area of the Shopping Channel. America Online has also selected us to participate in the AOL Quick Checkout program which enables America Online members to enter their credit card and shipping information once and subsequently make purchases from selected merchants without having to reenter their credit card and shipping information. This contract with America Online extends through December 1999. In August 1999, we entered into a new contract with America Online which effectively expanded the 1998 contract. This contract provides for several sponsorship positions within America Online's Shopping Channel as well as additional advertising and promotional placement within America Online and other affiliated sites. America Online is a leading Internet shopping site. According to a January 1999 press release issued by America Online, its members spent over $1 billion with online retailers available through their network during the six weeks of the 1998 holiday shopping season.


    In September 1998, we entered into a sponsorship agreement with Excite. Under this agreement, links to our Web site and promotional materials have been placed on several areas of the Excite Web site including the Gourmet and Groceries department of the Excite site. In addition, we participate in Excite's one click shopping program, where shoppers can choose from a wide array of seasonal gift items and are able to reorder without having to re-enter their credit card number. Our agreement with Excite extends through December 1999.

    GreatFood.com also participated in targeted online programs with approximately 15 other sites during 1998. We have contracted for approximately 100 food related search "keywords" under our agreement with Yahoo! where we expect to show GreatFood.com advertising banners 110 million times to viewers of the Yahoo! site. Our agreement with Yahoo! extends until December 31, 1999. In addition, we purchase advertising space or structure promotional arrangements with a variety of other Web sites which we believe are appropriately targeted to our customers.


    AFFILIATE PROGRAM. Our retail shop also has an affiliate program which encourages users to set up links to our Web site, and, in turn, allows us to work collaboratively with owners of other Web sites. In this program, qualified Web sites operated by third parties can sign up to become GreatFood.com affiliates and will share in the profits on every transaction directly referred by their Web sites. We expect to significantly increase our customer base through these programs.


    THE PRIVATE LABEL, CO-BRANDED PROGRAM. We team with marketing partners that maintain Web sites which target customers outside GreatFood.com's primary customer base. GreatFood.com products are offered to these customers and we fulfill the orders through our supplier channel, in return for sharing profits on the sale with our marketing partner. We have established these "co-branded" relationships with Peapod, Wells Fargo and YourSchoolShop.com, among others.

    PRINT ADVERTISING. We have conducted a print advertising campaign aimed at gourmet and mail order consumers. During 1998 and the first six months of 1999, we have placed ads in the following publications:

Better Homes and Gardens      The New York Times Magazine
Bon Appetit                   The New Yorker
Country Living                The Puget Sound Business Journal
Eating Well                   Saveur
Fine Cooking                  Southern Living
Food and Wine                 Sunset
Gourmet                       Town and Country
House Beautiful               The Wall Street Journal


    CATALOGS. GreatFood.com has produced a 32 page color catalog designed to attract new customers and encourage repeat customers. This catalog is expected to be distributed to approximately 1.2 million households during the remainder of 1999.


    SPECIAL DRAWINGS AND PROMOTIONS. From time to time we hold special drawings to encourage visitors to register on our site. For example, we conducted a drawing for visitors considering specialty food for corporate gifts and selected five winners who received a Varietal Sampler of Caffe Appasionato coffee. We believe special promotions increase return visits by our customers and we plan to continue similar promotions in the future.

    GIFT CERTIFICATES. We offer gift certificates to both retail and corporate clients. We believe this is particularly effective during the holiday season as it provides an opportunity for additional customers to visit our Web site and purchase products of their choice.

    DIRECT MAIL. During 1998 we initiated two fourth quarter direct mail campaigns aimed at specialty food consumers and the corporate gift market. We plan on continuing our direct mail campaigns and instituting systems for tracking the effectiveness of our direct mail programs.

OUR WHOLESALE CUSTOMER MARKETING STRATEGY

    TRADE SHOWS. Industry trade shows, in particular the National Association of the Specialty Food Trade (NASFT) Fancy Food & Confection Shows held annually in San Francisco, Chicago, and New York, are an important part of the marketing activity between specialty food suppliers and their retailer customers. As part of our activities to grow our wholesale program, we plan to participate as an exhibitor at these industry trade shows during 1999.

    PRINT ADVERTISING. As part of our wholesale business, we have advertised in such specialty food industry publications as GOURMET NEWS, FANCY FOOD, GOURMET RETAILER, GIFT BASKET REVIEW and the NASFT SHOWCASE.

    TELEMARKETING. We believe another way to reach specialty food retailers is through telemarketing. We plan to use this method to attract and recruit these customers.

GOVERNMENT REGULATION

    Government regulation of communications and commerce on the Internet varies greatly from country to country. In the United States and Canada, the federal governments have not adopted many laws and regulations to specifically regulate online communications and commerce. However, the U.S. Congress has recently enacted legislation addressing such issues as the transmission of certain materials to children, intellectual property protection, taxation and the transmission of sexually explicit material. The European Union recently enacted its own privacy regulations. The governments of some other countries have been much more active in regulating in these areas than has the United States. The United States and other countries may increase their regulation of the Internet in the future. The law of the Internet, however, remains largely unsettled and it may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. An increase in regulation or the application of existing laws to the Internet may require us to modify the manner in which we conduct our business and could significantly increase our costs of operations or harm our business.

CUSTOMER SERVICE

    We believe that excellent customer service and support is critical to retaining and expanding our customer base. Customers can access our customer service representatives either through our toll free number or e-mail. Our customer service team is responsible for handling general customer inquiries and investigating the status of orders, shipments and payments. In addition, we process orders for customers who prefer live interaction or are uncomfortable transmitting their credit card information over the Internet. Our customer service representatives are a valuable source of feedback regarding customer satisfaction. Our Web site also contains customer service pages that outline store policies, provide answers to frequently asked questions, and provide an opportunity for customers to easily send us inquiries by e-mail.

TECHNOLOGY AND INTELLECTUAL PROPERTY

    TECHNOLOGY. We have implemented a variety of site management, search, customer interaction and order processing systems that we use to process customers' orders and payments. These systems use a combination of commercially available, licensed technologies and, to a lesser extent, our own proprietary software. We are currently focusing our internal development efforts on:

    - enhancement of the appearance and functionality of our Web site;

    - systems to support order processing, fulfillment and accounting; and

    - databases to track customer activities, preferences and contacts.


    We currently use the Netscape Merchant System provided by Netscape Communications Corporation to provide an electronic "shopping cart" interface and an Oracle database to store product and order information. This system includes a built-in credit card approval and processing facility which interfaces directly to First Data Corporation, a credit card processing company. Our Web site currently is maintained on two servers connected to the Internet. The servers are capable of supporting thousands of Web visitors and hundreds of transactions per day. For information concerning the year 2000 compliance status of our systems, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Readiness" on page 28.


    We have recently completed an internal evaluation of our electronic commerce systems for customer interaction, transaction processing, order fulfillment and customer service. As a result, we have begun a major upgrade of our systems to:

    - provide capacity for added order volume;

    - enable us to offer state of the art online shopping technology; and

    - tie together internal order processing systems to more fully automate the business processes related to fulfilling and monitoring orders generated through our online sales.


    To effect this upgrade, we have chosen a commercially available e-commerce system provided by Pandesic, a joint venture of Intel and SAP, for this implementation. This system provides business automation features based on SAP R/3 software and will be configured by Pandesic specifically for our electronic commerce requirements. Additionally, the Pandesic system will provide servers, networking equipment and connection to the Internet, which will replace our current system. Hardware will be located at a third party facility operated by Digex, Inc. in Sunnyvale, CA, which will provide several servers dedicated to the GreatFood.com site, communications lines and emergency power backup.

    The Pandesic system is intended to provide advantages to both our ordering customers and our order processing and fulfillment departments. For our customers the Pandesic system is expected to facilitate online order tracking, recommendations of alternative or related products and processing of gift certificates and coupons. In support of GreatFood.com's wholesale program, the Pandesic system also will be used to automate account management functions: setting up accounts, providing credit terms and credit limits. For our order processing and fulfillment departments, the Pandesic system is expected to provide an Internet based means for transferring orders to suppliers, generating packing lists and shipping labels, tracking shipments, invoicing and payment. Additionally, we expect the Pandesic system to provide overall financial reporting with respect to vendor payments.


    We will be running our existing system in parallel with the Pandesic system during its implementation. We have begun installation and testing of the system as well as introduction of the features that will affect our customers. Once this installation and testing is completed, we expect to introduce the portions of the system which will assist our order processing and fulfillment departments with a small group of our key suppliers during the fourth quarter of 1999 and, assuming the availability of sufficient working capital, to complete installation with the majority of our suppliers in mid to late 2000. In return for software licenses, support, use of hardware and Internet hosting, we have agreed to pay Pandesic a monthly fee.


    REMOTE ORDER PROCESSING AND TRACKING NETWORK. Currently, our suppliers ship orders directly to our customers on our behalf. To date, we have transmitted orders to our suppliers through traditional means, including facsimile, or, in some cases, e-mail. By contrast, in connection with our implementation of the Pandesic system, we expect to be able to provide greater automation of the process of submitting orders to our suppliers and tracking their status by creating an "extranet" which will consist of electronic links between our order processing system and our suppliers over the Internet. Many of our suppliers have limited technical capabilities. We believe that the successful implementation of this system is essential to our business to mitigate the order fulfillment problems we have experienced during high volume periods. Implementing this system will require us to provide a number of suppliers with personal computers, software, Internet access and training. For this and other reasons, implementation of our supplier extranet will be a complex undertaking. We may not be able to implement this system successfully or implementation may interfere with the successful operation of our business due to:

    - the substantial capital expenditures required to purchase the hardware and software;

    - difficulties in training our suppliers to use the new system;

    - the availability of technical support for these new systems;

    - the demands the maintenance of the new system and training will place on our financial, personnel and other resources; and

    - difficulties we may encounter in achieving acceptance of this system by our suppliers.

To succeed in the market in which we compete, we must:

    - adapt to rapidly changing technologies;

    - adapt our business to evolving industry standards; and

    - continually improve the performance, features and reliability of our service in response to competitive service and product offerings and evolving demands of the marketplace.

    Our failure to adapt to changes in our market would have a material adverse effect on our business, results of operations and financial condition. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require substantial expenditures by us to modify or adapt our services or technology. This could harm our business, results of operations and financial condition.

    INTELLECTUAL PROPERTY. We regard our service marks, trademarks, trade dress, trade secrets and similar intellectual property as integral to our success. We rely on trademark and copyright law, and trade secret protection to protect our proprietary rights. We have filed a trademark application for GreatFood.com for online ordering services featuring specialty food items. However, we cannot assure you that this trademark will be granted. If this trademark is not granted, we might be unable to prevent other companies from using this or a similar name. In addition, effective trademark, service mark, copyright and trade secret protection may not be available in every country in which we plan to sell our products online.

COMPETITION

    The specialty food market is extremely competitive but there is no single dominant competitor. We believe that the principal competitive factors in our market are:

    - brand recognition;

    - selection;

    - personalized services;

    - convenience;

    - price;

    - accessibility;

    - customer service;

    - quality of search tools;

    - quality of site content; and

    - reliability and speed of fulfillment.

    On the retail side of our business, we compete with supermarkets, warehouse clubs, and other specialty food retailers who have physical stores but do not offer the convenience of shopping from home or work 24 hours a day, 7 days a week. We also compete with specialty food catalogs and mail order companies such as Omaha Steaks, Harry & David, Dean & DeLuca, Balducci's and Hickory Farms. Many of these catalog and mail order companies have established their own Web sites and offer their products for sale online.


    There are other online specialty food retailers which sell products or offer content that compete with discreet portions of our business including Virtual Vineyards, Tavolo and Cooking.com. However, we are not aware of any significant online specialty food stores dedicated to selling a broad line of specialty food products. To a lesser extent, we also compete with Internet grocery stores such as Peapod and HomeGrocer.com and Internet "mall" retailers such as Shopping.com and CyberShop.


    On the wholesale side of our business, we compete with the food brokers and distributors that currently serve the specialty food distribution market.

    We expect many more online competitors in the future, as barriers to entry are minimal, and new competitors can launch sites at a relatively low cost.

    Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. In addition, online retailers may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies as use of the Internet and other online services increases. Some of our competitors may be able to secure merchandise from manufacturers on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies and devote substantially more resources to Web site and systems development than we can. Increased competition may result in reduced operating margins, loss of market share and diminished brand recognition. New technologies and the expansion of existing technologies may increase the competitive pressures on us.

EMPLOYEES


    As of August 31, 1999, we had 33 full-time employees, including 8 in product and site development, 14 in sales and marketing and 11 in general and administration. None of our employees are represented by a union. We believe that our relationship with our employees is good.


FACILITIES


    We lease approximately 3,000 square feet of space in Seattle, Washington for our corporate headquarters. The rent for this space is currently $4,313 per month. Our lease expires in February 2002, although we may terminate it, at our option, in September 2000. We have an option to renew our lease for this space for an additional three year term at a then current market rate of rent. We have entered into a one year agreement to lease an additional 5,800 square feet with a monthly rental expense of $13,533. We have an option to renew our lease for this space for an additional 18 months at a monthly rental rate of $14,742.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


    GreatFood.com's executive officers, key employees and directors and their ages as of August 31, 1999 are as follows:



NAME                                                      AGE                            POSITION
----------------------------------------------------  -----------  ----------------------------------------------------
Benjamin Nourse.....................................          41   Chief Executive Officer, Chairman of the Board of
                                                                   Directors and Secretary
William Cuff........................................          57   President and Director
Gayle Stetson.......................................          37   Vice President of Finance and Administration and
                                                                   Chief Financial Officer
Donna Nourse........................................          47   Vice President of Merchandising
Ronald Pankiewicz...................................          47   Vice President of Information Technology and Site
                                                                   Development
Noel Thompson.......................................          47   Vice President of Wholesale Programs
Scott Ellis.........................................          36   Director of Operations
Stacey L. True......................................          30   Vice President of Business Development
R. Stockton Rush III................................          37   Director
Geoffrey Barker.....................................          36   Director
David E. Wyman......................................          54   Director
Mark Koulogeorge....................................          35   Director


    BENJAMIN NOURSE founded GreatFood.com and has served as the Chairman of our board of directors since September 1995. Mr. Nourse served as our President from September 1995 until April 1998 and became our Chief Executive Officer in May 1999. From 1996 to 1998, Mr. Nourse was the Vice President of Development for The Cobalt Group, Inc., a provider of Internet marketing solutions to automotive dealerships. From 1993 to 1995, Mr. Nourse was an Executive Vice President of Scifor Corporation, a start up company which developed a large area video and multimedia graphic display system. From 1991 to 1992, he was the Vice President of Finance and Corporate Development of Tera Computer Company, a supercomputer manufacturer. From 1987 to 1991, he was an investment banker with U.S. Bancorp Piper Jaffray, Inc. Mr. Nourse holds a bachelor's degree in Engineering Sciences from Dartmouth College and a Masters in Business Administration from the Wharton School of the University of Pennsylvania.

    WILLIAM CUFF has been our President since April 1998, a director since May 1998, and was our Chief Executive Officer from April 1998 until May 1999. From 1990 to 1997, Mr. Cuff was President and Chief Executive Officer of Diamond Walnut Growers, Inc., a nut marketing and processing company. From 1986 to 1990, Mr. Cuff served as President of The Bachman Company, a major regional snack food company. From 1982 to 1986, he was the Vice President of Specialty Foods for Nestle Corporation, and from 1979 to 1982 he was the Vice President of Business Development for the Libby subsidiary of Nestle. Prior to joining Nestle, Mr. Cuff spent 11 years in various marketing management positions with General Foods. Mr. Cuff holds a bachelor's degree in Economics from Yale University and a Masters in Business Administration from Columbia University.

    GAYLE STETSON was appointed our Vice President of Finance and Administration in April 1999, and our Chief Financial Officer in May 1999. From 1993 until joining us, Ms. Stetson was a partner of Stetson Guske & Koenes, PLLC, an accounting firm. From 1985 to 1991, Ms. Stetson worked as an audit manager with KPMG Peat Marwick. Ms. Stetson holds a bachelor's degree in Accounting from Western Washington University and is a Certified Public Accountant.

    DONNA NOURSE joined GreatFood.com as our Vice President of Merchandising in August 1998. Prior to that time, Mrs. Nourse acted as an advisor to GreatFood.com since its inception. From 1988 to

1998, she was the corporate home economist for Quality Food Centers (QFC), an upscale Pacific Northwest supermarket chain. From 1982 to 1987, she served as the Senior Manager for the Creative Food Center of Campbell Soup Company. From 1978 to 1982, Mrs. Nourse was Food Editor for Seventeen Magazine. She holds a bachelor's degree in Home Economics from Plattsburgh State University. Mr. and Mrs. Nourse are husband and wife.

    RON PANKIEWICZ joined GreatFood.com as our Vice President of Information Technology and Site Development in June 1999. From March 1996 until joining us, Mr. Pankiewicz was the Director of Information Systems Development for Advanced Radio Telecom. From January 1995 to March 1996, he was the Manager of Applications Software for NORCOM Networks Corporation. Prior to that time, from March 1993 to January 1995, he was a Lead Software Developer for NavGuard, Inc. Before joining NavGuard, he was employed for 13 years by Fluke Corporation, a manufacturer of electronic instrumentation. Mr. Pankiewicz holds a bachelor's degree in Applied Mathematics from the University of Washington, a Masters in Computer Science from Massachusetts Institute of Technology and a Masters in Management Science from the Sloan School of Management of Massachusetts Institute of Technology.

    NOEL THOMPSON joined GreatFood.com as our Vice President of Wholesale Programs in June 1999. From September 1994 until joining us, Mr. Thompson was the general manager of The Newmarket Co., a specialty foods distributor. From 1986 to 1994, Mr. Thompson served as a Vice President and National Sales Manager for Select Origins, a cooking ingredient and condiment manufacturer. Prior to joining Select Origins, he was employed in Sales Management positions at The Silver Palate and Dean and Deluca Imports. Mr. Thompson holds a bachelor's degree in German from Dartmouth College.

    SCOTT ELLIS has been our Director of Operations since December 1998. Prior to joining us, from 1990 to 1998, Mr. Ellis held various positions at Unisea, Inc., a processor of seafood for wholesale and retail distribution, including most recently, production director. He holds a bachelor's degree in International Studies from the Jackson School of International Studies at the University of Washington.


    STACEY L. TRUE joined GreatFood.com as our Vice President of Business Development in September 1999. From May 1998 until joining us, Ms. True was Brand Manager, Strategic Alliances Pepsi Joint Venture, for Starbucks Coffee Company. From 1997 to 1998, Ms. True was Associate Product Manager, New Ventures at Frito Lay, Inc. She attended the University of Chicago in 1996 and 1997 and worked in marketing at M & M Mars, Inc. in the summer of 1996. Prior to that, Ms. True managed marketing campaigns for various entities as an independent contractor, from 1993 to 1996. Ms. True holds a bachelor's degree in Political Sciences from University of Colorado, a Master of Science in Broadcast Journalism from Northwestern University, and a Masters in Business Administration from the University of Chicago.


    R. STOCKTON RUSH III has served as a director of GreatFood.com since May 1998 and is a private investor. Since 1990, Mr. Rush has been the President and Chairman of the Board of Directors of Remote Control Technology, Inc., a manufacturer of industrial wireless remote control products. Mr. Rush holds a bachelor's degree in Aerospace Engineering from Princeton University and a Masters in Business Administration from the Haas Business School at the University of California at Berkeley.

    GEOFFREY BARKER has been a director of GreatFood.com since May 1998. Mr. Barker co-founded The Cobalt Group, Inc., a provider of Internet marketing solutions to automotive dealerships, in 1995, and has been its Co-Chief Executive Officer since that time. From 1994 to 1995, he was the Vice President for New Business at IVI Publishing, Inc., a multimedia developer and publisher. From 1989 to 1994, Mr. Barker was an investment banker with U.S. Bancorp Piper Jaffray, Inc. Mr. Barker holds a bachelor's degree in Economics from Tufts University and a Masters in Business Administration from Columbia University.

    DAVID E. WYMAN has served as a director of GreatFood.com since November 1998 and is a private investor. From 1990 to 1998, Mr. Wyman served as the Chairman of the Board of Directors of Prime Advisors, a fixed income investment advisory firm. From 1973 to 1994, he was a director and Vice President of Kinzua Corporation, a privately held forest products manufacturing company. He is also a director of P.C. Fixx, Inc., a closely held computer networking and repair business.

    MARK KOULOGEORGE became a director of GreatFood.com in May 1999. Mr. Koulogeorge is a managing director of First Analysis Corporation, a venture capital investment firm. Prior to joining First Analysis in 1994, he was the Vice President of Corporate Development of Eagle Industries, Inc., a diversified manufacturer, from 1991 to 1994. Mr. Koulogeorge holds a bachelor's degree in Economics from Dartmouth College and a Masters in Business Administration from Stanford University.

BOARD OF DIRECTORS


    Our board of directors currently consists of six members. Each director is elected to serve until the next annual meeting of shareholders or until the election and qualification of his successor or his earlier resignation or removal.


COMMITTEES OF THE BOARD OF DIRECTORS


    Our board of directors established a compensation committee in March 1999 and an audit committee in May 1999. Messrs. Rush, Barker and Wyman are the sole members of the compensation committee and Messrs. Rush, Wyman and Koulogeorge are the sole members of the audit committee. The compensation committee makes recommendations to the board concerning salaries and incentive compensation for our officers and employees and administers our employee benefit plans. The audit committee reviews GreatFood.com's financial statements and accounting practices, makes recommendations to the board regarding the selection of our independent auditors and reviews the results and scope of the audit and other services provided by the independent auditors.


DIRECTOR COMPENSATION

    Our directors currently do not receive any cash compensation from us for their service as members of the board of directors, although they are reimbursed for reasonable travel and lodging expenses in connection with attendance at board or committee meetings. Under our stock incentive plan, non-employee directors are entitled to receive stock option grants and stock purchase rights at the discretion of the board of directors or other administrator of the plan. In addition, Messrs. Rush, Barker and Wyman each hold an option to purchase 10,000 shares of common stock which becomes exercisable in full one year after the date of grant. Messrs. Rush and Barker's options are exercisable at $0.30 per share and Mr. Wyman's option is exercisable at $1.75 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


    Prior to the formation of the compensation committee in March 1999, the entire board participated in all executive compensation decisions. None of our executive officers presently serves, or in the past fiscal year has served, as a member of the compensation committee or board of directors of any other company whose executive officers served in the past fiscal year on our compensation committee. Certain of our directors have purchased our securities. See "Relationships with Greatfood.com and Related Transactions" on page 53 and "Principal Shareholders" on page 55.

SUMMARY COMPENSATION

    The following table sets forth information concerning the compensation paid for services rendered to GreatFood.com in all capacities during 1996, 1997 and 1998 to our Chief Executive Officer and all other persons who earned compensation in excess of $100,000 in any of those years.

                                                                                    LONG TERM
                                                                                  COMPENSATION
                                                                                     AWARDS
                                                                  ANNUAL        -----------------
                                                               COMPENSATION        SECURITIES
                                                             -----------------     UNDERLYING
NAME AND PRINCIPAL POSITION                     FISCAL YEAR      SALARY($)         OPTIONS(#)
----------------------------------------------  -----------  -----------------  -----------------
William Cuff(1)...............................        1998       $  57,282            514,286
  President
Benjamin Nourse...............................        1998          40,000
  Chief Executive Officer                             1997           1,820
                                                      1996           8,000

------------------------

(1) Mr. Cuff has served as President since April 1998 and served as Chief Executive Officer from April 1998 to May 1999. On an annual basis, Mr. Cuff's salary in 1998 would have been approximately $80,000.

OPTIONS GRANTED IN 1998

    We did not grant Mr. Nourse any stock options during 1998. However, on May 6, 1999, we granted Mr. Nourse an option to purchase 60,000 shares at an exercise price of $5.50, which option becomes exercisable in four equal annual amounts on each anniversary of the grant date. The following table sets forth certain information regarding stock options we granted Mr. Cuff during 1998.


                                                  INDIVIDUAL GRANTS                   POTENTIAL REALIZABLE
                                  --------------------------------------------------    VALUE AT ASSUMED
                                              % OF TOTAL                                  ANNUAL RATES
                                  NUMBER OF     OPTIONS                                  OF STOCK PRICE
                                  SECURITIES  GRANTED TO                                APPRECIATION FOR
                                  UNDERLYING EMPLOYEES IN    EXERCISE                    OPTION TERM(3)
                                   OPTIONS      FISCAL       PRICE($/    EXPIRATION   --------------------
                                  GRANTED(1)    YEAR(2)       SHARE)        DATE         5%         10%
                                  ---------  -------------  -----------  -----------  ---------  ---------
William Cuff....................  100,000(4)        18.4%    $    0.30      4/13/08   $ 145,921  $ 250,124
  President                       100,000(5)        18.4          0.30      4/13/08     145,921    250,124
                                  300,000(6)        55.2          1.75      4/13/08     330,170    836,715
                                   14,286(7)         2.6          1.75      7/20/08      15,723     39,844


------------------------

(1) 500,000 options were granted to Mr. Cuff under the 1997 Stock Incentive Plan. In addition, Mr. Cuff was granted a warrant for 14,286 shares outside of the 1997 Stock Incentive Plan.

(2) Based on an aggregate of 529,500 option shares and 14,286 warrant shares granted to employees in 1998.

(3) The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated assuming that the fair market value of the common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.

(4) This option became exercisable in full on April 13, 1999.

(5) This option becomes exercisable in equal amounts on a monthly basis from the vesting commencement date of April 13, 1998 until fully vested on April 13, 2001.

(6) This option becomes exercisable in equal amounts on a monthly basis from the vesting commencement date of April 13, 1998 until fully vested on April 13, 2003.

(7) This warrant was fully vested upon issuance on July 20, 1998.

1997 STOCK INCENTIVE PLAN

    GreatFood.com's 1997 Stock Incentive Plan was adopted by GreatFood.com's board of directors and approved by our shareholders in September 1997. Initially, 250,000 shares of common stock were reserved for issuance under the plan. In May 1998, this total was increased to 1,000,000, and in May 1999, this total was increased to 1,600,000.


    As of August 31, 1999, no shares had been issued upon the exercise of options granted under the plan, options to purchase 991,000 shares of common stock were outstanding with a weighted average exercise price of $2.88 and 609,000 shares remained available for future grant. No awards may be granted under the plan after September 27, 2007, but the vesting and effectiveness of awards previously granted may extend beyond that date.


    The plan provides for the grant of incentive stock options, as defined under the Internal Revenue Code of 1986, to employees (including officers and employee directors) of GreatFood.com and its affiliates. The plan also provides for the grant of nonqualified options to such employees as well as to non-employee directors, consultants, agents and other key contributors to GreatFood.com.

    The board of directors has appointed its compensation committee to administer the plan. The compensation committee determines both the recipients of options and the type of options to be granted, including the exercise price, number of shares subject to the option and the exercisability of the option. The compensation committee also has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the plan and to interpret its provisions. The board of directors also granted the chairman of GreatFood.com the authority to grant options under the plan (in an amount not to exceed 25,000 shares in the aggregate to any individual) to eligible participants under the plan, other than our officers, at an exercise price which is not less than the fair market value of GreatFood.com's common stock on the date of grant.

    While the compensation committee determines the exercise price of the options, the exercise price of an incentive stock option may not be less than 100% of the fair market value of the common stock on the date of the option grant.

    The compensation committee may not grant an incentive stock option to a person who, at the time of the grant, owns (or is deemed to own) stock representing more than 10% of the total combined voting power of GreatFood.com or any affiliate of GreatFood.com, unless the option exercise price is at least 110% of the fair market value of the common stock from the date of grant. In addition, the aggregate fair value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by the optionee during any calendar year may not exceed $100,000.

    The plan also provides for the grant of restricted shares, which are shares of common stock, the transfer of which is restricted and which may be forfeited in the manner determined by the compensation committee. The plan also authorizes the compensation committee to award or offer bonuses of shares of common stock, either restricted or non-restricted, as current or deferred compensation, instead of all or any portion of the cash compensation to which the employee is entitled. In addition, the compensation committee may grant cash bonus rights under the plan in connection with options, stock bonuses or shares granted under to the plan.

    In the event of certain corporate transactions, such as a merger or sale of GreatFood.com, each outstanding option and restricted stock award will automatically accelerate and become 100% vested immediately before the corporate transaction and the holder of an option will be able to purchase the full number of shares of our stock under such option, unless the option or restricted stock award is, in connection with the corporate transaction, assumed by GreatFood.com's successor corporation or parent or subsidiary of this successor.


EMPLOYMENT ARRANGEMENTS

    In April 1998, we entered into a letter agreement with Mr. Cuff, our President. The agreement entitles Mr. Cuff to an annual salary of $80,000 per year. Under the agreement, we granted Mr. Cuff options to purchase (a) 100,000 shares of common stock at an exercise price of $0.30 per share which became exercisable in equal amounts over the first twelve months of his employment; (b) 100,000 shares of common stock at an exercise price of $0.30 a share which vest monthly in equal amounts over a 36 month period and (c) 300,000 shares of common stock at an exercise price of $1.75 which vest monthly in equal amounts over a sixty month period. The vesting of these options will accelerate upon a change of control of GreatFood.com. We also granted Mr. Cuff a warrant to purchase 14,286 shares of our common stock at an exercise price of $1.75 per share under the terms of the agreement.

DIRECTOR AND OFFICER INDEMNIFICATION AND LIABILITY

    Our articles of incorporation limit the liability of directors and officers to the fullest extent permitted by the Washington Business Corporation Act as it currently exists or as it may be amended in the future. Consequently, except as otherwise provided in the Washington Business Corporation Act, no director or officer will be personally liable to GreatFood.com or its shareholders for monetary damages resulting from his or her conduct as a director or officer of GreatFood.com, except liability for:

    - acts or omissions involving intentional misconduct or knowing violations of law;

    - unlawful distributions to our shareholders; or

    - transactions from which the director or officer personally receives a benefit in money, property or services to which the director or officer is not legally entitled.


    Our articles of incorporation also require us to indemnify any individual made a party to a proceeding because that individual is or was a director or officer of GreatFood.com and to advance or reimburse reasonable expenses incurred by such individual in advance of the final disposition of the proceeding to the full extent permitted by applicable law. Any repeal or modification to our articles of incorporation may not adversely affect any right of a director or officer of GreatFood.com who is a director or officer at the time of such repeal or modification. To the extent provisions of our articles of incorporation provide for indemnification of directors for liabilities arising under the Securities Act, those provisions are, in the opinion of the SEC, against public policy as expressed in the Securities Act and are therefore unenforceable. In addition, we have entered into separate indemnification agreements with our directors and officers that may require us, among other things, to indemnify them against liabilities that arise because of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.


    We believe that the limitation of liability provisions in our articles of incorporation, the indemnification agreements and the liability insurance policy will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers of GreatFood.com.

           RELATIONSHIPS WITH GREATFOOD.COM AND RELATED TRANSACTIONS

    Upon our inception in August 1995, we issued 1,000,000 shares of common stock to Benjamin Nourse, our Chairman of the Board and Chief Executive Officer, in exchange for $48,590, which was paid in several installments over a period beginning in September 1995 and ending in November 1996. On March 23, 1997, Mr. Nourse purchased 50,000 shares of common stock for $10,000, and on October 12, 1997, Mr. Nourse purchased 33,333 shares of common stock for $10,000. On July 17 1998, Mr. Nourse purchased 7,142 shares of Series A preferred stock for $12,499 and on March 18, 1999, he purchased 5,000 shares of Series B preferred stock for $15,000. Donna Nourse, our Vice President of Merchandising, owns these shares jointly with Mr. Nourse, her husband.

    In April 1998, we entered into a letter agreement with Mr. Cuff, our President, which is described at page 52 above in "Management -- Employment Arrangements." In July 1998, Mr. Cuff purchased 28,571 shares of Series A preferred stock for $49,999 and in March 1999 he purchased 5,000 shares of Series B preferred stock for $15,000. Mr. Cuff also received a warrant to purchase 14,286 shares of common stock at a price of $1.75 per share under his employment agreement.

    R. Stockton Rush, III, one of our directors, purchased 50,000 shares of common stock for $10,000 in December 1996, 75,000 shares of common stock for $15,000 in March 1997, and 83,333 shares of common stock for $25,000 in September 1997. In July 1998, the Ralph K. Davies Trust FBO R.S. Rush III, a trust of which Mr. Rush III is the sole trustee and an income beneficiary, purchased 60,000 shares of Series A preferred stock for $105,000 and in March 1999 the trust purchased 66,666 shares of Series B preferred stock for $199,998. In July 1998, Catherine W. Rush, Mr. Rush III's sister, purchased 28,571 shares of Series A preferred stock for $49,999. In October 1997, R. Stockton Rush, Mr. Rush III's father, purchased 33,333 shares of common stock for $10,000. In July 1998, Mr. Rush purchased 17,142 shares of Series A preferred stock for $29,999 and in March 1999 he purchased 16,666 shares of Series B preferred stock for $49,998. In July 1998, Richard M. Weil, Mr. Rush III's brother-in-law, purchased 14,285 shares of Series A preferred stock for $24,999.

    In October 1997, David E. Wyman, a director of GreatFood.com, purchased 83,333 shares of common stock for $25,000. In July 1998, Mr. Wyman purchased 42,857 shares of Series A preferred stock for $75,000. In the same private placement, WYNOT Investments, of which Mr. Wyman and his sister, Ann McCall Wyman, are each fifty percent beneficial owners, purchased 56,571 shares of Series A preferred stock for $98,999 and in March 1999, WYNOT Investments purchased 33,333 shares of Series B preferred stock for $99,999.

    In March 1998, Geoffrey T. Barker, one of our directors, purchased 8,333 shares of Series B preferred stock for $24,999.


    In connection with the issuances of preferred stock, we entered into an Investors' Rights Agreement with the holders of our common stock, Series A preferred stock, and Series B preferred stock, including Messrs. Nourse, Cuff, Wyman and Barker, WYNOT Investments, and Mr. Rush III, his trust, his sister, his father and his brother-in-law. Under the terms of this agreement, we may become obligated to effect a registration under the Securities Act of 1933 of shares of common stock held by these holders or obtained upon the conversion of their preferred stocks. See "Description of Capital Stock -- Registration Rights" on page 61 for more information on this agreement and when this obligation arises.



    In exchange for a warrant (which vests ratably over a period of 36 months if the conditions to its vesting are met) to purchase 36,000 shares of our common stock at an exercise price of $0.20 per share, The Cobalt Group hosted our servers from March 1997 through May 1999 and provided us with high speed Internet access. The vesting of this warrant terminated on May 14, 1999 with 25,000 shares vested and the warrant was exercised on July 23, 1999. Mr. Barker, one of our directors, is the

Co-Chief Executive Officer, a director, and a significant shareholder of The Cobalt Group. Mr. Koulogeorge, another of our directors, is a director of The Cobalt Group.


    On May 17, 1999, we sold 600,000 shares of Series C preferred stock at $5.00 per share of which 588,000 shares were purchased by partnerships controlled by First Analysis Corporation: 528,000 by Riverside Partnership and 60,000 by The Productivity Fund IV, L.P. First Analysis owns a majority ownership interest in two limited liability companies: one of which is the direct general partner of The Productivity Fund IV, L.P. and the other of which is the indirect general partner of Riverside Partnership. In addition, 10,000 shares were purchased by Mr. Koulogeorge, one of our directors. Mr. Koulogeorge is a member of the limited liability company which is the direct general partner of The Productivity Fund IV, L.P. and is also a member of the limited liability company which is indirect general partner of Riverside Partnership. The purchasers of the Series C preferred stock also agreed to purchase, at our option, up to 300,000 additional shares of Series C preferred stock at $5.00 per share. We have until May 17, 2000 to exercise this option to sell additional shares of Series C preferred stock. The purchasers of the Series C preferred stock also received warrants to purchase up to a total of 323,077 additional shares of Series C preferred stock at $0.01 per share (up to 484,615 shares if we exercise our option to sell the additional 300,000 shares of Series C preferred stock). The warrants issued to Riverside Partnership entitle it to purchase up to 284,307 shares; the warrants issued to The Productivity Fund IV, L.P. entitle it to purchase up to 32,308 shares and the warrants issued to Mr. Koulogeorge entitle him to purchase up to 5,385 shares. These share amounts would be proportionately increased if we exercise our option to sell 300,000 additional shares of Series C preferred stock. These warrants will become exercisable if we fail to complete a public offering of at least $10,000,000 of our common stock at a price of at least $10.00 per share by January 31, 2000. If these warrants become exercisable, they will reduce the effective price for the Series C preferred stock from $5.00 to $3.25. If we complete a public offering of that size and value at any time in the future, all shares of Series C preferred stock will automatically convert into shares of our common stock. We also granted to these purchasers the right to require us to register their shares of common stock for resale under the Securities Act. First Analysis has also indicated an interest in purchasing approximately $1,500,000 of the Series D preferred stock to be sold in this offering, but they are not obligated to do so. See "Description of Capital Stock -- Registration Rights" on page 61 for more information.


    We are a party to a Merchant Agreement, dated December 20, 1995, which obligates us to honor Visa and Mastercard credit cards when properly presented as payment by our customers. Mr. Nourse has personally guaranteed our obligations under this agreement.

                             PRINCIPAL SHAREHOLDERS


    The following table describes the beneficial ownership of GreatFood.com's common stock as of August 31, 1999 and as adjusted to reflect the sale of the shares of common stock offered in this prospectus by:


    - each person or group that we know beneficially owns more than 5% of our outstanding common stock;

    - each of our directors;

    - our chief executive officer; and

    - all of our executive officers and directors as a group.

    Unless otherwise indicated, the address for each of the named individuals is c/o GreatFood.com, 2731 Eastlake Avenue East, Seattle, Washington 98102. Except as otherwise indicated or as may otherwise be determined by applicable community property laws, the persons named in the table have sole voting and investment power over all shares of common stock held by them. The number of shares in the table assumes no exercise of the underwriters' over-allotment option.


    Applicable percentage ownership in the table is based on 4,052,532 shares of common stock outstanding as of August 31, 1999 (assuming the conversion of all outstanding shares of preferred stock), and 6,552,532 shares outstanding immediately following the completion of this offering. Beneficial ownership is determined according to the rules of the SEC. Shares of common stock which are issuable upon the exercise of options or warrants that are presently exercisable or exercisable within 60 days of August 31, 1999 are deemed outstanding for the purpose of computing the percentage ownership of the person or entity holding such options or warrants, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity. To the extent that any shares are issued upon the exercise of options, warrants or other rights to acquire GreatFood.com's common stock that are presently outstanding or which may be granted in the future or reserved for future issuance under GreatFood.com's stock plans, the percentage ownership of new public investors will be reduced.



                                                   NUMBER OF
                                                     SHARES        PERCENTAGE OF SHARES OUTSTANDING
                                                  BENEFICIALLY   ------------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                 OWNED       PRIOR TO OFFERING   AFTER OFFERING
-----------------------------------------------  --------------  -----------------  -----------------
NAMED EXECUTIVE OFFICERS AND DIRECTORS
Benjamin Nourse................................     1,095,475             27.0%              16.7%
William Cuff...................................       287,856              7.1                4.4
R. Stockton Rush, III..........................       344,999              8.5                5.3
Geoffrey Barker................................        43,333              1.1              *
David E. Wyman.................................       216,094              5.3                3.3
Mark Koulogeorge...............................       598,000             14.8               14.8
All directors and executive officers as a group
  (10 persons).................................     2,585,757             63.8               45.2
5% SHAREHOLDERS
Furman C. and Susan R. Moseley.................       700,000             17.3               10.7
  411 University Street, Suite 1200
  Seattle, Washington 98101
First Analysis Corporation.....................       588,000             14.5               14.7
  9500 Sears Tower
  Chicago, IL 60606


------------------------

*    Less than one percent.

    Shares listed as held by Mr Cuff include 14,286 shares of common stock issuable upon exercise of a warrant currently exercisable and 239,999 shares subject to options exercisable within 60 days of August 31, 1999.


    Shares listed as held by Mr. Rush III include 10,000 shares of common stock issuable upon exercise of an option currently exercisable and 126,666 shares of preferred stock held by the Ralph K. Davies Trust FBO R.S. Rush III of which Mr. Rush III is the sole trustee and an income beneficiary.


    Shares listed as held by Mr. Barker include 25,000 shares of common stock issued upon the exercise of a warrant issued to The Cobalt Group of which Mr. Barker is the Co-Chief Executive Officer, a director and a significant shareholder and 10,000 shares of common stock issuable upon exercise of an option currently exercisable.


    Shares listed as held by Mr. Wyman include 89,904 shares held by WYNOT Investments. Mr. Wyman and his sister, Ann McCall Wyman, are each fifty percent equity owners of WYNOT Investments.


    Shares listed as held by Mr. Koulogeorge include 528,000 shares of preferred stock held by Riverside Partnership and 60,000 shares of preferred stock held by The Productivity Fund IV, L.P. The percentage of shares outstanding after the offering listed as held by Mr. Koulogeorge include 375,000 shares of Series D preferred stock which First Analysis Corporation has indicated an interest in purchasing in this offering, although it has no obligation to do so. Mr. Koulogeorge is a member of a limited liability company which is the direct general partner of The Productivity Fund IV, L.P. and is also a member of a limited liability company which is the indirect general partner of Riverside Partnership. Mr. Koulogeorge is also an executive officer of First Analysis Corporation which holds a majority ownership interest in these limited liability companies.



    Shares listed as held by First Analysis Corporation include 528,000 shares of common stock held by Riverside Partnership and 60,000 shares of common stock held by The Productivity Fund IV, L.P. The percentage of shares outstanding after the offering listed as held by First Analysis Corporation include 375,000 shares of Series D preferred stock which First Analysis has indicated an interest in purchasing in this offering, although it has no obligation to do so. First Analysis Corporation holds a majority ownership interest in a limited liability company which is the direct general partner of The Productivity Fund IV, L.P. and also holds a majority ownership in another limited liability company which is the indirect general partner of Riverside Partnership.

                          DESCRIPTION OF CAPITAL STOCK


    Upon completion of this offering, we will be authorized to issue up to 20,000,000 shares of common stock, and 10,000,000 shares of preferred stock. The following discussion summarizes key provisions of the common stock and preferred stock. You should also refer to our articles of incorporation and bylaws, which are included as exhibits to the Registration Statement, of which this prospectus is a part, and to the provisions of applicable Washington law.


COMMON STOCK


    As of August 31, 1999, there were outstanding 1,604,164 shares of common stock and 2,448,368 shares of preferred stock which are each convertible into one share of common stock at the holder's option, held of record by 47 shareholders. Following this offering, there will be 6,552,532 shares of common stock outstanding, including 4,948,368 shares of preferred stock which are each convertible into one share of common stock at the holder's option. The holders of common stock are entitled to one vote per share on all matters to be voted on by the shareholders. Cumulative voting for the election of directors is not authorized by our articles of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. After payment is made to holders of outstanding shares of preferred stock which have preferential rights to dividends, the holders of common stock are entitled to receive ratably any dividends the board of directors declares out of funds legally available for the payment of dividends. If GreatFood.com is liquidated, dissolved or wound up, the holders of common stock are entitled to share pro rata all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued following this offering will be fully paid and nonassessable.


PREFERRED STOCK


    As of August 31, 1999, there were 2,448,368 shares of preferred stock outstanding as follows:



    - 1,142,847 shares of Series A preferred stock,



    - 705,521 shares of Series B preferred stock, and



    - 600,000 shares of Series C preferred stock.



In addition, the board of directors has authorized the issuance of 294,479 additional shares of Series B preferred stock and 784,615 additional shares of Series C preferred stock. Following this offering, there will be 4,948,368 shares of preferred stock outstanding which will consist of the shares of Series A, B and C preferred stock listed above and 2,500,000 shares of Series D preferred stock to be issued in this offering.



    Under our articles of incorporation, our board of directors is authorized to issue up to 3,972,538 additional shares of preferred stock in one or more series without shareholder approval. The board has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock.


    The purpose of authorizing the board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The ability to issue preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of the outstanding voting stock of GreatFood.com. GreatFood.com has no present plans to issue any shares of preferred stock.

    The following chart summarizes the principal terms of the Series A, B, C, and D preferred stock:


                SERIES A                 SERIES B                 SERIES C
Ranking with    Equal with Series B      Equal with Series A      Equal with Series D preferred
respect to      preferred stock and any  preferred stock and any  stock
dividends and   future class or series   future class or series   Senior to common stock, Series A
liquidation     of stock designated to   of stock designated to   preferred stock and Series B
preference      be equal in rank         be equal in rank         preferred stock
                Senior to common stock   Senior to common stock
                and any future class or  and any future class or
                series of stock          series of stock
                designated to be junior  designated to be junior
                in rank                  in rank
                Junior to Series C and   Junior to Series C and
                D preferred stock and    D preferred stock and
                any future class or      any future class or
                series of stock          series of stock
                designated to be senior  designated to be senior
                in rank                  in rank
Dividends       None unless declared by  None unless declared by  Dividends cumulate and accrue on
                the Board                the Board                a semi-annual basis at the annual
                                                                  rate of 8% of the average
                                                                  purchase price of the shares of
                                                                  Series C preferred stock
Liquidation     Upon the liquidation,    Upon the liquidation,    Upon the liquidation, dissolution
Preference      dissolution or winding   dissolution or winding   or winding up of GreatFood.com,
                up of GreatFood.com,     up of GreatFood.com,     GreatFood.com's assets will be
                the holders will         the holders will         distributed as follows:
                receive $1.75(1) per     receive $3.00(1) per     -If the net proceeds from the
                share before payment is  share before payment is   liquidation event are equal to
                made to holders of       made to holders of        or less than the aggregate price
                securities ranked        securities ranked         paid for the outstanding shares
                junior to this series    junior to this series     of Series C and D preferred
                                                                   stock plus all accrued and
                                                                   unpaid dividends on such shares,
                                                                   then the net proceeds will be
                                                                   distributed among all holders of
                                                                   outstanding shares of Series C
                                                                   and D preferred stock in
                                                                   proportion to the liquidation
                                                                   value of their shares
                                                                  -If the net proceeds are greater
                                                                   than the aggregate price paid
                                                                   for the outstanding shares of
                                                                   Series C and D preferred stock
                                                                   plus all accrued and unpaid
                                                                   dividends on such shares, then
                                                                   the net proceeds will be
                                                                   distributed as follows:
                                                                  (1) an amount equal to the
                                                                      aggregate price paid for the
                                                                      outstanding shares of Series
                                                                      C and D preferred stock plus
                                                                      all accrued and unpaid
                                                                      dividends on such shares will
                                                                      be distributed to all holders
                                                                      of shares of Series C and D
                                                                      preferred stock in proportion
                                                                      to the liquidation value of
                                                                      their shares

                SERIES D
Ranking with    Equal with Series C preferred
respect to      stock
dividends and   Senior to common stock, Series A
liquidation     preferred stock and Series B
preference      preferred stock
Dividends       Dividends cumulate and accrue on
                a semi-annual basis at the annual
                rate of 8% of the purchase price
                in this offering
Liquidation     Upon the liquidation, dissolution
Preference      or winding up of GreatFood.com,
                GreatFood.com's assets will be
                distributed as follows:
                -If the net proceeds from the
                 liquidation event are equal to
                 or less than the aggregate price
                 paid for the outstanding shares
                 of Series C and D preferred
                 stock plus all accrued and
                 unpaid dividends on such shares,
                 then the net proceeds will be
                 distributed among all holders of
                 outstanding shares of Series C
                 and D preferred stock in
                 proportion to the liquidation
                 value of their shares
                -If the net proceeds are greater
                 than the aggregate price paid
                 for the outstanding shares of
                 Series C and D preferred stock
                 plus all accrued and unpaid
                 dividends on such shares, then
                 the net proceeds will be
                 distributed as follows:
                (1) an amount equal to the
                    aggregate price paid for the
                    outstanding shares of Series
                    C and D preferred stock plus
                    all accrued and unpaid
                    dividends on such shares will
                    be distributed to all holders
                    of shares of Series C and D
                    preferred stock in proportion
                    to the liquidation value of
                    their shares



(1) These amounts will be adjusted if there is a stock dividend, stock split, combination, reorganization, reclassification or similar event involving a change in GreatFood.com's capital structure.

                SERIES A                 SERIES B                 SERIES C
                                                                  (2) the remaining net assets will
                                                                      be distributed (a) first to
                                                                      the holders of Series A and B
                                                                      preferred stock to return
                                                                      their purchase price in
                                                                      proportion to the liquidation
                                                                      value of their shares, (b)
                                                                      second to all holders of
                                                                      common stock to return their
                                                                      cost, and (c) third to all
                                                                      holders of common stock and
                                                                      holders of shares of Series C
                                                                      and D preferred stock as if
                                                                      such shares were converted
                                                                      into common stock
Voting rights   Votes on an as-          Votes on an as-          Votes on an as-converted basis on
                converted basis on all   converted basis on all   all matters submitted to
                matters submitted to     matters submitted to     shareholders
                shareholders             shareholders             Entitled to elect one director as
                Entitled to elect one    Consent of a majority    a class
                director as a class      of outstanding shares    Consent of a majority of
                Consent of a majority    is required for any      outstanding shares is required
                of outstanding shares    corporate action which   for any amendment, modification
                is required for any      would change any of the  or waiver of the terms of this
                corporate action which   rights, preferences, or  series (other than changes to the
                would change any of the  privileges of, or        amount of redemption payment, the
                rights, preferences, or  limitations provided     timing of redemption or the
                privileges of, or        for the benefit of,      conversion rate which require the
                limitations provided     this series              consent of 90% of the outstanding
                for the benefit of,                               shares)
                this series                                       So long as 25% of the series
                                                                  remains outstanding, consent of a
                                                                  majority of outstanding shares is
                                                                  required for (i) dividends and
                                                                  distributions, (ii) redemptions
                                                                  of equity securities, (iii)
                                                                  issuances of securities which are
                                                                  senior or equal with respect to
                                                                  proceeds from liquidation, (iv)
                                                                  mergers, consolidations or sales
                                                                  of substantially all assets, (v)
                                                                  engagement in a different type of
                                                                  business, (vi) increase in board
                                                                  size above seven members, (vii)
                                                                  incurrence of funded indebtedness
                                                                  and (viii) specific increases in
                                                                  officer compensation.

                SERIES D
                (2) the remainder will be
                    distributed (a) first to the
                    holders of Series A and B
                    preferred stock to return
                    their purchase price in
                    proportion to the liquidation
                    value of their shares, (b)
                    second to all holders of
                    common stock to return their
                    cost, and (c) third to all
                    holders of common stock and
                    holders of shares of Series C
                    and D preferred stock as if
                    such shares were converted
                    into common stock
Voting rights   Votes on an as-converted basis on
                all matters submitted to
                shareholders
                Consent of a majority of
                outstanding shares is required
                for any amendment, modification
                or waiver of the terms of this
                series (other than changes to the
                amount of redemption payment, the
                timing of redemption or the
                conversion rate which require the
                consent of 90% of the outstanding
                shares)
                So long as 25% of the series
                remains outstanding, consent of a
                majority of outstanding shares is
                required for (i) dividends and
                distributions, (ii) redemptions
                of equity securities, (iii)
                issuances of securities which are
                senior or equal with respect to
                proceeds from liquidation, (iv)
                mergers, consolidations or sales
                of substantially all assets, (v)
                engagement in a different type of
                business, (vi) increase in board
                size above seven members, (vii)
                incurrence of funded indebtedness
                and (viii) specific increases in
                officer compensation.


                SERIES A                 SERIES B                 SERIES C
Conversion      Convertible into common  Convertible into common  Convertible into common stock at
Rights          stock at the initial     stock at the initial     the initial rate of one to one(2)
                rate of one to one(2)    rate of one to one(2)    May be converted at the holder's
                May be converted at the  May be converted at the  option at any time
                holder's option at any   holder's option at any   GreatFood.com may require
                time                     time                     conversion either (a) upon
                Will be automatically    Will be automatically    completion of an underwritten
                converted upon a firm    converted upon a firm    public offering in which the net
                commitment underwritten  commitment underwritten  proceeds are at least $10,000,000
                public offering or       public offering or       and the per share offering price
                conversion of 50% or     conversion of 50% or     is at least twice the average
                more of outstanding      more of outstanding      purchase price of these shares or
                shares of this series    shares of this series    (b) if the holders of a majority
                                                                  of the outstanding shares of
                                                                  Series C preferred stock elect to
                                                                  convert

Redemption      None                     None                     If requested by the holders of a
Rights                                                            majority of outstanding shares of
                                                                  Series C preferred stock at any
                                                                  time after May 14, 2004,
                                                                  GreatFood.com will redeem all
                                                                  shares of Series C preferred
                                                                  stock at a price per share equal
                                                                  to the price paid for these
                                                                  shares plus all accrued and
                                                                  unpaid dividends as follows:
                                                                  -one third of the shares will be
                                                                   redeemed on the date stated in
                                                                   the written request;
                                                                  -an additional one third of the
                                                                   shares will be redeemed on the
                                                                   first anniversary of such date;
                                                                   and
                                                                  -the final one third of such
                                                                   shares will be redeemed on the
                                                                   second anniversary of such date

Additional      GreatFood.com is         GreatFood.com is         GreatFood.com is required to
rights          required to provide      required to provide      provide monthly and annual
                quarterly and annual     quarterly and annual     financial information, an annual
                financial information    financial information    budget, notice of defaults under
                                                                  any material agreement and any
                                                                  other reports provided to
                                                                  shareholders
                                                                  Holders of 25% of the outstanding
                                                                  shares have rights to visit
                                                                  GreatFood.com's properties and
                                                                  examine its records

                SERIES D
Conversion      Convertible into common stock at
Rights          the initial rate of one to one(2)
                May be converted at the holder's
                option at any time
                GreatFood.com may require
                conversion either (a) upon
                completion of an underwritten
                public offering in which the net
                proceeds are at least $15,000,000
                and the per share offering price
                is at least twice the purchase
                price of these shares or (b) if
                the holders of a majority of the
                outstanding shares of Series D
                preferred stock elect to convert
Redemption      If requested by the holders of a
Rights          majority of outstanding shares of
                Series D preferred stock at any
                time after October   , 2004,
                GreatFood.com will redeem all
                shares of Series D preferred
                stock at a price per share equal
                to the price paid for these
                shares plus all accrued and
                unpaid dividends as follows:
                -one third of the shares will be
                 redeemed on the date stated in
                 the written request;
                -an additional one third of the
                 shares will be redeemed on the
                 first anniversary of such date;
                 and
                -the final one third of such
                 shares will be redeemed on the
                 second anniversary of such date
Additional      GreatFood.com is required to
rights          provide monthly and annual
                financial information, an annual
                budget, notice of defaults under
                any material agreement and any
                other reports provided to
                shareholders
                Holders of 25% of the outstanding
                shares have rights to visit
                GreatFood.com's properties and
                examine its records



(2) The conversion rate will be adjusted to protect the holders from the dilutive effect of stock dividends, stock splits, combinations of common stock or other specified issuances of common stock at a price less than the purchase price for that series.

STOCK INCENTIVE PLAN



    As of August 31, 1999, (1) options to purchase a total of 991,000 shares of common stock were outstanding, and (2) up to 609,000 additional shares of common stock are reserved for issuance under options granted in the future under the 1997 Stock Incentive Plan. See "Management -- 1997 Stock Incentive Plan" on page 51.


WARRANTS


    As of August 31, 1999, GreatFood.com had the following outstanding warrants to purchase shares of common stock: (1) a warrant to purchase up to 300,000 shares of common stock at an exercise price of $3.00 per share; (2) a warrant to purchase up to 14,286 shares of common stock at an exercise price of $1.75 per share that is held by William Cuff, our President; (3) warrants issued to an entity to purchase up to 2,858 shares of common stock at an exercise price of $1.75 per share and up to 1,667 shares of common stock at an exercise price of $3.00 per share; and (4) warrants to purchase up to a total of 323,077 shares of Series C preferred stock at an exercise price of $0.01 per share which will become exercisable if we fail to complete a public offering of at least $10,000,000 of our common stock at a price of at least $10.00 per share by January 31, 2000. For additional information concerning the warrants described in items (2) and (4) above, see "Relationships with GreatFood.com and Related Transactions" at page 53.


REGISTRATION RIGHTS


    After this offering, the holders of 4,027,532 shares of common and preferred stock will be entitled to rights with respect to the registration of such shares under the Securities Act. If we propose to register our common stock under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, in connection with the public offering of common stock solely for cash, then these holders are entitled to notice of the registration and to include shares of common stock in the registration at our expense. Additionally, holders of 3,427,532 of these shares may require us to file up to four additional registration statements on Form S-3 at our expense. Holders of up to 600,000 of these shares have the right to demand on one occasion that we register their shares for resale at our expense on any form of SEC registration statement available for use by us. All of these registration rights are limited by the terms and conditions of our agreements with these shareholders, including the right of the underwriters of an offering to limit the number of shares included in such registration and our right to decline to effect such a registration before six months after the closing of the initial public offering.

                        SHARES ELIGIBLE FOR FUTURE SALE


    There has been no public market for our common stock and one will not develop after this offering.



    After this offering, we will have outstanding 6,552,532 shares of common stock (including preferred stock convertible into common stock), assuming no exercise of outstanding warrants and options, which as of August 31, 1999 were vested for an aggregate of 323,380 shares of common stock and will vest for up to an additional 1,157,008 shares of common stock in the future. Of these shares, the 2,500,000 shares that we expect to sell in this offering will be freely tradable without restriction under the Securities Act, unless such shares are held by "affiliates" of GreatFood.com, as that term is defined in Rule 144 under the Securities Act.



    The remaining 4,052,532 shares of common and preferred stock that will be outstanding after this offering will be restricted shares. We issued and sold the restricted shares in private transactions in reliance on exemptions from registration under the Securities Act. Restricted shares may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, as summarized below.



    After this offering 2,551,179 shares will be eligible for sale under Rule 144 but will be limited by the Rule 144 volume restrictions and 170,832 shares will be eligible for sale under Rule 144(k). The remaining 1,330,521 restricted shares will be eligible for sale under Rule 144 on the expiration of various one year holding periods.


    Under Rule 144, a person who has beneficially owned restricted shares for at least one year would be entitled to sell in any three month period up to the greater of:


    - one percent of the then outstanding shares of common stock (approximately 6,552,532 shares immediately after this offering); and


    - the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.


    Sales under Rule 144 must be made in "broker's transactions" and comply with the notice requirements in that Rule and to the Rule's requirement that there be current public information available about GreatFood.com. It will be difficult for holders to sell their shares in broker's transactions if a public market does not develop for our stock. Further, it is unlikely that adequate current public information will be available once we are no longer required to file periodic reports with the SEC. Under Rule 144(k), a person who has not been an affiliate of GreatFood.com during the preceding 90 days and who has beneficially owned the restricted shares for at least two years is entitled to sell them without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.



    We intend to file, after the effective date of this offering, a registration statement on Form S-8 to register the 1,600,000 shares of common stock reserved for issuance under the 1997 Stock Incentive Plan. The registration statement will become effective automatically upon filing. Shares issued under this plan, after the filing of a registration statement on Form S-8, may be sold in the open market, subject, in the case of certain holders, to the Rule 144 limitations applicable to affiliates and to vesting restrictions imposed by us.



    In addition, following this offering, the holders of 4,027,532 shares of outstanding common and preferred stock will have rights to require us to register their shares for future sale. See "Description of Capital Stock -- Registration Rights" on page 61.

                              PLAN OF DISTRIBUTION



    GreatFood.com entered into a placement agency agreement with WR Hambrecht & Company, LLC under which WR Hambrecht agrees to offer the shares of Series D preferred stock to potential investors on a non-exclusive "best efforts" basis. WR Hambrecht will not be required to purchase any of the Series D preferred stock for its own account or for the accounts of others, or to sell a specific number or dollar amount of shares. GreatFood.com may also offer the shares to its existing shareholders and other potential investors directly. In addition, WR Hambrecht and First Analysis Corporation, have indicated an interest in purchasing up to $4,500,000 of shares of Series D preferred stock, although they are not obligated to do so.



    Under the placement agency agreement, GreatFood.com has agreed to pay WR Hambrecht a cash fee equal to a percentage of the gross proceeds received from investors in this offering. No fee will be payable to WR Hambrecht on the gross proceeds received from existing shareholders or investors solicited by GreatFood.com or parties other than WR Hambrecht unless WR Hambrecht undertakes negotiations with these new investors on behalf of GreatFood.com. GreatFood.com has also agreed to reimburse WR Hambrecht for expenses incurred in connection with this offering. The placement agency agreement also provides that GreatFood.com will indemnify WR Hambrecht against specified liabilities, including liabilities under the Securities Act, or contribute to payments that WR Hambrecht may be required to make as a result of these liabilities.



    The shares are being offered only to "accredited investors" within the meaning of Rule 501(a) under the Securities Act, at the offering price set forth on the cover page of this prospectus. The sale of the shares will be made under a purchase agreement between GreatFood.com and the purchasers in this offering. The purchase agreement will contain customary financial and business representations and warranties of GreatFood.com, including a representation concerning the accuracy of the information about GreatFood.com's business in this prospectus and that there has been no material adverse change in GreatFood.com's business prior to the closing of the offering. The purchase agreement will also contain covenants of GreatFood.com which will provide the purchasers of Series D preferred stock with specific rights including the right to consent to specified corporate transactions, receive periodic reports from GreatFood.com and inspect GreatFood.coms records, as more fully described in "Description of Capital Stock -- Preferred Stock -- Voting Rights" and "-- Additional Rights" on pages 58 and 59.



    The sale of the shares of Series D preferred stock will occur in one or more closings. The initial closing will be held at any time after subscriptions for $4,500,000 or more of Series D preferred stock have been received. After the initial closing, GreatFood.com may continue the offering and schedule subsequent closings at their discretion until the full amount of the offered shares has been sold.



    WR Hambrecht is an investment banking firm formed as a limited liability company in February 1998. In addition to this offering, WR Hambrecht has engaged in the business of public and private equity investing and financial advisory services since its inception. The manager of WR Hambrecht, William R. Hambrecht, has 40 years of experience in the securities industry. Persons affiliated and associated with WR Hambrecht beneficially own an aggregate of 116,666 shares of GreatFood.com's common stock issuable upon the conversion of preferred stock.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered hereby will be passed upon for GreatFood.com by Heller Ehrman White & McAuliffe. Certain legal matters in connection with the offering will be passed upon for the underwriters by Morrison and Foerster LLP. Upon the closing of the offering, Heller Ehrman will own 4,285 shares of GreatFood.com's common stock.

                                    EXPERTS

    The financial statements as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as expects in auditing and accounting.

            WHERE TO FIND ADDITIONAL INFORMATION ABOUT GREATFOOD.COM

    We have filed with the SEC a registration statement on Form S-1. This prospectus, which constitutes a part of the registration statement, does not contain all of the information included in the registration statement. We have omitted information which the SEC does not require to be included in this prospectus and you should refer to the registration statement and its exhibits. You may review a copy of the registration statement, including exhibits, at the SEC's public reference rooms at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or Seven World Trade Center, 13th Floor, New York, New York 10048 or Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our SEC filings are also available to the public from the SEC's Web site at http://www.sec.gov.


    Upon completion of this offering, we will be required to file with the SEC periodic reports and other information required by the Exchange Act for all periods ending prior to January 1, 2000. Such periodic reports and other information will be available for inspection and copying at the SEC's public reference rooms and the SEC's Web site, which is described above.

                              GREATFOOD.COM, INC.

                         INDEX TO FINANCIAL STATEMENTS

                        DECEMBER 31, 1996, 1997 AND 1998

Report of Independent Accountants.....................................................        F-2

Balance Sheet as of December 31, 1997 and 1998 and June 30, 1999 (unaudited)..........        F-3

Statement of Operations for the Years Ended December 31, 1996, 1997 and 1998 and for
  the
  Six Months Ended June 30, 1999 and 1998 (unaudited).................................        F-4

Statement of Changes in Shareholders' Equity for the Years Ended December 31, 1996,
  1997, 1998 and for the Six Months Ended June 30, 1999 (unaudited)...................        F-5

Statement of Cash Flows for the Years Ended December 31, 1996, 1997 and 1998 and for
  the
  Six Months Ended June 30, 1999 and 1998 (unaudited).................................        F-6

Notes to Financial Statements.........................................................        F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Shareholders of
GreatFood.com, Inc.

    In our opinion, the accompanying balance sheet and the related statements of operations, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of GreatFood.com, Inc. at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Seattle, Washington
May 17, 1999

                              GREATFOOD.COM, INC.
                                 BALANCE SHEET


                                                                                           DECEMBER 31,        JUNE 30,
                                                                                      ----------------------     1999
                                                                                        1997        1998      (UNAUDITED)
                                                                                      ---------  -----------  -----------
ASSETS
Current assets
  Cash and cash equivalents.........................................................  $ 124,092  $   678,096  $ 3,437,628
  Accounts receivable, net of allowance for doubtful accounts of $0, $2,000 and
    $3,500 (unaudited) in 1997, 1998 and 1999, respectively.........................      1,931      500,084       13,120
  Prepaid expenses..................................................................                 140,270      403,067
                                                                                      ---------  -----------  -----------
                                                                                        126,023    1,318,450    3,853,815
Property and equipment, net.........................................................     34,626       99,594      255,877
Other assets........................................................................                  10,363      100,328
                                                                                      ---------  -----------  -----------
    Total assets....................................................................  $ 160,649  $ 1,428,407  $ 4,210,020
                                                                                      ---------  -----------  -----------
                                                                                      ---------  -----------  -----------
LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS'
  EQUITY
Current liabilities
  Accounts payable..................................................................  $  73,768  $   625,982  $   720,003
  Accrued payroll and related benefits..............................................                  38,934       13,858
  Current portion of shareholder loans payable......................................      1,489
  Current portion of capital lease obligation.......................................                  20,391       41,143
                                                                                      ---------  -----------  -----------
                                                                                         75,257      685,307      775,004
                                                                                      ---------  -----------  -----------
Noncurrent portion of shareholder loans payable.....................................     11,791
                                                                                      ---------
Noncurrent portion of capital lease obligation......................................                  27,012       45,584
                                                                                                 -----------  -----------
Commitments and contingencies (Note 5)

Series C mandatorily redeemable convertible preferred stock, no par value; 1,384,615
  (unaudited) shares authorized in 1999; 600,000 (unaudited) shares issued and
  outstanding in 1999; liquidation value of $5.00 per share plus unpaid dividends...                            2,993,045
                                                                                                              -----------
Shareholders' equity
  Series A convertible preferred stock, no par value; 1,142,857 shares authorized in
    1998 and 1999 (unaudited); 1,142,847 shares issued and outstanding in 1998 and
    1999 (unaudited); liquidation value of $1.75 per share..........................               1,964,066    1,964,066
  Series B convertible preferred stock, no par value; 1,000,000 (unaudited) shares authorized in 1999; 705,521 (unaudited) shares issued and outstanding in 1999;
    liquidation value of $3.00 per share............................................                            2,104,830
  Common stock, no par value; 5,000,000, 20,000,000 and 20,000,000 (unaudited), respectively, shares authorized; 1,545,831, 1,579,164 and 1,579,164 (unaudited)
    shares issued and outstanding, respectively.....................................    197,043      314,891      421,604
Deferred compensation...............................................................                (100,203)    (143,244)
Accumulated deficit.................................................................   (123,442)  (1,462,666)  (3,950,869)
                                                                                      ---------  -----------  -----------
                                                                                         73,601      716,088      396,387
                                                                                      ---------  -----------  -----------
    Total liabilities, mandatorily redeemable convertible preferred stock and shareholders' equity...........................................................  $ 160,649  $ 1,428,407  $ 4,210,020
                                                                                      ---------  -----------  -----------
                                                                                      ---------  -----------  -----------


                See accompanying notes to financial statements.

                              GREATFOOD.COM, INC.
                            STATEMENT OF OPERATIONS


                                                                              SIX MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,             JUNE 30,
                                          --------------------------------  ---------------------
                                            1996       1997        1998       1998        1999
                                          ---------  ---------  ----------  ---------  ----------
                                                                                 (UNAUDITED)
Net revenues............................  $  17,530  $ 119,633  $  747,860  $  64,560  $  409,628
Cost of goods sold......................     13,484     91,550     605,140     52,877     345,940
                                          ---------  ---------  ----------  ---------  ----------
Gross profit............................      4,046     28,083     142,720     11,683      63,688
Operating expenses
  Sales and marketing...................     11,028     36,264   1,102,062     48,184   1,709,127
  Product and site development..........        706      8,801      84,000      7,258     153,283
  General and administrative............     52,815     65,707     449,623    100,838     725,193
                                          ---------  ---------  ----------  ---------  ----------
  Total operating expenses..............     64,549    110,772   1,635,685    156,280   2,587,603
                                          ---------  ---------  ----------  ---------  ----------
Loss from operations....................    (60,503)   (82,689) (1,492,965)  (144,597) (2,523,915)
Other income (expense)
  Other income..........................     24,500      3,200         793
  Interest income.......................         63        164      33,298        506      39,426
  Interest expense......................     (3,893)    (2,612)     (3,792)    (1,000)     (3,714)
                                          ---------  ---------  ----------  ---------  ----------
Net loss................................  $ (39,833) $ (81,937) $(1,462,666) $(145,091) $(2,488,203)
                                          ---------  ---------  ----------  ---------  ----------
                                          ---------  ---------  ----------  ---------  ----------
Net loss available to common
  shareholders..........................  $ (39,833) $ (81,937) $(1,462,666) $(145,091) $(2,519,151)
                                          ---------  ---------  ----------  ---------  ----------
                                          ---------  ---------  ----------  ---------  ----------
Basic and diluted net loss per share....  $   (0.04) $   (0.06) $    (0.93) $   (0.09) $    (1.60)
                                          ---------  ---------  ----------  ---------  ----------
                                          ---------  ---------  ----------  ---------  ----------
Weighted average shares outstanding.....  1,007,432  1,273,915   1,579,164  1,579,164   1,579,164
                                          ---------  ---------  ----------  ---------  ----------
                                          ---------  ---------  ----------  ---------  ----------


                See accompanying notes to financial statements.

                              GREATFOOD.COM, INC.
                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                   CONVERTIBLE PREFERRED STOCK
                                                            ------------------------------------------
                                                                  SERIES A              SERIES B            COMMON STOCK
                                                            --------------------  --------------------  --------------------
                                                             SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT
                                                            ---------  ---------  ---------  ---------  ---------  ---------
Balances at December 31, 1995.............................         --  $      --         --  $      --  1,000,000  $  30,090
Net loss..................................................
Capital contribution from founder.........................                                                            18,500
Proceeds from issuance of stock, net......................                                                 87,500     17,500
                                                            ---------  ---------  ---------  ---------  ---------  ---------
Balances at December 31, 1996.............................         --         --         --         --  1,087,500     66,090

Net loss..................................................
Proceeds from issuance of stock, net......................                                                458,331    125,000
Issuance of stock options to non-employees................                                                             2,320
Issuance of warrants......................................                                                             3,633
                                                            ---------  ---------  ---------  ---------  ---------  ---------
Balances at December 31, 1997.............................         --         --         --         --  1,545,831    197,043

Net loss..................................................
Conversion from S corporation to C corporation............                                                          (123,442)
Proceeds from issuance of stock, net......................  1,142,847  1,964,066                           33,333     10,000
Issuance of stock options to employees....................                                                           196,134
Issuance of warrants......................................                                                            35,156
Amortization of deferred compensation.....................
                                                            ---------  ---------  ---------  ---------  ---------  ---------
Balances at December 31, 1998.............................  1,142,847  1,964,066         --         --  1,579,164    314,891

Net loss (unaudited)......................................
Proceeds from issuance of stock, net (unaudited)..........                          705,521  2,104,830
Issuance of stock options to employees (unaudited)........                                                           126,205
Issuance of warrants (unaudited)..........................                                                            11,456
Amortization of deferred compensation (unaudited).........
Accretion of mandatorily redeemable convertible preferred
  stock (unaudited).......................................                                                              (948)
Dividends on mandatorily redeemable convertible preferred
  stock (unaudited).......................................                                                           (30,000)
                                                            ---------  ---------  ---------  ---------  ---------  ---------
Balances at June 30, 1999 (unaudited).....................  1,142,847  $1,964,066   705,521  $2,104,830 1,579,164  $ 421,604
                                                            ---------  ---------  ---------  ---------  ---------  ---------
                                                            ---------  ---------  ---------  ---------  ---------  ---------


                                                              DEFERRED    ACCUMULATED
                                                            COMPENSATION    DEFICIT       TOTAL
                                                            ------------  ------------  ----------
Balances at December 31, 1995.............................   $       --    $   (1,672)  $   28,418
Net loss..................................................                    (39,833)     (39,833)
Capital contribution from founder.........................                                  18,500
Proceeds from issuance of stock, net......................                                  17,500
                                                            ------------  ------------  ----------
Balances at December 31, 1996.............................           --       (41,505)      24,585
Net loss..................................................                    (81,937)     (81,937)
Proceeds from issuance of stock, net......................                                 125,000
Issuance of stock options to non-employees................                                   2,320
Issuance of warrants......................................                                   3,633
                                                            ------------  ------------  ----------
Balances at December 31, 1997.............................           --      (123,442)      73,601
Net loss..................................................                 (1,462,666)  (1,462,666)
Conversion from S corporation to C corporation............                    123,442
Proceeds from issuance of stock, net......................                               1,974,066
Issuance of stock options to employees....................     (196,134)                        --
Issuance of warrants......................................                                  35,156
Amortization of deferred compensation.....................       95,931                     95,931
                                                            ------------  ------------  ----------
Balances at December 31, 1998.............................     (100,203)   (1,462,666)     716,088
Net loss (unaudited)......................................                 (2,488,203)  (2,488,203)
Proceeds from issuance of stock, net (unaudited)..........                               2,104,830
Issuance of stock options to employees (unaudited)........     (126,205)                        --
Issuance of warrants (unaudited)..........................                                  11,456
Amortization of deferred compensation (unaudited).........       83,164                     83,164
Accretion of mandatorily redeemable convertible preferred
  stock (unaudited).......................................                                    (948)
Dividends on mandatorily redeemable convertible preferred
  stock (unaudited).......................................                                 (30,000)
                                                            ------------  ------------  ----------
Balances at June 30, 1999 (unaudited).....................   $ (143,244)   $(3,950,869) $  396,387
                                                            ------------  ------------  ----------
                                                            ------------  ------------  ----------

                See accompanying notes to financial statements.

                              GREATFOOD.COM, INC.

                            STATEMENT OF CASH FLOWS

                                                                                            SIX MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,              JUNE 30,
                                                      ---------------------------------  -----------------------
                                                        1996       1997        1998         1998        1999
                                                      ---------  ---------  -----------  ----------  -----------

                                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..........................................  $ (39,833) $ (81,937) $(1,462,666) $ (145,091) $(2,488,203)
  Adjustments to reconcile net loss to net cash used
    in operating activities
    Depreciation and amortization...................     14,004     14,577       24,827       8,729       32,319
    Amortization of deferred compensation...........                             95,931      18,752       83,164
    Expense related to the issuance of stock options
      and warrants..................................                 5,953        7,737       1,268       11,456
    Changes in:
      Accounts receivable...........................                (1,931)    (498,153)      1,931      486,964
      Prepaid expenses..............................                           (140,270)                (262,797)
      Other assets..................................                             (5,802)                 (91,260)
      Accounts payable..............................     10,549     58,329      552,214     (49,576)      94,021
      Accrued payroll and related benefits..........                             38,934      16,313      (25,076)
                                                      ---------  ---------  -----------  ----------  -----------
      Net cash used in operating activities.........    (15,280)    (5,009)  (1,387,248)   (147,674)  (2,159,412)

CASH FLOWS FROM INVESTING ACTIVITIES
  Additions to property and equipment...............    (25,923)    (8,510)     (34,022)    (11,806)    (133,336)
                                                      ---------  ---------  -----------  ----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from capital contributions from founder
    and issuance of common and preferred stock, net
    of costs........................................     36,000    125,000    1,996,924      10,000    5,066,927
  Proceeds from preferred stock subscriptions.......                                        486,000
  Proceeds from issuance of shareholder loan
    payable.........................................     15,000                  60,000      40,000      100,000
  Payments of shareholder loan payable..............       (330)    (1,390)     (73,280)       (810)    (100,000)
  Payment of capital lease obligation...............                             (8,370)                 (14,647)
                                                      ---------  ---------  -----------  ----------  -----------
      Net cash provided by financing activities.....     50,670    123,610    1,975,274     535,190    5,052,280
                                                      ---------  ---------  -----------  ----------  -----------
Net increase in cash and cash equivalents...........      9,467    110,091      554,004     375,710    2,759,532
Cash and cash equivalents, beginning of period......      4,534     14,001      124,092     124,092      678,096
                                                      ---------  ---------  -----------  ----------  -----------
Cash and cash equivalents, end of period............  $  14,001  $ 124,092  $   678,096  $  499,802  $ 3,437,628
                                                      ---------  ---------  -----------  ----------  -----------
                                                      ---------  ---------  -----------  ----------  -----------

                                SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid for interest..............................  $   3,893  $   2,612  $     3,792  $    1,000  $     3,790

                     SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

Property and equipment purchased under capital
  leases............................................                        $    55,773              $    53,971
Conversion from S corporation to C corporation......                        $   123,442  $  123,442
Issuance of stock warrants..........................                        $    27,419
Issuance of stock options...........................                        $    15,625  $  196,134  $   126,205
Accretion of mandatorily redeemable convertible
  preferred stock...................................                                                 $       948
Dividends on mandatorily redeemable convertible
  preferred stock...................................                                                 $    30,000

                See accompanying notes to financial statements.

                              GREATFOOD.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 1996, 1997 AND 1998

1. NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF THE BUSINESS

    GreatFood.com (the Company) is an electronic commerce company focused on the sale of gourmet and specialty food over the Internet to the retail, corporate gift and wholesale markets. The Company offers a broad selection of high quality branded specialty food products to a wide range of customers for special occasions, parties and gifts. The Company's Web site combines a unique blend of merchandise and related content.

    The Company was incorporated as StratMan Associates, Inc. on August 31, 1995 under the laws of the state of Washington. The Company's name was legally changed to Online Specialty Retailing, Inc. on September 25, 1997, and the name was again legally changed to GreatFood.com, Inc. on May 14, 1999.

    CASH AND CASH EQUIVALENTS

    The Company considers all short term highly liquid investments purchased within three months of their original maturity date to be cash equivalents.

    CONCENTRATION OF CREDIT RISK AND MAJOR SUPPLIERS

    Financial instruments which potentially subject the Company to concentrations of credit risk are primarily accounts receivable and cash and cash equivalents. The majority of the Company's sales are charged to customer credit cards. The Company mitigates its credit risk by receiving preauthorizations on all credit card charges. The Company's customers primarily consist of small retail and wholesale customers, none of which accounted for more than 10% of accounts receivable or net revenues as of and for the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1999 (unaudited). The Company maintains an allowance for doubtful accounts based upon its historical experience and the expected collectibility of all accounts receivable. Credit losses to date have been within the Company's estimates.

    The Company maintains its cash accounts with a financial institution where certain deposits up to $100,000 are insured by the Federal Deposit Insurance Corporation. The Company's deposits in overnight repurchase accounts are not insured.

    The Company purchases its products from specialty food suppliers. In 1996, 1997 and 1998, four suppliers provided 66%, 56%, and 34%, respectively, of the Company's product purchases. In 1998, a fifth supplier provided 12% of the Company's product purchases. For the six months ended June 30, 1998 and June 30, 1999, these five suppliers provided 46% and 28% (unaudited), respectively, of the Company's product purchases.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, accrued payroll and related benefits, capital lease obligations and mandatorily redeemable convertible preferred stock. Except for capital lease obligations and mandatorily redeemable convertible preferred stock, the carrying amounts of financial instruments approximate fair value due to their short maturities. The fair value of capital lease obligations at December 31, 1998 and

                              GREATFOOD.COM, INC.

                        DECEMBER 31, 1996, 1997 AND 1998

1. NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
June 30, 1999 (unaudited) is not materially different from the carrying amount, based on interest rates available to the Company for similar types of arrangements. The fair value of the mandatorily redeemable convertible preferred stock at June 30, 1999 is equal to the estimated initial public offering price of the common stock into which it is convertible plus unpaid dividends (unaudited).

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at historical cost. Depreciation and amortization is computed using the straight line method over the estimated useful lives of the assets or the term of the lease, whichever is shorter. The useful lives of the property and equipment range from three to seven years. Maintenance and repairs, which neither materially add to the value of the property nor prolong its life, are charged to expense as incurred. Gains or losses on dispositions of property and equipment are included in income.

    IMPAIRMENT OF LONG LIVED ASSETS


    The Company periodically evaluates the carrying value of long lived assets to be held and used, including but not limited to, property and equipment and other assets, when events and circumstances warrant such a review. The carrying value of a long lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost to dispose. No losses from impairment have been recognized in the financial statements.


    REVENUE RECOGNITION

    The Company recognizes revenue from product sales, shipping and handling, net of any returns and discounts, when the products are shipped to customers. The Company provides an allowance for sales returns, which to date have not been significant, based on historical experience.

    PRODUCT AND SITE DEVELOPMENT

    Product and site development expenses consist principally of payroll and related expenses for Web site development and systems personnel and systems programming costs. To date, all product and site development costs have been expensed as incurred.

    ADVERTISING COSTS

    The Company utilizes print and online advertising, direct mail, trade shows and online promotions to expand brand and product awareness. The Company's online advertising contracts include contracts for presence on third party Web sites and Internet page impressions. These contracts require either monthly or quarterly payments and range in length from one to sixteen months. Costs incurred for online advertising contracts are recognized ratably over the term of the arrangements. All other advertising costs are expensed as incurred. Advertising costs for 1996, 1997 and 1998 were $11,028,

                              GREATFOOD.COM, INC.

                        DECEMBER 31, 1996, 1997 AND 1998

1. NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
$26,864 and $1,044,591, respectively, and for the six months ended June 30, 1998 and June 30, 1999 were $27,779 and $1,623,787 (unaudited), respectively. At December 31, 1998 and June 30, 1999, the Company has recorded in prepaid expenses $138,602 and $28,558 (unaudited), respectively, of prepayments under online advertising contracts.

    INCOME TAXES

    The Company provides for income taxes using the liability method. This method requires recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. If it is more likely than not that some portion of a deferred tax asset will not be realized, a valuation allowance is recorded.

    NET LOSS PER SHARE


    Basic net loss per share represents net loss available to common shareholders divided by the weighted average number of shares outstanding during the period. Diluted net loss per share represents net loss available to common shareholders divided by the weighted average number of shares outstanding including the potentially dilutive impact of common stock options and warrants and convertible preferred stock. Common stock options and warrants are converted using the treasury stock method. Convertible preferred stock is converted using the if converted method. Basic and diluted net loss per share are equal for the periods presented because the impact of common stock equivalents is anti-dilutive. Potentially dilutive securities totaling 126,000 and 2,145,491 shares for 1997 and 1998, respectively, and 551,000 and 3,999,256 (unaudited) for the six months ended June 30, 1998 and June 30, 1999, respectively, were excluded from diluted net loss per share due to their anti-dilutive effect. There were no potentially dilutive securities during 1996.



    The following table sets forth the computation of the numerators in the basic and diluted net loss per share calculation for the periods indicated:


                                                                                          SIX MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,              JUNE 30,
                                                    ---------------------------------  -----------------------
                                                      1996       1997        1998         1998        1999
                                                    ---------  ---------  -----------  ----------  -----------

                                                                                             (UNAUDITED)
Numerator:
  Net loss........................................  $ (39,833) $ (81,937) $(1,462,666) $ (145,091) $(2,488,203)
  Dividends on mandatorily redeemable convertible
    preferred stock...............................                                                     (30,000)
  Accretion of mandatorily redeemable convertible
    preferred stock...............................                                                        (948)
                                                    ---------  ---------  -----------  ----------  -----------
  Net loss available to common
    shareholders..................................  $ (39,833) $ (81,937) $(1,462,666) $ (145,091)  (2,519,151)
                                                    ---------  ---------  -----------  ----------  -----------
                                                    ---------  ---------  -----------  ----------  -----------

                              GREATFOOD.COM, INC.

                        DECEMBER 31, 1996, 1997 AND 1998

1. NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    STOCK OPTIONS

    The Company's stock option plan is subject to the provisions of the Financial Accounting Standards Board (FASB) Statement No. 123, "Accounting for Stock Based Compensation" (SFAS 123). Under the provisions of this statement, employee stock based compensation expense is measured using either the intrinsic value method as prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), or the fair value method. The Company has elected to account for its employee stock based compensation under the provisions of APB 25 and to disclose the pro forma impact of the fair value method on net loss and net loss per share. The Company accounts for stock based awards issued to non-employees in accordance with the fair value method of SFAS 123 and Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments with Variable Terms that are Issued for Consideration other than Employee Services under FASB Statement No. 123."

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    NEW ACCOUNTING PRONOUNCEMENTS

    In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This statement will be effective in 1999 and establishes accounting standards for costs incurred in the acquisition or development and implementation of computer software. These new standards will require the capitalization of certain software implementation costs relating to software acquired or developed and implemented for the Company's use. This statement is not expected to have a significant effect on the Company's financial position or results of operations.

    In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start Up Activities." This statement will be effective in 1999 and will require costs of start up activities and organization costs to be expensed as incurred. This statement is not expected to have a significant effect on the Company's financial position or results of operations.

    The FASB recently issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131). SFAS 131 supersedes SFAS 14, "Financial Reporting for Segments of a Business Enterprise," replacing the "industry segment" approach with the "management approach." The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS 131 also requires disclosures about products and services, geographic areas and major customers. The Company adopted SFAS 131 on January 1, 1998. The Company has determined that it does not have any separately reportable business or geographic segments.

                              GREATFOOD.COM, INC.

                        DECEMBER 31, 1996, 1997 AND 1998

1. NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    UNAUDITED INTERIM FINANCIAL STATEMENTS

    The interim financial data as of June 30, 1999 and for the six months ended June 30, 1999 and June 30, 1998 is unaudited; however, in the opinion of management, the interim data includes all adjustments, consisting only of normal recurring adjustments necessary to present fairly the Company's financial position as of June 30, 1999 and the results of its operations and cash flows for the six months ended June 30, 1999 and 1998.

2. PROPERTY AND EQUIPMENT

    A summary of property and equipment follows:

                                                                                    DECEMBER 31,
                                                                               ----------------------   JUNE 30,
                                                                                  1997        1998        1999
                                                                               ----------  ----------  -----------
                                                                                                       (UNAUDITED)
Computer equipment...........................................................  $   40,108  $   88,149   $ 171,271
Furniture and office equipment...............................................       1,461      42,445     124,896
Software.....................................................................      22,337      23,107      33,235
Leasehold improvements.......................................................                              11,606
                                                                               ----------  ----------  -----------
                                                                                   63,906     153,701     341,008
LESS: Accumulated depreciation and amortization..............................     (29,280)    (54,107)    (85,131)
                                                                               ----------  ----------  -----------
                                                                               $   34,626  $   99,594   $ 255,877
                                                                               ----------  ----------  -----------
                                                                               ----------  ----------  -----------

    Computer and office equipment held under capital leases are included in property and equipment. The cost of the leased equipment is $55,773 and $109,747 (unaudited) at December 31, 1998 and June 30, 1999, respectively. Accumulated amortization for these items was $6,247 and $20,309 (unaudited) at December 31, 1998 and June 30, 1999, respectively.

3. SHAREHOLDER LOANS PAYABLE

    During 1996, a shareholder entered into a $15,000 loan on behalf of the Company for the purchase of property and equipment. The loan was payable in monthly installments over four years, with interest at 13.9% per annum. During 1998, the Company repaid its entire obligation under this loan to the shareholder.

    During 1998, two shareholders each loaned the Company $30,000 for working capital needs prior to obtaining the Series A preferred stock financing. These loans bore interest at 10% per annum. Upon receipt of the proceeds from the Series A financing, the two shareholder notes were repaid.

4. SHAREHOLDERS' EQUITY

    SERIES A CONVERTIBLE PREFERRED STOCK

    In July 1998, the Company issued 1,142,847 shares of Series A convertible preferred stock for $1.75 per share. These shares have voting rights, registration rights and liquidation preferences, and are convertible, on a one for one basis, into common stock at any time at the option of the holder. These

                              GREATFOOD.COM, INC.

                        DECEMBER 31, 1996, 1997 AND 1998

4. SHAREHOLDERS' EQUITY (CONTINUED)
shares automatically convert to common stock upon an initial public offering. The holders of the Series A preferred shares, voting separately as a class, are entitled to elect one member of the Company's Board of Directors.

    STOCK WARRANTS

    During March 1997, the Company issued warrants to purchase 36,000 shares of common stock with an exercise price of $0.20 per share. These warrants were issued to the company from which the Company subleases space in consideration for the shared use of certain technology facilities. The warrants vest ratably over 36 months; vesting ceases upon termination of shared use of the technology facilities. Vested warrants are exercisable through the earlier of (i) March 15, 2002, (ii) the effective date of an initial public offering of the Company's common stock with cash proceeds of at least $10 million (an IPO), (iii) three months following the termination of shared use of the technology facilities or
(vi) the effective date of a merger of the Company or the sale of substantially all of the Company's assets (a Change of Control). The value of these warrants is estimated using the Black Scholes pricing model and is being recorded as general and administrative expense over the vesting period using the accelerated amortization method prescribed by FASB Interpretation No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans" (FIN
28). The Company recognized expense of $3,633 and $7,737 in 1997 and 1998, respectively. Vesting terminated May 14, 1999 upon termination of shared use of technology facilities.

    In conjunction with the Series A preferred stock offering in July 1998, the Company issued 14,286 warrants to purchase common stock with an exercise price of $1.75 per share. The warrants expire after the earlier of ten years, an IPO or a Change of Control. These warrants were recorded at their Black Scholes fair value of $22,858, which was recorded as a stock issue cost.

    In August 1998, the Company issued warrants to purchase 2,858 shares of common stock with an exercise price of $1.75 per share. The warrants expire after the earlier of ten years, an IPO or a Change of Control. These warrants were issued in conjunction with obtaining a capital lease line. The warrants were recorded at their Black Scholes fair value of $4,561, which was recorded as a debt issue cost and is being amortized over the term of the capital lease line.

    In October 1998, the Company issued warrants to purchase 300,000 shares of common stock with an exercise price of $3.00 per share. These warrants were issued in conjunction with entering into a marketing agreement. The Company may cancel the marketing agreement and these warrants if certain sales targets are not achieved by December 31, 1999. The warrants become exercisable on February 1, 2000, if not previously canceled, and remain exercisable through the earlier of (i) December 31, 2001, (ii) 30 days following notice of completion of a stock sale of at least $500,000 on or after December 31, 2000 or (iii) the date, if any, the marketing agreement is terminated. The Company will record the value of the warrants when it determines that it is probable that the sales targets will be achieved. No value for the warrants was recorded during 1998.

    STOCK OPTION PLAN

    In September 1997, the Company adopted the 1997 Stock Incentive Plan (the
Plan) which provides for the granting of incentive stock options to key employees and non qualified stock options to

                              GREATFOOD.COM, INC.

                        DECEMBER 31, 1996, 1997 AND 1998

4. SHAREHOLDERS' EQUITY (CONTINUED)
employees, consultants, and nonemployee directors of the Company. The Plan also contains provisions for stock bonuses, cash bonus rights, performance units and other stock based incentives. A maximum of 1,000,000 shares of common stock may be issued under the Plan. In May 1999, the maximum number of common shares reserved for issuance under the Plan was increased to 1,600,000 shares.

    The option price, number of shares, grant date and vesting schedule are determined at the discretion of the Company's board of directors. While some options vest immediately upon grant, options generally vest over one to five years and are exercisable for a period not to exceed ten years from the grant date.

    In 1997, compensation expense of $2,320 was recognized under the Plan for certain options granted to third parties. The fair value of each option grant was estimated on the date of grant using the Black Scholes option pricing model. The Company did not grant any options to third parties in 1996 and 1998.

    In 1998, compensation expense of $95,931 was recognized under the Plan for certain options that were granted to employees with exercise prices below the fair value of the common stock. The compensation expense represents the differential between the exercise price and the fair value, as determined by the board of directors. Compensation related to these options is recognized as expense using the accelerated method of FIN 28. There was no compensation expense relating to option grants with exercise prices below fair market value in 1996 or 1997.

    Had the Company determined compensation expense based on the fair value of the option at the grant date for its stock options issued to employees, the Company's net loss and net loss per share would have been increased to the pro forma amounts indicated below:

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                      -------------------------
                                                                                         1997         1998
                                                                                      ----------  -------------
Net loss
  As reported.......................................................................  $  (81,937) $  (1,462,666)
  Pro forma.........................................................................  $  (82,903) $  (1,502,441)
Basic and diluted net loss per share
  As reported.......................................................................  $    (0.06) $       (0.93)
  Pro forma.........................................................................  $    (0.07) $       (0.95)

    The fair value of each option grant is estimated on the date of grant using the minimum value option pricing model. The following weighted average assumptions were used for employee stock option grants in 1997 and 1998, respectively: risk free interest rate at grant date of 5.99% and 5.48%, expected lives of 4.1 and 4.6 years and 0% volatility and no dividends in both years.

    The full impact of calculating compensation expense for stock options based on fair value at the grant date is not reflected in the pro forma net loss amounts because compensation expense is reflected over the options' vesting period. In addition, because the determination of the fair value of all options granted after such time as the Company becomes a public entity will include an expected volatility factor in addition to the factors described in the preceeding paragraph, the above results may not be representative of future periods.

                              GREATFOOD.COM, INC.

                        DECEMBER 31, 1996, 1997 AND 1998

4. SHAREHOLDERS' EQUITY (CONTINUED)

    The following summarizes the activity under the Plan:

                                                                                NUMBER OF     WEIGHTED-    WEIGHTED-
                                                                               SHARES UNDER    AVERAGE      AVERAGE
                                                                                  OPTION      EXERCISE    GRANT DATE
                                                                                AGREEMENTS      PRICE     FAIR VALUE
                                                                               ------------  -----------  -----------
Options granted during 1997..................................................       90,000    $    0.30    $    0.08
                                                                               ------------
Balance at December 31, 1997.................................................       90,000    $    0.30
Options granted..............................................................      559,500    $    1.17    $    0.29
                                                                               ------------
Balance at December 31, 1998.................................................      649,500    $    1.05
                                                                               ------------
                                                                               ------------
Options exercisable at:
  December 31, 1997..........................................................       10,000    $    0.30
  December 31, 1998..........................................................      180,139    $    0.62

    At December 31, 1998, 350,500 shares remained reserved and available for grant under the Plan.

    The following table summarizes information about stock options outstanding under the Plan at December 31, 1998:

                             WEIGHTED-
                              AVERAGE       WEIGHTED-                 WEIGHTED-
                             REMAINING       AVERAGE                   AVERAGE
 EXERCISE      NUMBER       CONTRACTUAL     EXERCISE      NUMBER      EXERCISE
   PRICE     OUTSTANDING       LIFE           PRICE     EXERCISABLE     PRICE
-----------  -----------  ---------------  -----------  -----------  -----------
 $    0.30      315,000            7.7      $    0.30      140,139    $    0.30
 $    1.75      334,500            9.1      $    1.75       40,000    $    1.75
             -----------                                -----------
                649,500            8.4      $    1.05      180,139    $    0.62
             -----------                                -----------
             -----------                                -----------

                              GREATFOOD.COM, INC.

                        DECEMBER 31, 1996, 1997 AND 1998

5. COMMITMENTS

CAPITAL LEASES

    The Company leases various equipment under capital lease agreements which expire at various dates between February 2001 and June 2001. Future minimum lease payments under capital leases at December 31, 1998 are as follows:

YEAR ENDING DECEMBER 31,
    1999..........................................................  $  24,415
    2000..........................................................     24,788
    2001..........................................................      5,810
                                                                    ---------
Total minimum lease payments......................................     55,013

LESS: Portion representing interest...............................     (7,610)
                                                                    ---------
Present value of capital lease obligation.........................     47,403

LESS: Current portion.............................................    (20,391)
                                                                    ---------
Noncurrent portion of capital lease obligation....................  $  27,012
                                                                    ---------
                                                                    ---------

    At December 31, 1998, the Company had a $50,000 capital lease line, $2,597 of which remained unused. In March 1999, the total amount available under this capital lease line was increased to $100,000.

OPERATING LEASES

    As of December 31, 1998 the Company sublet its office facilities on a month to month basis from a company whose chief executive officer is a shareholder and director of the Company. This sublease was terminated in April 1999. In March 1999, the Company entered into an operating lease of office space from a shareholder. The three year lease term expires February 2002 with a termination option available in September 2000 and is subject to one three year renewal option at the then fair market rent. Monthly rental payments under this lease are $4,313.

    Operating lease expense was $0, $1,413 and $5,631 in 1996, 1997 and 1998, respectively, and $997 and $10,675 (unaudited) for the six months ended June 30, 1998 and June 30, 1999, respectively.

ADVERTISING AND AFFILIATE AGREEMENTS

    The Company has entered into several long term agreements to display its logo and other messages on third party Web sites. Under these agreements, the Company pays a fixed monthly or quarterly fee. One agreement also requires the Company to pay commissions on sales generated through the agreement. During 1998, the Company paid $745,360 under these and other short term agreements, including $1,215 in commissions. At December 31, 1998, future minimum payments under these agreements are approximately $1,418,000 all payable in 1999. During 1999, the Company entered into additional advertising agreements.

    In May 1999, the Company entered into an affiliate agreement with a community oriented Web site. The affiliate program encourages users to create links to the Company's Web site. Under this

                              GREATFOOD.COM, INC.

                        DECEMBER 31, 1996, 1997 AND 1998

5. COMMITMENTS (CONTINUED)
agreement, the Company pays a fixed monthly fee of $25,000 through May 2000, as well as referral fees.

OTHER COMMITMENTS

    In March 1999, the Company entered into an arrangement to purchase Web site hosting services and license order processing software from a third party for a monthly fee. For monthly sales up to $2,500,000, the monthly base fee is $12,500, with an incremental transaction fee of 2% per sales dollar. For monthly sales in excess of $2,500,000, the monthly base fee is $62,500, with an incremental transaction fee of 1% per sales dollar in excess of $2,500,000. This agreement has an initial term of two years and will be automatically renewed if not previously cancelled.

6. INCOME TAXES

    Effective January 1, 1998, the Company became a C corporation for income tax reporting purposes. Previously, it was organized as an S Corporation, and as such, the tax effects were passed directly to the shareholders. A current provision for income taxes has not been recorded for the year ended December 31, 1998 due to taxable losses incurred during the year. A valuation allowance has been recorded for deferred tax assets because realization is primarily dependent on generating sufficient taxable income prior to expiration of net operating loss carry forwards.

    At December 31, 1998, the Company has net operating loss carry forwards which have been generated since becoming a C corporation of approximately $1,347,000 which will expire in the year 2018, if not previously utilized. Should certain changes in the Company's ownership occur, there could be a limitation on the utilization of these net operating losses.

    Temporary differences that give rise to the Company's deferred tax assets and liabilities comprise the following at December 31, 1998:

Deferred income tax assets:
  Net operating loss carry forwards..............................  $ 458,000
  Stock options and warrants.....................................     35,000
  Allowance for doubtful accounts................................      1,000
  Accrued liabilities............................................      3,000
                                                                   ---------
                                                                     497,000
                                                                   ---------

Deferred income tax liabilities:
  Depreciation and amortization..................................     (1,000)
                                                                   ---------
                                                                     496,000
Valuation allowance..............................................   (496,000)
                                                                   ---------
                                                                   $      --
                                                                   ---------
                                                                   ---------

                              GREATFOOD.COM, INC.

                        DECEMBER 31, 1996, 1997 AND 1998

6. INCOME TAXES (CONTINUED)
    For 1998, the first year in which the Company was a C corporation, a reconciliation of taxes on loss at the federal statutory rate is as follows:

Tax at statutory rate............................................  $(497,306)
Nondeductible items..............................................      1,306
Change in valuation allowance....................................    496,000
                                                                   ---------
                                                                   $      --
                                                                   ---------
                                                                   ---------

7. SUBSEQUENT EVENTS

    On March 18, 1999, the Company sold 705,521 shares of Series B convertible preferred stock for $3.00 per share, or approximately $2.1 million. These shares are convertible into common stock on a one-for-one basis and have rights and preferences similar to the Series A preferred shares, including automatic conversion into common stock upon an initial public offering. On May 17, 1999, the Company sold 600,000 shares of Series C mandatorily redeemable convertible preferred stock for $5.00 per share, or $3,000,000. The Company also has the option to sell an additional 300,000 shares of Series C preferred stock at $5.00 per share prior to May 17, 2000. In connection with the sale of the Series C shares, the Company issued warrants to purchase up to a total of 323,077 shares of Series C preferred stock at $.01 per share (up to 484,615 shares if the Company exercises its option to sell the additional 300,000 shares). These warrants will be exercisable in the event that the Company does not complete a public offering of at least $10,000,000 of common stock at a price of at least $10.00 per share by January 31, 2000. The Series C preferred shares automatically convert into common stock on a one for one basis upon a qualified initial public offering.


    In April 1999, the Company issued warrants to purchase 1,667 shares of common stock with an exercise price of $3.00 per share in conjunction with increasing its capital lease line. The terms of these warrants are similar to those issued in August 1998. Between January 1, 1999 and May 17, 1999, the Company issued 214,000 common stock options to employees at a weighted average exercise price of $4.05 per share.

                                 [LOGO]

Until            , 1999, which is 90 days after the date of this prospectus, all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


    The following table sets forth the costs and expenses, other than underwriting discounts and commissions to be paid by GreatFood.com, in connection with this offering. All amounts shown are estimates except for the registration fee.



SEC registration fee..............................................................  $   10,790
Blue Sky fees and expenses........................................................      10,000
Printing and engraving expenses...................................................      20,000
Legal fees and expenses...........................................................      30,000
Accounting fees and expenses......................................................      15,000
Miscellaneous expenses............................................................       4,210
                                                                                    ----------
    Total.........................................................................      90,000
                                                                                    ----------
                                                                                    ----------


ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Sections 23B.08.500 through 23.B.08.600 of the Washington Business Corporation Act (the "WBCA") authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). The directors and officers of the registrant also may be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy maintained by the registrant for such purpose.


    Section 23B.08.320 of the WBCA authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omission as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article VIII of the registrant's Amended and Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the registrant and its shareholders.



    The registrant has entered into certain indemnification agreements with its directors and certain of its officers, the form of which is attached as Exhibit
10.1 to this Registration Statement and incorporated hereby by reference. The indemnification agreements provide the registrant's directors and certain of its officers with indemnification to the maximum extent permitted by the WBCA.


ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    Since May 1996, the registrant has issued and sold unregistered securities as follows:

    (1) Between December 1996 and March 1997, the registrant issued an aggregate of 212,500 shares of common stock in a private placement to three accredited investors. The aggregate consideration received for such shares was $42,500.

    (2) On March 15, 1997, the registrant issued a warrant for the purchase of 36,000 shares of common stock with an exercise price of $0.20 per share to The Cobalt Group, Inc. in consideration of The Cobalt Group hosting the registrant's servers and providing the registrant with high speed Internet access.

    (3) Between September 1997 and January 1998, the registrant issued an aggregate of 366,664 shares of common stock in a private placement to eight accredited investors. The aggregate consideration received for such shares was $109,999.

    (4) On July 17, 1998, the registrant issued an aggregate of 1,142,847 shares of Series A preferred stock to twenty two accredited investors pursuant to a Series A preferred stock purchase agreement. The aggregate consideration received for such shares was $1,999,982.

    (5) On July 20, 1998, the registrant issued a warrant for the purchase of 14,286 shares of common stock with an exercise price of $1.75 per share to William Cuff, the President of the registrant.

    (6) On August 23, 1998, the registrant issued a warrant for the purchase of 2,858 shares of common stock with an exercise price of $1.75 and on April 9, 1999, the registrant issued a warrant for the purchase of 1,667 shares of common stock with an exercise price of $3.00, each as partial consideration for obtaining a capital lease credit line.

    (7) On October 5, 1998, the registrant issued a warrant for the purchase of 300,000 shares of common stock with an exercise price of $3.00 per share to Peapod, Inc. as partial consideration for Peapod's performance under a marketing agreement between Peapod and the registrant.

    (8) The registrant issued an aggregate of 705,521 shares of Series B preferred stock in a private placement on March 18, 1999 to twenty seven accredited investors pursuant to a Series B Preferred Stock Purchase Agreement. The aggregate consideration received for such shares was $2,116,563.

    (9) On May 17, 1999, the registrant sold 600,000 shares of Series C preferred stock to four accredited investors. The aggregate consideration received for such shares was $3,000,000. The purchasers of the Series C preferred stock also agreed to purchase, at the registrant's option, up to 300,000 additional shares of Series C preferred stock at $5.00 per share. The registrant has until May 17, 2000 to exercise this option. The purchasers of the Series C preferred stock also received warrants to purchase up to a total of 323,077 additional shares of Series C preferred stock at $.01 per share (up to 484,615 shares if the registrant exercises the option to sell 300,000 additional shares of Series C preferred stock).


   (10) From September 1997 through August 31, 1999, the registrant granted stock options to purchase an aggregate of 991,000 shares of common stock to employees, executive officers, consultants and directors with exercise prices ranging from $0.30 to $11.00 per share pursuant to the registrant's 1997 Stock Incentive Plan in consideration for services.



   (11) On July 23, 1999, the registrant issued 25,000 shares to The Cobalt Group for an aggregate price of $5,000 pursuant to the exercise of the warrant issued to them on March 15, 1997.


    The issuances described above in this Item 15 were deemed exempt from registration under the Securities Act in reliance on either (1) Rule 701 promulgated under the Securities Act of 1933 as offers or sales of securities pursuant to certain compensatory benefit plans and contracts relating to compensation in compliance with Rule 701 and (2) Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

    No underwriters were used in connection with these issuances. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about GreatFood.com or had access, through employment or other relationships, to such information.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS


 EXHIBIT
  NUMBER    DESCRIPTION OF DOCUMENT
----------  ------------------------------------------------------------------------------------------------------
  1.1++     Form of Placement Agency Agreement.
  3.1+      Amended and Restated Articles of Incorporation of the registrant, as amended to date.
  3.2++     Form of Amended and Restated Articles of Incorporation of the registrant to be in effect immediately prior to the closing of this offering.
  3.3+      Amended and Restated Bylaws of the registrant.
  3.4+      Form of Amended and Restated Bylaws of the registrant to be in effect immediately prior to the closing of this offering.
  4.1+      Amended and Restated Investors' Rights Agreement, dated March 18, 1999, as amended to date.
  4.2+      Registration Rights Agreement, dated May 17, 1999, between the registrant and the persons listed on the schedule of purchasers attached thereto.
  5.1++     Opinion of Heller Ehrman White & McAuliffe as to the legality of the shares.
 10.1+      1997 Stock Incentive Plan, as amended.
 10.2+      1999 Employee Stock Purchase Plan.
 10.3+      Form of Series A Preferred Stock Purchase Agreement, dated July 17, 1998, between the registrant and the investors named therein.
 10.4+      Form of Series B Preferred Stock Purchase Agreement, dated March 18, 1999, between the registrant and the investors named therein.
 10.5+      Series C Preferred Stock Purchase Agreement, dated May 17, 1999, between the registrant and the investors named therein.
 10.6+      Form of Indemnification Agreement between the registrant and each of its directors and executive officers.
 10.7+      Employment Letter Agreement, dated April 2, 1998, between the registrant and William Cuff.
 10.8+      Lease Agreement, dated January 25, 1999, between the registrant and Eastlake at Hamlin, LLC.
 10.9+      Equipment Lease, dated August 23, 1998, between the registrant and First Portland Corporation.
 10.10*     "Pages that Pay" Affiliates Program Merchant Agreement, dated May, 1999, between the registrant and
            GeoCities.
 10.11*     Shopping Channel Promotional Agreement, dated October 1, 1998, between the registrant and America
            Online, Inc.
 10.12*     Advertising Insertion Order, dated March 15, 1999, between the registrant and Yahoo! Inc.
 10.13*     Sponsorship Agreement, dated September 17, 1998, between the registrant and Excite, Inc. with respect to the Excite Network.
 10.14*     Sponsorship Agreement, dated September 17, 1998, between the registrant and Excite, Inc. with respect to the Netscape Network.
 10.15+     Internet Data Center Services Agreement, dated April 10, 1999, between the registrant and Exodus
            Communications, Inc.
 10.16*     Pandesic Agreement, dated March 18, 1999, between the registrant and Pandesic LLC.
 10.17+     Professional Services Agreement, dated July 8, 1996, between the registrant and Netscape
            Communications Corporation.

 EXHIBIT
  NUMBER    DESCRIPTION OF DOCUMENT
----------  ------------------------------------------------------------------------------------------------------
 10.18+*    Marketing Partners Agreement, dated October 5, 1998, between the registrant and Peapod, Inc.
 10.19+     Common Stock Purchase Warrant, dated March 15, 1997, issued by the registrant to The Cobalt Group,
            Inc.
 10.20+     Common Stock Purchase Warrant, dated July 20, 1998, issued by the registrant to William Cuff.
 10.21+     Common Stock Purchase Warrant, dated August 23, 1998, issued by the registrant to First Portland
            Corporation.
 10.22+     Common Stock Purchase Warrant, dated April 9, 1999, issued by the registrant to First Portland
            Corporation.
 10.23+     Common Stock Purchase Warrant, dated October 5, 1998, issued by the registrant to Peapod, Inc.
 10.24+     Form of Series C Preferred Stock Warrant, dated May 17, 1999, issued by the registrant to purchasers of Series C preferred stock.
 10.25++    Form of Series D Preferred Stock Purchase Agreement
 10.26      Advertising Insertion Order, dated August 24, 1999, between the registrant and America Online, Inc.
 10.27      Lease Agreement, dated July 27, 1999, between the registrant and Blume Eastlake Limited Partnership.
 21.1+      List of Subsidiaries.
 23.1       Consent of PricewaterhouseCoopers LLP, Independent Accountants.
 23.2++     Consent of Heller Ehrman White & McAuliffe (included in Exhibit 5.1).
 23.3+      Consent of Jupiter Communications.
 23.4+      Consent of International Data Corporation.
 23.5+      Consent of Kalorama Information LLC (with respect to Packaged Facts study).
 23.6+      Consent of BizRate.com.
 24.1+      Power of Attorney (included on page II-6).
 27.1+      Financial Data Schedule (EDGAR filed version only).


------------------------

+  Previously filed

++ To be filed by amendment

* Certain portions of this document have been omitted pursuant to a confidential treatment request.

(B) FINANCIAL STATEMENT SCHEDULES

    All schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification by GreatFood.com for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of GreatFood.com pursuant to the provisions described in Item 14 above, or otherwise, GreatFood.com has been advised that in the opinion of the

Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by GreatFood.com of expenses incurred or paid by a director, officer, or controlling person of GreatFood.com in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, GreatFood.com will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.


    The undersigned registrant hereby undertakes:



        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:



            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;



            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;



           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;



        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and



        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, GreatFood.com certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Seattle, State of Washington, on the 16th day of September, 1999.


                                GREATFOOD.COM, INC.

                                By:   /s/ BENJAMIN NOURSE
                                      ------------------------------------------
                                      Benjamin Nourse
                                      CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF
                                      THE BOARD OF DIRECTORS

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


             SIGNATURE                            TITLE                      DATE
------------------------------------  ------------------------------  -------------------

                                         Chief Executive Officer,
        /s/ BENJAMIN NOURSE              Chairman of the Board of
------------------------------------     Directors, and Secretary     September 16, 1999
          Benjamin Nourse             (Principal Executive Officer)

                 *
------------------------------------      President and Director      September 16, 1999
            William Cuff

                                      Vice President of Finance and
                 *                       Administration and Chief
------------------------------------   Financial Officer (Principal   September 16, 1999
           Gayle Stetson                      Financial and
                                           Accounting Officer)

                 *
------------------------------------             Director             September 16, 1999
       R. Stockton Rush, III

                 *
------------------------------------             Director             September 16, 1999
          Geoffrey Barker

                 *
------------------------------------             Director             September 16, 1999
           David E. Wyman

                 *
------------------------------------             Director             September 16, 1999
          Mark Koulogeorge

     *By:  /s/ BENJAMIN NOURSE
   ------------------------------
          Benjamin Nourse
         (ATTORNEY-IN-FACT)

                               INDEX TO EXHIBITS


 EXHIBIT
  NUMBER    DESCRIPTION OF DOCUMENT
----------  ------------------------------------------------------------------------------------------------------
  1.1++     Form of Placement Agency Agreement.
  3.1+      Amended and Restated Articles of Incorporation of the registrant, as amended to date.
  3.2++     Form of Amended and Restated Articles of Incorporation of the registrant to be in effect immediately prior to the closing of this offering.
  3.3+      Amended and Restated Bylaws of the registrant.
  3.4+      Form of Amended and Restated Bylaws of the registrant to be in effect immediately prior to the closing of this offering.
  4.1+      Amended and Restated Investors' Rights Agreement, dated March 18, 1999, as amended to date.
  4.2+      Registration Rights Agreement, dated May 17, 1999, between the registrant and the persons listed on the schedule of purchasers attached thereto.
  5.1++     Opinion of Heller Ehrman White & McAuliffe as to the legality of the shares.
 10.1+      1997 Stock Incentive Plan, as amended.
 10.2+      1999 Employee Stock Purchase Plan.
 10.3+      Form of Series A Preferred Stock Purchase Agreement, dated July 17, 1998, between the registrant and the investors named therein.
 10.4+      Form of Series B Preferred Stock Purchase Agreement, dated March 18, 1999, between the registrant and the investors named therein.
 10.5+      Series C Preferred Stock Purchase Agreement, dated May 17, 1999, between the registrant and the investors named therein.
 10.6+      Form of Indemnification Agreement between the registrant and each of its directors and executive officers.
 10.7+      Employment Letter Agreement, dated April 2, 1998, between the registrant and William Cuff.
 10.8+      Lease Agreement, dated January 25, 1999, between the registrant and Eastlake at Hamlin, LLC.
 10.9+      Equipment Lease, dated August 23, 1998, between the registrant and First Portland Corporation.
 10.10*     "Pages that Pay" Affiliates Program Merchant Agreement, dated May, 1999, between the registrant and
            GeoCities.
 10.11*     Shopping Channel Promotional Agreement, dated October 1, 1998, between the registrant and America
            Online, Inc.
 10.12*     Advertising Insertion Order, dated March 15, 1999, between the registrant and Yahoo! Inc.
 10.13*     Sponsorship Agreement, dated September 17, 1998, between the registrant and Excite, Inc. with respect to the Excite Network.
 10.14*     Sponsorship Agreement, dated September 17, 1998, between the registrant and Excite, Inc. with respect to the Netscape Network.
 10.15+     Internet Data Center Services Agreement, dated April 10, 1999, between the registrant and Exodus
            Communications, Inc.
 10.16*     Pandesic Agreement, dated March 18, 1999, between the registrant and Pandesic LLC.
 10.17+     Professional Services Agreement, dated July 8, 1996, between the registrant and Netscape
            Communications Corporation.
 10.18+*    Marketing Partners Agreement, dated October 5, 1998, between the registrant and Peapod, Inc.

 EXHIBIT
  NUMBER    DESCRIPTION OF DOCUMENT
----------  ------------------------------------------------------------------------------------------------------
 10.19+     Common Stock Purchase Warrant, dated March 15, 1997, issued by the registrant to The Cobalt Group,
            Inc.
 10.20+     Common Stock Purchase Warrant, dated July 20, 1998, issued by the registrant to William Cuff.
 10.21+     Common Stock Purchase Warrant, dated August 23, 1998, issued by the registrant to First Portland
            Corporation.
 10.22+     Common Stock Purchase Warrant, dated April 9, 1999, issued by the registrant to First Portland
            Corporation.
 10.23+     Common Stock Purchase Warrant, dated October 5, 1998, issued by the registrant to Peapod, Inc.
 10.24+     Form of Series C Preferred Stock Warrant, dated May 17, 1999, issued by the registrant to purchasers of Series C preferred stock.
 10.25++    Form of Series D Preferred Stock Purchase Agreement.
 10.26      Advertising Insertion Order, dated August 24, 1999, between the registrant and America Online, Inc.
 10.27      Lease Agreement, dated July 27, 1999, between the registrant and Blume Eastlake Limited Partnership.
 21.1+      List of Subsidiaries.
 23.1       Consent of PricewaterhouseCoopers LLP, Independent Accountants.
 23.2++     Consent of Heller Ehrman White & McAuliffe (included in Exhibit 5.1).
 23.3+      Consent of Jupiter Communications.
 23.4+      Consent of International Data Corporation.
 23.5+      Consent of Kalorama Information LLC (with respect to Packaged Facts study).
 23.6+      Consent of BizRate.com.
 24.1+      Power of Attorney (included on page II-6).
 27.1+      Financial Data Schedule (EDGAR filed version only).


------------------------

+  Previously filed

++ To be filed by amendment

* Certain portions of this document have been omitted pursuant to a confidential treatment request.